UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Telephone and Data Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a 6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

TELEPHONE AND DATA SYSTEMS, INC. 30 North LaSalle Street Suite 4000 Chicago, Illinois 60602 Phone: (312) 630-1900

April 8, 2020

Dear Shareholders
You are cordially invited to attend the 2020 annual meeting of shareholders ("2020 Annual Meeting") of Telephone and Data Systems, Inc. ("TDS") on Thursday, May 21, 2020, at 9:00 a.m., central time, at Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois*.
The formal Notice of the 2020 Annual Meeting of Shareholders and Proxy Statement ("2020 Proxy Statement") of our board of directors is attached. Also enclosed is our 2019 Annual Report to Shareholders ("2019 Annual Report"). At our 2020 Annual Meeting, shareholders are being asked to take the following actions:

1.	elect the director nominees named in the attached 2020 Proxy Statement;

2.	ratify the selection of independent registered public accountant for the current fiscal year;

3.	approve the TDS 2020 Long-Term Incentive Plan which would authorize 5 million Common Shares for issuance under the plan;

4.	approve, on an advisory basis, the compensation of our named executive officers as disclosed in the attached 2020 Proxy Statement (commonly known as "Say-on-Pay"); and

5.	consider a proposal submitted by a shareholder.

Your board of directors recommends a vote "FOR" its nominees for election as directors, "FOR" the proposal to ratify accountants, "FOR" the TDS 2020 Long-Term Incentive Plan, "FOR" approval of the Say-on-Pay proposal, and "AGAINST" the proposal submitted by a shareholder.
We would like to have as many shareholders as possible represented at the 2020 Annual Meeting. Therefore, whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card(s), or vote on the Internet in accordance with the instructions set forth on the proxy card(s).
*We are monitoring the rapidly evolving impact of the coronavirus (COVID-19).  The health and safety of our employees and shareholders is of the utmost importance to TDS.  If developments warrant, we may need to change the location of the Annual Meeting or switch to a virtual-only meeting.  Any change will be announced in a press release and a filing with the Securities and Exchange Commission.  If we take this step, we will publicly announce the decision to do so as promptly as practicable and include details on how to participate. If you are planning to attend the meeting, please monitor our website at investors.tdsinc.com/proxy/ for updated information.

Very truly yours,

LeRoy T. Carlson, Jr.	Walter C. D. Carlson
President and Chief Executive Officer	Chairman of the Board

Dear Shareholders,
TDS' mission is to provide outstanding communication services to our customers and meet the needs of our shareholders, our people, and our communities. In pursuing this mission, we seek to continuously grow our businesses, create opportunities for our associates and employees, and steadily build value over the long term for our shareholders.

In these uncertain times, The TDS Family of Businesses is taking appropriate steps to advise and to protect associates, their families, our customers and the communities we serve. We are providing critical communications and data services that customers and communities depend on. This responsibility means that we must keep our networks and data centers strong. We are prepared for data volumes quickly increasing and for sustaining higher volumes for months ahead.

Through all of this, we are providing outstanding communications services to our customers. We are investing in the TDS Family of Businesses to bring our customers ever higher-quality wireless and broadband services that position the company for long-term sustainability and growth.

U.S. Cellular
In 2019, U.S. Cellular executed on our customer-centric strategy by increasing smartphone subscribers and revenues. We launched our “Bringing Fairness to Wireless” branding campaign rooted in values and strengths that have been core to U.S. Cellular and our customers since the Company’s beginning. We continued to enhance our network with the initiation of a multi-year modernization plan which will ready our network for 5G initiatives and the exciting opportunities this technology will bring. U.S. Cellular's key objectives for 2020 include elevating brand relevance and focus on customer engagement and focusing on expanding new and emerging revenue streams. We continue invest in the future through advancing our network and maintaining our initiatives focused on managing costs.

TDS Telecom
In 2019, TDS Telecom concentrated on investments in broadband to bring high-speed service to our customers. We expanded our fiber footprint both inside and outside of our current markets, and 30% of our wireline service addresses are now served by fiber. Cable connections also grew, led by strong increases in broadband connections and the acquisition of the cable company, Continuum, a growing company located near Charlotte, North Carolina.

OneNeck IT Solutions
OneNeck IT Solutions had a strong finish to 2019 showing revenue growth while driving operational improvements in its cost structure. We are well positioned going into 2020 as we continue to leverage a multi-cloud strategy with plans to roll out our next generation ReliaCloud platform and plans to expand upon our hybrid private-public cloud by offering additional platform-based services via both ReliaCloud and Azure.

At TDS corporate, we maintain a financially sound foundation so that all our businesses can take advantage of growth opportunities to enhance their competitive positions.

We continue to return value to our shareholders primarily through our cash dividends, which have increased every year for the past 46 years.

LeRoy T. Carlson, Jr.	Walter C. D. Carlson
President and Chief Executive Officer	Chairman of the Board

2020 Proxy Statement Summary

Annual Meeting Information
Time and Date	May 21, 2020 at 9:00 a.m. central time
Place	Sidley Austin LLP, One South Dearborn Street, Chicago, IL 60603*
Record Date	March 27, 2020
Webcast	investors.tdsinc.com
Strong Corporate Governance Practices

•	Annual election of all directors

•	Directors, officers and certain other employees prohibited from pledging or hedging shares

•	Charter and bylaws can be amended by a simple majority vote

•	The positions of Chairman of the Board and President/Chief Executive Officer are separate

•	Guidelines recommending that TDS Directors serve on no more than three other public company boards

•	Succession planning sessions are held at least annually

•	Cybersecurity oversight by the full Board, the Audit Committee and the Technology Advisory Group

•	Stock ownership requirements of three times annual retainer for board members

•	Annual self-assessment of board and its committees

Committee Practices

•	TDS has an entirely independent Compensation Committee even though, as a controlled company, TDS is not required to do so

•	In order to further tie pay to performance, the Compensation Committee began issuing performance-based shares in 2016

•
TDS has a Corporate Governance and Nominating Committee (CGNC) even though, as a controlled company, TDS is not required to do so. The CGNC operates in a manner that is intended to reflect good corporate governance and other best practices

Shareholder Engagement
TDS has an open-door policy for its shareholders to meet with management. Our goal is ongoing engagement and we value the views and opinions of our shareholders.
Board Refreshment
TDS believes that new perspectives can be important to a well-run Board. At the same time, it is equally important to benefit from the valuable experience that longer-serving Directors bring to the Boardroom. Since 2016, TDS has refreshed its Board, replacing 3 Board members. This has also served to add diversity and reduce the average tenure of the Board from 19 years to 17 years.

Proposal 1—Director Nominees
Our Board of Directors has nominated 12 directors for election at the 2020 Annual Meeting (Proposal Item No. 1) beginning on page 5.
Each of the nominees brings a broad range of experiences and skills to provide effective oversight of the Board. See biographies on pages 6-11. The board of directors unanimously recommends that you vote "FOR" the nominees.
*We are monitoring the rapidly evolving impact of the coronavirus (COVID-19).  The health and safety of our employees and shareholders is of the utmost importance to TDS.  If developments warrant, we may need to change the location of the Annual Meeting or switch to a virtual-only meeting.  Any change will be announced in a press release and a filing with the Securities and Exchange Commission.  If we take this step, we will publicly announce the decision to do so as promptly as practicable and include details on how to participate. If you are planning to attend the meeting, please monitor our website at investors.tdsinc.com/proxy/ for updated information.

i

Director Nominee					Committee Memberships
Name	Since	Age	Primary Occupation	Independent	AC	CC	CGNC	TAG
James W. Butman**	2018	62	President and CEO, TDS Telecommunications LLC (TDS Telecom), a wholly-owned subsidiary of TDS
LeRoy T. Carlson, Jr.**	1968	73	President and CEO, TDS				x	Chair
Letitia G. Carlson, MD**	1996	59	Physician and Associate Clinical Professor at George Washington University Medical Faculty Associates
Prudence E. Carlson**	2008	68	Private Investor
Walter C. D. Carlson**	1981	66	Partner at Sidley Austin LLP				Chair
Clarence A. Davis*	2009	78	Former Director and CEO of Nestor, Inc.	x	x
Kimberly D. Dixon**	2017	57	Executive Vice President and Chief Operating Officer at FedEx Office	x		x		x
Kenneth R. Meyers**	2007	66	President and CEO, United States Cellular Corporation (U.S. Cellular), an 82% owned subsidiary of TDS
Christopher D. O'Leary**	2006	60	Partner at Twin Ridge Capital Management	x	x	Chair		x
George W. Off*	1997	73	Former Chairman and CEO of Checkpoint Systems, Inc.	x	Chair		x	x
Wade Oosterman*	2019	59	Vice Chair and Group President Bell Canada and BCE	x	x	x
Gary L. Sugarman*	2009	67	Managing member-Richfield Capital Partners	x		x
*To be elected by Common Shares
** To be elected by Series A Common Shares
Characteristics of the Board

Proposal 2—Independent Public Accountant
As a matter of good corporate governance and consistent with our past practices, we are requesting shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. The board of directors and Audit Committee unanimously recommends that you vote "FOR" this proposal.

Proposal 3—Approve TDS 2020 Long-Term Incentive Plan
Management believes that equity awards align management's interest with those of shareholders. We are requesting shareholders to approve the TDS 2020 Long-Term Incentive Plan which would authorize 5 million additional Common Shares for issuance under the plan. The board of directors unanimously recommends that you vote "FOR" this approval.

Proposal 4—Approve, on an advisory basis, the compensation of named executive officers ("Say on Pay")
Executive Compensation Programs
Our executive compensation programs are designed to attract and retain high-quality executives. We believe that our compensation practices are transparent and reflect our commitment to align compensation with our business strategy and our short- and long-term performance.
Pay for Performance
Beginning in 2016, Performance Share awards were added to the long-term equity mix. Return on Capital, Total Revenue and Relative Total Shareholder Return are measured over a three year performance period with a target opportunity in TDS Common shares equal to 0% to 200% based on performance.

Compensation Beliefs

•	Compensation should be attractive and fiscally responsible

•	Compensation is a mix of salary, cash bonuses and equity-based long-term incentive awards

•	Link individual compensation with attainment of business unit and individual performance goals

•	Compensation programs designed to motivate executive officers to act in the long-term interests of TDS

•	Compensation Committee utilizes services of both an independent compensation consultant (Compensation Strategies) and TDS' compensation consultant (Willis Towers Watson)

•	Few perquisites
The board of directors unanimously recommends that you vote "FOR" this proposal.

Proposal 5—Shareholder Proposal
As required by the rules of the SEC, the 2020 Proxy Statement includes a proposal submitted by a shareholder of TDS calling for the board of directors to take steps to adopt a plan for all of TDS' outstanding stock to have one vote per share. The board of directors unanimously recommends that you vote "AGAINST" this proposal.

Communicating with Board of Directors
Any interested party with germane matters can communicate with an individual director or the full Board of Directors by contacting TDS' Corporate Secretary.
Contacting TDS
Corporate Secretary, Telephone and Data Systems, Inc. 30 N. LaSalle Street, Suite 4000, Chicago, IL 60602.

Governance Documents
Governance documents, such as the Corporate Governance Guidelines, the Board Committee Charters, and the Officer & Director Code of Conduct can be found in the Corporate Governance section of investors.tdsinc.com.
These documents are also available at no cost by writing the Corporate Secretary.

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS AND 2020 PROXY STATEMENT

TO THE SHAREHOLDERS OF
TELEPHONE AND DATA SYSTEMS, INC.
The 2020 Annual Meeting of Telephone and Data Systems, Inc., a Delaware corporation, will be held at Sidley Austin LLP, One South Dearborn, Chicago, Illinois*, on Thursday, May 21, 2020, at 9:00 a.m., central time, for the following purposes:

1.	To elect the director nominees named in this proxy statement.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2020.

3.	To approve the TDS 2020 Long-Term Incentive Plan which would authorize 5 million additional Common Shares for issuance under the plan.

4.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed herein (commonly known as "Say-on-Pay").

5.
If properly presented at the 2020 Annual Meeting, to consider and vote upon a proposal submitted by a shareholder of TDS calling for the board of directors to take steps to adopt a plan for all of TDS' outstanding stock to have one vote per share.

6.	To transact such other business as may properly be brought before the meeting or any postponement, adjournment or recess thereof by or at the direction of the TDS board of directors.
Your board of directors recommends a vote "FOR" each of the nominees for election as directors, "FOR" the proposal to ratify accountants, "FOR" approval of the TDS 2020 Long-Term Incentive Plan, "FOR" approval of the Say-on-Pay proposal, and "AGAINST" the proposal submitted by a shareholder.
We have fixed the close of business on March 27, 2020, as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2020 Annual Meeting or any postponement, adjournment or recess thereof.
We are first sending this Notice of the 2020 Annual Meeting of Shareholders and 2020 Proxy Statement, together with our 2019 Annual Report, on or about April 8, 2020 to all stockholders who are receiving a paper copy of the proxy materials. We made arrangements to commence mailing a Notice of Internet Availability of Proxy Materials on or about April 8, 2020 to other shareholders as discussed below.
* We are monitoring the rapidly evolving impact of the coronavirus (COVID-19).  The health and safety of our employees and shareholders is of the utmost importance to TDS.  If developments warrant, we may need to change the location of the Annual Meeting or switch to a virtual-only meeting.  Any change will be announced in a press release and a filing with the Securities and Exchange Commission.  If we take this step, we will publicly announce the decision to do so as promptly as practicable and include details on how to participate. If you are planning to attend the meeting, please monitor our website at investors.tdsinc.com/proxy/ for updated information.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 21, 2020
The following information about the Internet availability of proxy materials is being provided under Rule 14a-16 of the Securities and Exchange Commission ("SEC"):
        Effective as of April 8, 2020, the following documents are available at www.tdsinc.com under Investor Relations—Proxy Vote, or at investors.tdsinc.com/proxy/:
1. 2020 Proxy Statement
2. 2019 Annual Report
3. Form of Proxy Card for Holders of Series A Common Stock and Common Stock
4. Notice of Internet Availability of Proxy Materials
The location where the 2020 Annual Meeting will be held is Sidley Austin LLP in Chicago, Illinois. This is located in the Chicago loop area on Dearborn Street between between Monroe Street and Madison Street.

v

TELEPHONE AND DATA SYSTEMS, INC.
2020 PROXY STATEMENT

QUESTIONS AND ANSWERS
        The following are questions and answers relating to the actions being taken at the 2020 Annual Meeting and do not include all of the information that may be important to you. You should carefully read this entire 2020 Proxy Statement and not rely solely on the following questions and answers.
What matters are being presented at the 2020 Annual Meeting?
A summary of the matters being presented and important voting information is provided below:

Voting Matters	Board's Recommendations	Voting Options	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes	Page Reference
1. Election of Directors • Four director nominees elected by holders of Common Shares • Eight director nominees elected by holders of Series A Common Shares	FOR all nominees	For or Withhold authority to vote for such director nominee	*	No effect	No effect	6
2. Ratify independent registered public accountants	FOR	For, Against, or Abstain	**	Will count as a vote against	N/A	21
3. Approve TDS 2020 Long-Term Incentive Plan	FOR	For, Against, or Abstain	**	Will count as a vote against	No effect	24
4. Approve, on an advisory basis, the compensation of named executive officers ("Say on Pay")	FOR	For, Against, or Abstain	**	Will count as a vote against	No effect	34
5. Proposal submitted by a shareholder	AGAINST	For, Against, or Abstain	**	Will count as a vote against	No effect	79
* Directors will be elected by a plurality of the votes cast by the class or group of shareholders entitled to vote in the election of such directors which are present in person or represented by proxy at the meeting.
** The approval of Proposals 2, 3, 4 and 5 will require the affirmative vote of the holders of stock having a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or represented by proxy at the meeting.
Proposal 1—Election of Directors
Under TDS' Restated Certificate of Incorporation, as amended, the terms of all incumbent directors will expire at the 2020 Annual Meeting.
Holders of Series A Common Shares, voting as a group, will be entitled to elect eight directors. Your board of directors has nominated the following incumbent directors for election by the holders of Series A Common Shares: James W. Butman, LeRoy T. Carlson, Jr., Letitia G. Carlson, MD, Prudence E. Carlson, Walter C. D. Carlson, Kimberly D. Dixon, Kenneth R. Meyers, and Christopher D. O'Leary.
Holders of Common Shares will be entitled to elect four directors. Your board of directors has nominated the following incumbent directors for election by the holders of Common Shares: Clarence A. Davis, George W. Off, Wade Oosterman, and Gary L. Sugarman.
None of the nominees have been nominated pursuant to any agreement or other arrangement. Clarence A. Davis and Gary L. Sugarman were initially nominated in 2009 by GAMCO Asset Management, Inc.
Proposal 2—Ratification of Independent Registered Public Accounting Firm for 2020
As a matter of good corporate governance and consistent with our past practices, shareholders are being asked to ratify PricewaterhouseCoopers LLP ("PwC") for the year ending December 31, 2020.

Proposal 3—TDS 2020 Long-Term Incentive Plan
Shareholders are being asked to approve the TDS 2020 Long-Term Incentive Plan which would authorize 5 million additional Common Shares for issuance under such plan.
Proposal 4—Advisory Vote on Executive Compensation or "Say-on-Pay"
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), at the 2020 Annual Meeting, shareholders are being asked to approve, on an advisory basis, the compensation of our named executive officers for 2019.
Proposal 5—Proposal Submitted by a Shareholder
In accordance with SEC rules, this 2020 Proxy Statement includes a proposal submitted by a shareholder of TDS calling for the board of directors to take steps to adopt a plan for all of TDS' outstanding stock to have one vote per share.
What is the record date for the meeting?
The close of business on March 27, 2020 is the record date for the determination of shareholders entitled to notice of, and to vote at, the 2020 Annual Meeting or any postponement, adjournment or recess thereof.
A complete list of shareholders entitled to vote at the 2020 Annual Meeting will be made available at the offices of TDS, 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602, for examination by any shareholder, for any purpose germane to the 2020 Annual Meeting, during normal business hours, for a period of at least ten days prior to the Annual Meeting.
What shares of stock entitle holders to vote at the meeting?
We have the following classes of stock outstanding, each of which entitles holders to vote at the meeting:

•	Common Shares;

•	Series A Common Shares.
The Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "TDS."
There is generally no public trading of the Series A Common Shares on the over-the-counter market but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.
What is the voting power of the outstanding shares in the election of directors as the record date?

Class of Stock	Outstanding Shares	Votes per Share	Voting Power	Total Number of Directors Elected by Voting Group and Standing for Election
Series A Common Shares	7,233,759	10	72,337,590	8
Common Shares	107,253,126	1	107,253,126	4
Total Directors				12
The holders of Common Shares will vote separately for four directors while the holders of Series A Common Shares will vote for eight other directors.
        Director Voting Sunset Provision
As noted above, holders of Series A Common Shares and Common Shares currently vote for separate directors. However, pursuant to the Restated Charter, if the number of Series A Common Shares issued and outstanding at any time falls below 500,000, because of the conversion of Series A Common Shares into Common Shares or otherwise, the holders of Series A Common Shares would lose the right to vote as a separate class and thereafter the holders of Series A Common Shares, with ten votes per share, and the holders of Common Shares, with one vote per share, would vote as a single class in the election of all directors.

What is the voting power of the outstanding shares in matters other than the election of directors as of the record date?

Class of Stock	Outstanding Shares	Votes per Share	Total Voting Power	Percent
Series A Common Shares	7,233,759	10	72,337,590	56.7%
Common Shares	107,253,126	0.514731	55,206,509	43.3%
			127,544,099	100%

Pursuant to the Restated Certificate of Incorporation for TDS (the "Restated Charter"), which effected a reclassification of TDS shares during 2012 (the "Reclassification"), the aggregate voting power of Series A Common Shares and Common Shares in matters other than the election of directors was set at approximately 56.7% and 43.3%, respectively. The initial percentages will be adjusted under certain circumstances, except that the aggregate voting percentage of the Series A Common Shares cannot increase above the initial fixed percentage voting power of approximately 56.7%. The percentage could decrease because of the conversion of Series A Common Shares into Common Shares.
Based on shares outstanding on March 27, 2020, the per share voting power of the Common Shares for the 2020 Annual Meeting is 0.514731 votes per share, calculated pursuant to Section B.9 of Article IV of the Restated Charter. See the Restated Charter which explains how the relative voting percentages are calculated.
        Voting Power Sunset Provision
The aggregate voting power of Series A Common Shares in matters other than the election of directors can be adjusted but cannot increase above approximately 56.7%. The percentage could decrease because of the conversion of Series A Common Shares into Common Shares or otherwise. The Restated Charter has a sunset provision for voting in matters other than the election of directors because, if a sufficient number of Series A Common Shares are converted into Common Shares, the voting power of Series A Common Shares could decline below 50%.
How does the TDS Voting Trust intend to vote?
The Voting Trust under Agreement dated June 30, 1989, as amended (the "TDS Voting Trust"), held 6,926,300 Series A Common Shares on the record date, representing approximately 95.7% of the Series A Common Shares. By reason of such holding, the TDS Voting Trust had the voting power to elect all of the directors to be elected by the holders of Series A Common Shares and had approximately 54.3% of the voting power with respect to matters other than the election of directors. The TDS Voting Trust also held 6,226,808 Common Shares on the record date, representing approximately 5.8% of the Common Shares. By reason of such holding, the TDS Voting Trust had approximately 5.8% of the voting power with respect to the election of directors elected by the holders of Common Shares and an additional 2.5% of the voting power in matters other than the election of directors. Accordingly, the TDS Voting Trust had an aggregate of 56.8% of the voting power in matters other than the election of directors.
The TDS Voting Trust has advised us that it intends to vote:

•	FOR the board of directors' nominees for election by the holders of Series A Common Shares, and FOR the board of directors' nominees for election by the holders of Common Shares,

•	FOR the proposal to ratify the selection of PwC as our independent registered public accounting firm for 2020,

•	FOR the TDS 2020 Long-Term Incentive Plan,

•	FOR the Say-on-Pay proposal, and

•	AGAINST the shareholder proposal.
How do I vote?
Proxies are being requested from the holders of Common Shares in connection with the election of four directors in Proposal 1 and in connection with Proposals 2, 3, 4 and 5.
Proxies are being requested from the holders of Series A Common Shares in connection with the election of eight directors in Proposal 1 and in connection with Proposals 2, 3, 4 and 5.

Whether or not you plan to attend the meeting, please sign, date and mail your proxy card(s) in the enclosed self-addressed envelope to Proxy Services, c/o Computershare Investor Services, P.O. Box 505000, Louisville, KY 40233-5000, or vote on the Internet using the control/identification number on your proxy card in accordance with the instructions set forth on the proxy card.
How will proxies be voted?
All properly voted and unrevoked proxies will be voted in the manner directed. If no voting direction is made, a properly submitted proxy will be voted FOR the election of the board of directors' nominees to serve as directors in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and AGAINST Proposal 5.
How will my shares be voted if I own shares through a broker?
If you are the beneficial owner of shares held in "street name" by a broker, bank, or other nominee ("broker"), such broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.
In the event that there are no contested matters at the meeting, the broker may be entitled to vote the shares on your behalf with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case such shares will be treated as "broker non-votes"). In general, the ratification of auditors is considered a discretionary item. Matters such as the election of directors, votes on Say-on-Pay and shareholder proposals are non-discretionary items. In such cases, if your broker does not have specific or standing instructions, your shares will be treated as broker non-votes and may not be voted on such matters.
Accordingly, we urge you to provide instructions to your broker so that your votes may be counted on all matters. If your shares are held in street name, your broker will include a voting instruction form with this 2020 Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction form. Please return your voting instruction form to your broker and/or contact your broker to ensure that your shares are voted on your behalf.
What constitutes a quorum for the meeting?
A quorum is the minimum number of shares that must be represented at the Annual Meeting to conduct business at the Annual Meeting. A majority of the voting power of shares of capital stock in matters other than the election of directors and entitled to vote, represented in person or by proxy, will constitute a quorum to permit the 2020 Annual Meeting to proceed. Withheld votes, abstentions and any broker non-votes will be counted in establishing a quorum for the meeting.
In the election of directors, where a separate vote by a class or voting group is required, the holders of a majority of the votes of the stock of such class or group issued and outstanding and entitled to vote with respect to such director election, present in person or represented by proxy, will constitute a quorum with respect to such election. If Series A Common Shares beneficially owned by the TDS Voting Trust are present in person or represented by proxy at the 2020 Annual Meeting, such shares will constitute a quorum at the 2020 Annual Meeting in connection with the election of directors by the holders of Series A Common Shares. If a quorum of the holders of Common Shares is not present at the time the 2020 Annual Meeting is convened, the chairman of the meeting or holders of a majority of the voting power in matters other than the election of directors may adjourn the Annual Meeting with respect to all proposals or only with respect to the election of directors by the holders of Common Shares.
With respect to Proposals 2, 3, 4 and 5 the holders of a majority of the votes of the stock issued and outstanding and entitled to vote with respect to such proposals, present in person or represented by proxy, will constitute a quorum at the 2020 Annual Meeting.
What does it mean if I receive more than one proxy card?
If you hold multiple series of shares, or hold shares in multiple registrations, you will receive a proxy card for each such account. Please sign, date, and return all proxy cards you receive. If you choose to vote by Internet, please vote each proxy card you receive. Only your latest dated proxy for each account will be voted at the 2020 Annual Meeting.

Can I change my vote or revoke my proxy?
Yes. You can change your vote or revoke your proxy at any time before it is voted at the 2020 Annual Meeting by written notice to the Secretary of TDS, by voting a later-dated proxy or by voting by ballot at the meeting. Only the latest dated proxy card you vote will be counted for voting purposes.
Who should I call if I have any questions?
If you have any questions, or need assistance voting, please contact our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885.

PROPOSAL 1
ELECTION OF DIRECTORS

The terms of all incumbent directors will expire at the 2020 Annual Meeting. The board of directors' nominees are identified in the tables below. Each of the nominees has consented to be named and serve if elected. The age of the following persons is as of the date of this 2020 Proxy Statement.
To be Elected by Holders of Common Shares

Name	Age	Position with TDS and Principal Occupation	Served as Director since
Clarence A. Davis	78	Director of TDS, Former Director and Chief Executive Officer of Nestor, Inc.; Former Chief Financial Officer and Chief Operating Officer of AICPA	2009
George W. Off	73	Director of TDS, Former Chairman and Chief Executive Officer of Checkpoint Systems, Inc.	1997
Wade Oosterman	59	Director of TDS, Vice Chair and Group President, BCE Inc. and Bell Canada	2019
Gary L. Sugarman	67	Director of TDS, Principal of Richfield Associates, Inc.	2009
        Your board of directors unanimously recommends a vote "FOR" the election of each of the above nominees for election by the holders of Common Shares.
To be Elected by Holders of Series A Common Shares

Name	Age	Position with TDS and Principal Occupation	Served as Director Since
James W. Butman	62	Director of TDS, President and Chief Executive Officer of TDS Telecom (a deemed executive officer of TDS)	2018
LeRoy T. Carlson, Jr.	73	Director and President and Chief Executive Officer of TDS	1968
Letitia G. Carlson, MD	59	Director of TDS and Physician and Clinical Professor at George Washington University Medical Faculty Associates	1996
Prudence E. Carlson	68	Director of TDS and Private Investor	2008
Walter C. D. Carlson	66	Director and non-executive Chairman of the Board of TDS and Partner, Sidley Austin LLP, Chicago, Illinois	1981
Kimberly D. Dixon	57	Director of TDS, Executive Vice President and Chief Operating Officer of FedEx Office, an operating company of FedEx Corp.	2017
Kenneth R. Meyers	66	Director of TDS and President and Chief Executive Officer of U.S. Cellular (a deemed executive officer of TDS)	2007
Christopher D. O'Leary	60	Director of TDS; Partner at Twin Ridge Capital Management	2006
        Your board of directors unanimously recommends a vote "FOR" the election of each of the above nominees for election by the holders of Series A Common Shares.

Nominees for Election by Holders of Common Shares
Clarence A. Davis    Independent Director

Current Role: Director; Private Investor		Age 78
Mr. Davis brings to the TDS board of directors substantial experience, expertise and qualifications as a director of TDS for several years, as a former director and chief executive officer of a public technology company, as a chief financial officer and chief operating officer of the American Institute of Certified Public Accountants (AICPA) and as a director or trustee of investment funds. In addition, he has substantial experience, expertise and qualifications in accounting as a result of having been a chief financial officer of the AICPA and a Certified Public Accountant in a public accounting firm for many years, and as a result of being or having been a member of six audit committees, including the TDS Audit Committee since 2010. Further, his background and attributes bring diversity to the board. Mr. Davis is a member of the board of directors of West Broad Street YMCA and Greenbriar Children's Center, Inc. in Savannah, Georgia and he is named in Who's Who Among African Americans. Mr. Davis has a Bachelor of Science degree in Accounting from Long Island University.

Director since 2009, originally nominated by GAMCO

TDS Board Committee

Audit Committee, Designated financial expert

Prior Business and other Experience

Chief Executive Officer,
Nestor, Inc. (2007-2009)

Chief Operating Officer,
American Institute of Certified Public Accountants (2000-2005)

Current Public Company Boards Gabelli Funds: (Gabelli Capital Asset Fund, since 2015 and Gabelli ESG Fund, since 2007) The GDL Fund, since 2007	Former Public Company Boards Nestor, Inc. (2006-2009) Oneida, LTD (2005-2006) Pennichuck Corp. (2009-2012) Sonesta International Hotels (2009-2012)	Chief Financial Officer, American Institute of Certified Public Accountants, (1998-2000)

George W. Off Independent Director

Current Role: Director; Private Investor		Age 73
Mr. Off brings to the TDS board of directors substantial experience, expertise and qualifications as a director of TDS for many years. He also has significant experience in marketing and management as a result of his prior positions as a director and as chief executive officer and chairman of Checkpoint Systems, Inc. and of Catalina Marketing Corporation. Because of the retail nature of the TDS businesses, the TDS board of directors believes that it is highly desirable to have a director with significant knowledge and experience in retail marketing, as well as significant, high-level experience in managing consumer businesses. In addition, Mr. Off has significant experience as a member of the TDS Audit Committee and the TDS Compensation Committee for many years. Mr. Off has a Bachelor of Science degree from the Colorado School of Mines. Mr. Off has also earned the CERT certificate in Cybersecurity Oversight issued by Carnegie Mellon University.

Director since 1997

TDS Board Committees

Audit Committee, Chairperson, Designated financial expert

Corporate Governance and Nominating Committee

Technology Advisory Group Committee

Prior Business and other Experience

Infinian Mobile Commerce & Analytic Solutions (2011-2012)

Chief Executive Officer, Checkpoint Systems (2002-2009)

Current Public Company Boards None	Former Public Company Boards Checkpoint Systems (2002-2009) Catalina Marketing Corporation (1998-2000)	President and Chief Executive Officer, Catalina Marketing Corporation (1994-1998)

Wade Oosterman Independent Director

Current Role: Director; Vice Chair and Group President Bell Canada and BCE		Age: 59
Mr. Oosterman brings to the TDS board of directors substantial experience, expertise and qualifications gained in executive leadership roles at BCE, Canada’s largest communications provider, and other publicly traded communications companies over the last 30 years. He has proven expertise in the wireless, residential and small business segments, extensive background in media, including television, radio and digital and deep brand and marketing experience from Chief Brand Officer roles at BCE and other corporations. He has also developed a reputation as a leader in social and digital media, video streaming platforms, smart data and the Internet of Things. Mr. Oosterman holds an MBA and a BA from Western University.

Director since 2019

TDS Board Committees

Audit Committee

Compensation Committee

Prior Business and other Experience  Enstream, Board member (2006-present)

Virgin Mobile Canada, Board member (2006-2009) TELUS, Chief Marketing & Brand Officer; TELUS Mobility, Executive VP Sales & Marketing (2000-2005)

Clearnet Communications Inc., Executive VP Sales & Marketing (1987-2000)

Current Public Company Boards MDC Partners, Inc., since 2020, Audit Committee	Former Public Company Boards Ingram Micro (2013-2016), Audit Committee Clearnet Communications Inc. (1987-2000)

Gary L. Sugarman    Independent Director

Current Role: Director, Principal of Richfield Associates, Inc.		Age 67
Mr. Sugarman brings to the TDS board of directors substantial experience, expertise and qualifications as a director of TDS for several years, and in the telecommunications industry as a result of his positions at Otelco Inc. and LICT Corporation and his many years of prior experience with other companies in the telecommunications industry. He is the Principal of Richfield Associates, Inc., a private equity fund focused on telecom companies that he founded over twenty five years ago. He also was the Managing Member-Richfield Capital Partners and executive chairman of FXecosystem, Inc., a provider of outsourced connectivity services to the foreign currency and bond markets, and executive chairman and investor of Veroxity Technology Partners, a provider of optical data and Internet protocol connectivity solutions to service enterprise customers. He also was chairman and chief executive officer of Mid-Maine Communications, a telecommunications company that he co-founded. In addition, he has experience as a member of the TDS Compensation Committee since 2010. Mr. Sugarman has an MBA from the University at Buffalo-State University of New York.

Director since 2009, originally nominated by GAMCO

TDS Board Committee

Compensation Committee

Prior Business and other Experience

Executive Chairman, FXecosystem (2010-2013)

Executive Chairman/Investor- Veroxity Technology Partners , privately held company (2007-2010)

PrairieWave Communications, privately-held over-builder providing telecommunications (2003-2007)

Chairman and Chief Executive Officer, Mid-Maine Communications (1994-2006)

LICT Corporation (1991-1993)

Multiple operating roles at Rochester Telephone Company, (now known as Frontier Communications) (1984-1991)

Current Public Company Boards LICT Corporation (2006 - April 2018, since February 2019) OTELCO Inc., since 2013	Former Public Company Boards None

Nominees for Election by Holders of Series A Common Shares
James W. Butman    Non-Independent Director

Current Role: Director; President and Chief Executive Officer of TDS Telecom		Age 62
Mr. Butman brings substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and industries in which they operate as a result of his leadership roles at TDS Telecom. He has extensive sales and marketing experience. He was appointed President and Chief Executive Officer of TDS Telecom on January 1, 2018. Prior to that, he was TDS Telecom's Chief Operating Officer since October 2016 and was its Group President of Marketing, Sales & Customer Operations from 2006 to 2016. As President and Chief Executive Officer of TDS Telecom, the board of directors considers it appropriate and beneficial for Mr. Butman to serve on the TDS board to provide the board with his views on strategy and operations of TDS Telecom and its businesses. Mr. Butman has a Bachelor of Business Administration in Finance from the University of Wisconsin—Eau Claire and an MBA in Finance from the University of Wisconsin—Madison.

Director since 2018

Prior Business and other Experience

Significant leadership and operational experience since joining TDS Telecom in 1985 including several executive leadership roles in management, sales and marketing, and regulatory affairs.

Director of TDS Telecom.

Current Public Company Boards None	Former Public Company Boards None

LeRoy T. Carlson, Jr.    President, CEO and Non-Independent Director

Current Role: Director; TDS President, since 1981, and Chief Executive Officer, since 1986		Age 73
Mr. Carlson brings to the TDS board of directors substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and the industries in which they operate as a result of his many years as an investor in TDS, a trustee of the TDS Voting Trust, a director and President and Chief Executive Officer of TDS, and a director and Chairman of its two principal business units. As the senior executive officer of TDS and each of its business units, the board of directors considers it essential that Mr. Carlson serve on the TDS board to provide the board with his views on strategy and operations of TDS and its business units. In addition, as a shareholder with a significant economic stake in TDS, Mr. Carlson provides to the TDS board of directors the perspective of shareholders in managing and operating TDS in the long-term interests of shareholders. He also has experience as a member of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has an MBA from Harvard University and he is the brother of Walter C. D. Carlson, Letitia G. Carlson, M.D. and Prudence E. Carlson.

Director since 1968

TDS Board Committees

Corporate Governance and Nominating Committee

Technology Advisory Group Committee, Chairperson

Prior Business and other Experience

Trustee of the TDS Voting Trust.

TDS Telecom, Director and Chairman

Current Public Company Boards U.S. Cellular, Chairman, since 1989	Former Public Company Boards Aerial Communications American Paging

Letitia G. Carlson, MD, MPH, FACP    Non-Independent Director

Current Role: Director; Physician and Clinical Professor at George Washington University Medical Faculty Associates for more than five years		Age 59
Dr. Carlson brings to the TDS board of directors substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and the industries in which they operate as a result of her many years as an investor in TDS, as a trustee of the TDS Voting Trust, and as a director of TDS. Further, her background and attributes bring diversity to the board. In addition, as a shareholder with a significant economic stake in TDS, she provides to the TDS board of directors the perspective of shareholders in managing and operating TDS in the long-term interests of shareholders. Dr. Carlson has an MD from Harvard Medical School, a Master of Public Health (MPH) from George Washington University and is a Fellow of the American College of Physicians (FACP). Dr. Carlson is the sister of LeRoy T. Carlson, Jr., Walter C. D. Carlson and Prudence E. Carlson.
Director since 1996 Prior Business and other Experience Trustee of the TDS Voting Trust
Current Public Company Boards None	Former Public Company Boards None

Prudence E. Carlson    Non-Independent Director

Current Role: Director; Private Investor		Age 68
Ms. Carlson brings to the TDS board of directors substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and the industries in which they operate as a result of her many years as an investor in TDS, as a trustee of the TDS Voting Trust, and as a director of TDS. Further, her background and attributes bring diversity to the board. In addition, as a shareholder with a significant economic stake in TDS, Ms. Carlson provides to the TDS board of directors the perspective of shareholders in managing and operating TDS in the long-term interests of shareholders. Ms. Carlson has a Bachelor of Arts degree from Harvard University and is the sister of LeRoy T. Carlson, Jr., Walter C. D. Carlson, Letitia G. Carlson, M.D.
Director since 2008 Prior Business and other Experience Trustee of the TDS Voting Trust
Current Public Company Boards	Former Public Company Boards
None	None

Walter C. D. Carlson    Chairman of the Board and Non-Independent Director

Current Role: Director; Partner of the law firm Sidley Austin LLP for more than five years.		Age 66
Mr. Carlson brings to the TDS board of directors substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and the industries in which they operate as a result of his many years as an investor in TDS, as a trustee of the TDS Voting Trust, as a director of TDS and U.S. Cellular, as Chairman of the Board of TDS, and as a result of having represented many public and private corporate clients. In addition, as a shareholder with a significant economic stake in TDS, Mr. Carlson provides to the TDS board of directors the perspective of shareholders in managing and operating TDS in the long-term interests of shareholders. He also has experience as a member and the chairperson of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has a J.D. from Harvard University. Walter C. D. Carlson is the brother of LeRoy T. Carlson, Jr., Letitia G. Carlson, M.D. and Prudence E. Carlson.

Director since 1981, non-executive Chairman of the Board since 2002

TDS Board Committee

Corporate Governance and Nominating Committee, Chairperson

Prior Business and other Experience

Trustee of the TDS Voting Trust

Current Public Company Boards	Former Public Company Boards
U.S. Cellular, since 1989	Aerial Communications, Inc.

Kimberly D. Dixon Independent Director

Current Role: Director; Executive Vice President and Chief Operating Officer of FedEx Office, an operating company of FedEx Corp., since 2010.		Age 57
Ms. Dixon brings substantial experience, expertise and qualifications from her executive leadership position at FedEx. She has extensive operating and financial management experience. Ms. Dixon has experience in consumer and business marketing, sales and distribution strategies. Ms. Dixon also brings twenty years of experience in the telecommunications industry, and her experience in serving on the board of directors of James Avery Craftsman, Inc., a privately held jewelry designer, manufacturer and retailer. Further, her background and attributes bring diversity to the board. Ms. Dixon has a Bachelor of Science degree from Shippensburg University of Pennsylvania and an MBA from Pennsylvania State University. In 2018, Ms. Dixon was named a National Association of Corporate Directors (NACD) Governance Fellow.

TDS Board Committees

Compensation Committee

Technology Advisory Group Committee

Prior Business and other Experience

Sprint Nextel Corporation (1996-2010), including several executive leadership positions most recently as Senior Vice President, Consumer Sales and Distribution

Current Public Company Boards None	Former Public Company Boards None	GTE Wireless, Inc. (1989-1996), roles in marketing, sales and field operations

Kenneth R. Meyers    Non-Independent Director

Current Role: Director; President and Chief Executive Officer of U.S. Cellular, since 2013		Age 66
Mr. Meyers brings to the TDS board of directors substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and the industries in which they operate as a result of his background as a director of TDS and U.S. Cellular for many years, as President and Chief Executive Officer of U.S. Cellular since 2013, as Executive Vice President and Chief Financial Officer of TDS between 2007 and 2013, and as a result of his many years in other positions at U.S. Cellular. He also brings substantial experience, expertise and qualifications in TDS' businesses and in management, finance and accounting as a result of such background. As the President and Chief Executive Officer of U.S. Cellular, TDS' largest business unit, the board of directors considers it appropriate and beneficial for Mr. Meyers to serve on the TDS board to provide the board with his views on strategy and operations of U.S. Cellular. Mr. Meyers has an MBA from Northwestern University's J. L. Kellogg Graduate School of Management.

Director since 2007

Prior Business and other Experience

TDS' executive vice president and chief financial officer (2007-2013)

Director, TDS Telecom between 2007 and 2014

Significant leadership and operational experience with U.S. Cellular (1987-2007), including several executive leadership roles providing expertise in management, finance and accounting

Current Public Company Boards	Former Public Company Boards	Marmon Group (1981-1982)
U.S. Cellular, since 1999	None	Trans Union Corporation (1977-1981)

Christopher D. O'Leary    Independent Director

Current Role: Director; Partner, Twin Ridge Capital Management, since 2018		Age 60
Mr. O'Leary brings to the TDS board of directors substantial experience, expertise and qualifications as a result of his many years as a director of TDS and as a result of his over 30 years of experience in marketing, management and operations. In addition, he has over 15 years of significant and high-level experience in management of large multi-national businesses with a large number of employees, including dealing with businesses outside the U.S. Because of the competitive nature of the TDS businesses, the TDS board of directors believes that it is highly desirable to have a director with significant knowledge and experience in marketing and executive leadership. In addition, Mr. O'Leary has experience as a member of the TDS Compensation Committee since 2007 and the TDS Audit Committee since 2016. In January 2019, Mr. O'Leary was elected to the board of directors at Tupperware Brands Corporation and he was the Interim CEO from November 2019 to April 2020. Mr. O'Leary has an MBA from New York University Stern School of Business.

Director since 2006

TDS Board Committees

Audit Committee

Compensation Committee, Chairperson since 2016

Technology Advisory Group Committee

Prior Business and other Experience

Senior Advisor at KKR (2017-2019)

Chief Operating Officer of General Mills International (2006-2016)

Previously president of the General Mills Meals Division, President of the General Mills Betty Crocker Division; and VP of Corporate Strategy and M&A; joined General Mills in 1997

Numerous roles at PepsiCo., Inc. culminating in CEO and President of Hostess, Frito-Lay, Inc. (1981-1997)

Current Public Company Boards Tupperware Brands Corporation, since 2019; Audit Committee; Finance Committee; Corporate Responsibility Committee	Former Public Company Boards Newell Rubbermaid, member of Nominating/Governance Committee and Organizational Development & Compensation Committee

Director Emeritus
Mitchell H. Saranow. Mitchell H. Saranow became director emeritus following the 2019 annual meeting. Mr. Saranow is Chairman of The Saranow Group, L.L.C.
Herbert S. Wander.    Herbert S. Wander became director emeritus following the 2017 annual meeting. Mr. Wander is Of Counsel at Katten Muchin Rosenman LLP.

CORPORATE GOVERNANCE
Board of Directors
The business and affairs of TDS are managed by or under the direction of the board of directors. The board of directors consists of twelve members. Holders of Common Shares elect 25% of the directors rounded up plus one director, or a total of four directors based on a board size of twelve directors. Holders of Series A Common Shares elect the remaining eight directors.
Board Leadership Structure
Under our leadership structure, the same person does not serve as both the Chief Executive Officer and Chairman of the Board. Walter C. D. Carlson, who is not an employee or officer of TDS, serves as the non-executive Chairman of the Board and presides over meetings of the full board of directors. LeRoy T. Carlson, Jr., who is an officer and employee of TDS, serves as President and Chief Executive Officer and is responsible for day-to-day leadership and performance of TDS. LeRoy T. Carlson, Jr. and Walter C. D. Carlson are both trustees of the TDS Voting Trust. TDS has determined that this leadership structure is appropriate given the specific characteristics and circumstances of TDS and it is set forth in TDS' Bylaws. In particular, TDS considers it appropriate to separate the roles of President and Chief Executive Officer and Chairman of the Board in order to separate the executive who is primarily responsible for the performance of the company from the person who presides over board meetings at which performance of TDS is evaluated. Additionally, TDS believes that its leadership structure facilitates risk oversight because the role of the President and Chief Executive Officer, who has primary operating responsibility to assess and manage TDS' exposure to risk, is separated from the role of the Chairman of the Board, who sets the agenda for and presides over board of directors' meetings at which the TDS board exercises its oversight responsibility with respect to risk.
While the full Board and the CGNC have discussed the possibility of naming an independent lead director, the Board has decided not to do so at the present time because it values both the flexibility and functionality of allowing any of the independent Board members to assume the role of lead depending on the expertise that is most relevant to the specific circumstances.
Risk Oversight
The TDS board of directors is primarily responsible for oversight of the risk assessment and risk management process of TDS. Although the TDS board of directors can delegate this responsibility to board committees, the TDS board has not done so, and continues to have full responsibility relating to risk oversight. Although the TDS board of directors has oversight responsibilities, the actual risk assessment and risk management is carried out by the President and Chief Executive Officer and other officers of TDS and reported to the board.
TDS has established an Enterprise Risk Management (ERM) program, which applies to TDS and all of its business units. This program was designed with the assistance of an outside consultant and was integrated into TDS' existing management and strategic planning processes. The ERM program provides a common enterprise-wide language and discipline around risk identification, quantification and mitigation. The TDS board of directors receives periodic updates about the status and progress of this ERM program and takes action to the extent appropriate based on such updates.
Although the TDS board of directors has ultimate oversight authority over risk and has not delegated such responsibility to any committees, certain TDS committees also have certain responsibilities relating to risk.
Under NYSE listing standards, and as set forth in its charter, the Audit Committee discusses TDS' major financial and operational risk exposures and the steps management has taken to monitor and control such exposures in connection with its review of financial statements and related matters on a quarterly basis.
In addition, as part of the ERM program, the Audit Committee discusses guidelines and policies to govern the process by which risk assessment and risk management are handled. The Audit Committee receives updates and discusses policies with respect to risk assessment and risk management on a regular basis.
In addition, in connection with the functions of the Compensation Committee relating to the compensation of the executive officers of TDS (other than executive officers of U.S. Cellular), the Compensation Committee considers risks relating to the compensation of executive officers of TDS in addition to its responsibilities with respect to long-term compensation for all employees, which is discussed below under "Risks from Compensation Policies and Practices."

Also, the CGNC may consider certain risks in connection with its responsibilities relating to corporate governance and director nominations.
TDS has established a Technology Advisory Group (TAG). The TAG enhances the Board’s risk oversight through its review of technologies the Company is investing in and through discussion of potential technology disruptions. Related to this, the TDS board of directors established a TAG Committee of the board of directors that consists of directors who participate in the TAG.
Board Oversight of Cybersecurity
TDS believes oversight of cybersecurity risks is the responsibility of the full board of directors and the board of directors receives annual updates regarding TDS' assessment of threats and mitigation plans. The Audit Committee also exercises oversight over the control-related cybersecurity risks and mitigation plans and receives updates at least bi-annually. The Audit Committee oversees the Company’s processes over internal controls and financial reporting that includes controls and procedures that are designed to ensure that significant cybersecurity incidents are communicated to management.  Cybersecurity is also discussed at the Technology Advisory Group as warranted.
George W. Off, chairperson of the TDS Audit Committee, completed the NACD Cyber-Risk Oversight program and earned the CERT Certificate in Cybersecurity Oversight issued by Software Engineering Institute at Carnegie Mellon University. The program is designed to help directors enhance their cybersecurity literacy and strengthen the board's role in overseeing the organization's cyber preparedness.
Director Independence and New York Stock Exchange Listing Standards
TDS Common Shares are listed on the NYSE and subject to its listing standards.
TDS is a "controlled company" as defined by the NYSE because over 50% of the voting power for the election of directors of TDS is held by the trustees of the TDS Voting Trust (i.e., the TDS Voting Trust has over 90% of the voting power in the election of directors elected by the holders of Series A Common Shares and thus has the voting power to elect eight of the twelve directors, or 66.7% of the directors). Accordingly, it is exempt from certain NYSE listing standards that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors who qualify as independent, (ii) have a compensation committee composed entirely of directors who qualify as independent, and (iii) have a nominating/corporate governance committee composed entirely of directors who qualify as independent.
Although not required under this exemption, TDS maintains a compensation committee composed entirely of independent directors and has established a CGNC. The TDS board of directors affirmatively determined that Clarence A. Davis, Kimberly D. Dixon, George W. Off, Wade Oosterman, Christopher D. O'Leary and Gary L. Sugarman qualify as independent directors under the listing standards of the NYSE. As a result, both before and after the 2020 annual meeting, six of the twelve director nominees, or 50% of the directors, qualify as independent under the listing standards of the NYSE. Mitchell H. Saranow, who served on the board in 2019 until the 2019 annual meeting, was also determined to be independent under the listing standards of the NYSE.
Meetings of Board of Directors
The board of directors held six meetings during 2019. Each incumbent director attended at least 75% of the total number of board meetings and 75% of their respective committee meetings (at which time such person was a director).
Corporate Governance Guidelines
TDS has adopted Corporate Governance Guidelines that can be found on TDS' website, www.tdsinc.com, under Corporate Governance—Governance Guidelines.
Succession Planning
The board of directors regularly receives presentations regarding succession planning and discusses it regularly.

In the event of the sudden absence of the President and CEO or in the event of his inability or refusal to act as President and CEO or in the event of his death, resignation, removal or disqualification (a "permanent absence"), the Chairman of the Board will, automatically and without any action on the part of the Board of Directors or otherwise, succeed to and perform the duties of the President and CEO and, when so acting, will have all the powers of and be subject to all the restrictions placed upon the President and CEO set forth in the Company's bylaws. In the event of the permanent absence of both such persons, the vacancy in the position of President and CEO will be filled with a person who is selected by the Board of Directors.
Board Evaluation
TDS conducts an annual board self-assessment. The assessment is conducted by the Senior Vice President—Corporate Relations and Corporate Secretary. All Directors are interviewed and topics include matters relating to board oversight, board composition, committee structure, board succession planning, along with board meeting logistics. Additionally, director skills, background, characteristics are discussed. Discussions have been open, candid and frank. Self-assessment results are discussed both quantitatively and qualitatively with the Corporate Governance and Nominating Committee and the full Board.
Similarly, each committee of the board of directors evaluated its performance and effectiveness in 2019.
Committees

Corporate Governance and Nominating Committee (CGNC)
Meetings in Fiscal 2019: 4
Members: Walter C. D. Carlson (Chair), LeRoy T. Carlson, Jr., George W. Off [I]
Responsible for:
● advising the Board of corporate governance matters
● developing and recommending Corporate Governance Guidelines
● developing selection objectives and overseeing searches for qualified individuals to serve on the board
● performing functions outlined in Corporate Governance Guidelines
● receiving and discussing shareholder feedback
[I] - Independent under NYSE standards
Under NYSE listing standards, a controlled company is not required to have a CGNC. In addition, if a controlled company voluntarily establishes a CGNC, it is not required to be composed entirely of independent directors. TDS voluntarily established a CGNC. A copy of the committee charter is available on TDS' website, www.tdsinc.com, under Corporate Governance—Board of Directors—Board Committees & Charters.

Audit Committee
Meetings in Fiscal 2019: 8, including joint meetings with U.S. Cellular Audit Committee
Members: George W. Off (Chair)[FE], Clarence A. Davis [FE], Christopher D. O'Leary, Wade Oosterman
Responsible for:
● assisting the Board of Directors in oversight of:
• the integrity of financial statements
• compliance with legal and regulatory matters
• the registered public accounting firm's qualifications and independence
• the performance of the internal audit function and registered public accounting firm
● preparing an audit committee report (page 22)
● reviewing related party transactions
● performing functions outlined in Audit Committee Charter
[FE] - Audit Committee Financial Expert as defined by the SEC

Each member qualifies as independent under NYSE standards and Section 10A-3 that is applicable only to Audit Committee members. A copy of the Audit Committee charter is available on TDS' website, www.tdsinc.com, under Corporate Governance—Board of Directors—Board Committees & Charters.
Pre-Approval Procedures
The Audit Committee has adopted a policy pursuant to which all audit and non-audit services provided by TDS' principal independent registered public accounting firm must be pre-approved by the Audit Committee, consistent with the requirements of the Sarbanes Oxley Act of 2002 and rules issued thereunder.

Compensation Committee
Meetings in Fiscal 2019: 6
Members: Christopher D. O'Leary (Chair), Kimberly D. Dixon, Wade Oosterman, Gary L. Sugarman
Responsible for:
● overseeing compensation of TDS executive officers, other than executive officers of U.S. Cellular or any of its subsidiaries
• Includes salary, bonus, long-term compensation and all other compensation
● reviewing and recommending to the Board the Long-Term Incentive Plans
● performing functions outlined in Compensation Charter
● utilizing services of an independent compensation consultant
Each member qualifies as independent under NYSE standards
Although not required to do so under NYSE listing standards because it is a controlled company, TDS has voluntarily established a Compensation Committee comprised solely of directors who qualify as independent under the rules of the NYSE.
Even though the Compensation Committee charter permits it to delegate some or all of the administration of the long-term incentive plans, the Compensation Committee has not delegated any of its authority with respect to any of the officers identified in the below Summary Compensation Table.
The Compensation Committee does not approve director compensation. It is the view of the TDS board of directors that this should be the responsibility of the full board of directors. Only non-employee directors receive compensation in their capacity as directors and, as a result, the view of the TDS board of directors is that all directors should participate in such compensation decisions, rather than only some or all of the non-employee directors.
A copy of the charter of the Compensation Committee is available on TDS' website, www.tdsinc.com, under Corporate Governance—Board of Directors—Board Committees & Charters.

Technology Advisory Group (TAG) Committee
Meetings in Fiscal 2019: 3
Members: LeRoy T. Carlson, Jr. (Chair), Kimberly D. Dixon, George W. Off, Christopher D. O'Leary
● Responsible for reviewing, monitoring and informing the Board on technology and related matters affecting TDS business units and its customers, along with its competitors and their customers
● TAG does not have authority to take action with respect to any technology matter, but serves solely in an informational and advisory role
● TAG Committee members are also members of the Technology Advisory Group which includes representatives of management and employees of TDS and U.S. Cellular
The TAG Committee does not have a charter. The responsibilities of the TAG Committee, as generally described above, are set forth in full in the resolutions of the Board establishing such committee.

Pricing Committee
All actions in 2019 were taken by unanimous consent.
Members: LeRoy T. Carlson, Jr. (Chair), Kenneth R. Meyers, Walter C. D. Carlson, alternate member
● Taking actions with respect to TDS financing and capital transactions, such as issuance, redemption or repurchase of debt or shares of capital stock

The Pricing Committee does not have a charter. The responsibilities of the Pricing Committee as generally described above are set forth in full in the resolutions of the Board establishing such committee, as amended.
Director Nomination Process
The CGNC charter provides that the committee will develop selection objectives and oversee the search for qualified individuals to serve on the board of directors and recommend to the board of directors prospective nominees and the re-nomination of incumbent directors. The committee does not nominate directors. The entire board of directors determines whether to nominate prospective nominees and re-nominate incumbent directors.
TDS believes good governance begins with an engaged and diverse board. TDS also believes that it is desirable for a board to have directors who can bring the benefit of diverse backgrounds, experience, skills, education, attributes and other characteristics to permit the board to have a variety of views and insights. TDS does not have any specific, minimum qualifications that the board believes must be met by a nominee for a position on the TDS board of directors. The TDS board believes that substantial judgment, diligence and care are required to identify and select qualified persons as directors. The TDS board has consistently sought to nominate to the board of directors eminently qualified individuals whom the board believes would provide substantial benefit and guidance to TDS.
The CGNC considers and as reflected in its Code of Business Conduct, TDS values diversity and does not discriminate on the basis of gender, age, race, color, sexual orientation, religion, ancestry, national origin, marital status, disability, military or veteran status or citizenship status. In considering whether to recommend that individuals be nominated as director candidates, the CGNC takes into account all facts and circumstances, including diversity. Women and minorities comprise one-third of the current board.
TDS does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. However, because the TDS Voting Trust has over 90% of the voting power in the election of directors elected by the holders of Series A Common Shares, nominations of directors for election by the holders of Series A Common Shares are based on the recommendation of the trustees of the TDS Voting Trust. With respect to candidates for director to be elected by the holders of Common Shares, the CGNC and/or the TDS board may from time to time informally consider candidates recommended by shareholders that hold a significant number of Common Shares. Shareholders that desire to nominate directors must follow the procedures set forth in TDS' Bylaws.
Considering the importance of Federal Communications Commission ("FCC") licenses to TDS, the TDS Bylaws provide that a person will not be eligible to serve or to continue to serve as a director unless he or she is eligible to serve as a director of a company that controls licenses granted by the FCC, as determined by the TDS CGNC or the board of directors with the advice of counsel. Another qualification requirement provides that a person will not be eligible to serve or to continue to serve as a director if he or she is or becomes affiliated with, employed by or a representative of, or has or acquires a material personal involvement with, or material financial interest in, a Business Competitor (as defined in the TDS Bylaws), as determined by the TDS CGNC or the board of directors. Another qualification requirement provides that a person will not be eligible to serve or to continue to serve as a director if, as determined by the TDS CGNC or the board of directors with the advice of counsel, (i) such person's election as a director would violate federal, state or foreign law or applicable stock exchange requirements (other than those related to independence) or (ii) such person has been convicted, including a plea of guilty or nolo contendere, of any felony, or of any misdemeanor involving moral turpitude.

Board Refreshment
In 2013, the CGNC established a process relating to board refreshment and committee composition. Related to this:
•The CGNC and the full board of directors consider the tenure, qualifications and expertise of all of the incumbent directors.
•The CGNC identifies and reviews the desired experience, skills, backgrounds, and characteristics of potential new board members.
•In its annual board assessment, the full board of directors considers its composition and discusses expertise that may be needed in the future.
•The CGNC and the full board of directors also consider the appropriate composition of each of the committees of the board of directors.
Taking into account the above matters, as well as TDS' business and structure, the CGNC embarked on board refreshment in 2019 and Wade Oosterman was elected by the holders of Common Shares and Mitchell H. Saranow became Director Emeritus following the 2019 annual meeting. In 2018, James W. Butman was elected to the Board, replacing David A. Wittwer. And in 2017, Kimberly D. Dixon was elected to the Board, replacing Herbert S. Wander.
Shareholder Engagement
The TDS board of directors and management value the views of our shareholders and are committed to doing what is in the best interests of all stakeholders over the long term.
TDS has been conducting its annual shareholder engagement program with respect to corporate governance and executive compensation programs since 2014. Discussions are intended to occur outside of the proxy season and a presentation is prepared as background for discussions. Management and the board value the feedback and have responded with changes such as Board refreshment, the introduction of our performance share units and a proxy summary. In 2019, we offered to engage on governance-related topics with shareholders representing over 60% of the outstanding common shares. The engagement team is led by the Senior Vice President of Corporate Relations and Corporate Secretary.
In addition, TDS speaks with institutional shareholders throughout the year. Quarterly, we conduct earnings conference calls and we regularly attend investor conferences and hold one-on-one meetings with existing and potential shareholders. Also, senior management and all directors are encouraged to attend the Annual Meeting of Shareholders, where shareholders have the opportunity to make comments and ask questions.
TDS' shareholder engagement program will at all times be conducted in accordance with applicable law, including Regulation FD, and it does not share material non-public information with any shareholder, investor or analyst. Further, our shareholder engagement program in no way replaces or diminishes other ways in which shareholders can communicate with management or the board of directors.
TDS' Investor Relations department is the key point of contact for shareholder interaction. Shareholders may access information about TDS and obtain contact information through the Investor Relations section of our website, www.tdsinc.com.
Shareholder Communication with Directors
Shareholders or other interested parties may send germane communications to the TDS board of directors, to the Chairman of the Board, to the non-management or independent directors or to specified individual directors of TDS at any time. Shareholders or other interested parties should direct their communication to such persons or group in care of the Secretary of TDS at its corporate headquarters, 30 N. LaSalle St., Suite 4000, Chicago, IL 60602. Any shareholder or other communications that are addressed to the board of directors, the Chairman of the Board, the non-management or independent directors or specified individual directors will be delivered by the Secretary of TDS to such persons or group.
For more information, see the instructions on TDS' website, www.tdsinc.com, under Corporate Governance—Board of Directors—Contact the Board.

Meetings of Non-Management and Independent Directors
As required by NYSE listing standards, the non-management directors of TDS meet at regularly scheduled executive sessions without management. The TDS Chairman of the Board, Walter C. D. Carlson, a non-management director, presides at all meetings of the non-management directors. In addition, the independent directors of TDS meet at least once per year in an executive session without management or directors who are not independent.
TDS Policy on Attendance of Directors at Annual Meeting of Shareholders
All directors are invited and encouraged to attend each Annual Meeting of shareholders, which is normally followed by a meeting of the board of directors. In general, all directors attend each Annual Meeting of shareholders unless they are unable to do so due to unavoidable commitments or intervening events. All of the persons serving as directors at that time attended the 2019 annual meeting.
Stock Ownership Guidelines
The TDS Corporate Governance Guidelines provide that, within three years after the date on which a director first became a director and thereafter for so long as each director remains a director of TDS, each director shall own Series A Common Shares and/or Common Shares having a combined value of at least three times, or $240,000, the cash retainer which is currently $80,000. The board of directors reviews this minimum ownership requirement periodically. The stock ownership guidelines are included in TDS' Corporate Governance Guidelines, which have been posted to TDS' website, www.tdsinc.com, under Corporate Governance—Governance Guidelines. All of our directors were in compliance as of December 31, 2019.

TDS EXECUTIVE OFFICERS
The below list does not include James W. Butman, LeRoy T. Carlson, Jr. and Kenneth R. Meyers who are also TDS Board members and included in the disclosure above under "Election of Directors".

Name	Age	Position
Daniel J. DeWitt	68	Senior Vice President—Human Resources
Joseph R. Hanley	53	Senior Vice President—Technology, Services and Strategy
Jane W. McCahon	59	Senior Vice President—Corporate Relations and Corporate Secretary
Peter L. Sereda	61	Executive Vice President and Chief Financial Officer
Kurt B. Thaus	61	Senior Vice President and Chief Information Officer
Scott H. Williamson	69	Senior Vice President—Acquisitions and Corporate Development
Daniel J. DeWitt.    Daniel J. DeWitt was appointed Senior Vice President of Human Resources in January 2017. Prior to that, he was an Executive Psychologist at Shields Meneley Partners, since 2006.
Joseph R. Hanley.    Joseph R. Hanley was appointed Senior Vice President—Technology, Services and Strategy of TDS in 2012. Prior to that, he was Vice President—Technology Planning and Services of TDS for more than five years.
Jane W. McCahon.    Jane W. McCahon was appointed Senior Vice President—Corporate Relations and Corporate Secretary in 2016. Prior to that, she was Vice President—Corporate Relations and Corporate Secretary since 2013. She joined TDS as Vice President—Corporate Relations in 2009.
Peter L. Sereda.    Peter L. Sereda was appointed Executive Vice President and Chief Financial Officer in June 2019. Prior to that he was Senior Vice President—Finance since May 2018 and prior to that he was Senior Vice President—Finance and Treasurer of TDS for more than five years. In 2014, Mr. Sereda was appointed to the board of directors of U.S. Cellular.
Kurt B. Thaus.    Kurt B. Thaus has been the Senior Vice President and Chief Information Officer of TDS for more than five years. In 2014, Mr. Thaus was appointed to the board of directors of U.S. Cellular. Effective January 1, 2018, Mr. Thaus assumed responsibility for TDS' subsidiary OneNeck IT Solutions, with the CEO of OneNeck IT Solutions reporting to him.
Scott H. Williamson.    Scott H. Williamson has been the Senior Vice President—Acquisitions and Corporate Development of TDS for more than five years.

Code of Business Conduct and Ethics Applicable to Officers and Directors
TDS has adopted a Code of Business Conduct and Ethics for Officers and Directors. The foregoing code has been posted to TDS' Internet website, www.tdsinc.com, under Corporate Governance—Officer & Director Code of Conduct.
In addition, TDS has adopted a broad Code of Business Conduct that is applicable to all officers and employees of TDS and its subsidiaries. The foregoing code has also been posted to TDS' Internet website, www.tdsinc.com, under Corporate Governance—Code of Conduct.
TDS intends to disclose any amendments to any of the foregoing codes, by posting such information to the TDS website. Any waivers of any of the foregoing codes for directors or executive officers will be approved by TDS' board of directors or an authorized committee thereof, as applicable, and disclosed either on the TDS website or in a Form 8-K. There were no such waivers during 2019.

PROPOSAL 2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
What am I being asked to vote on in Proposal 2?
In Proposal 2, we are requesting shareholders to ratify the selection of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for the fiscal year ending December 31, 2020. This proposal gives our shareholders the opportunity to express their views on TDS' independent registered public accounting firm for the current fiscal year.
How does the board of directors recommend that I vote on this proposal?
The board of directors unanimously recommends a vote FOR approval of the ratification of the selection of PwC.
We anticipate continuing the services of PwC for the current year. Representatives of PwC are expected to be present at the 2020 Annual Meeting and they will have the opportunity to make a statement and respond to appropriate questions raised by shareholders or submitted in writing prior to the meeting.
Is this vote binding on the board of directors?
This vote is an advisory vote only, and therefore it will not bind TDS, our board of directors or the Audit Committee. We are not required to obtain shareholder ratification of the selection of our independent registered public accounting firm by our Bylaws. However, we have elected to seek such ratification by the affirmative vote of the holders of a majority of the votes which could be cast by shares present or represented by proxy at the 2020 Annual Meeting and entitled to vote with respect to such matter. Should the shareholders fail to ratify the selection of PwC, the Audit Committee will review whether to retain such firm for the fiscal year ending December 31, 2020.
        Your board of directors unanimously recommends a vote "FOR" the approval of Proposal 2.
FEES PAID TO PRINCIPAL ACCOUNTANTS
The following sets forth the aggregate fees (including expenses) billed by TDS' principal accountants PwC for 2019 and 2018:

	2019	2018
Audit Fees(1)	$4,345,668	$4,497,213
Audit Related Fees(2)	305,959	295,373
Tax Fees(3)	—	—
All Other Fees(4)	12,600	13,770
Total Fees	$4,664,227	$4,806,356
___________________

(1)
Represents the aggregate fees billed for professional services rendered for the audit of the annual financial statements for the years 2019 and 2018 included in TDS' and U.S. Cellular's Forms 10-K for those years and the reviews of the financial statements included in TDS' and U.S. Cellular's Forms 10-Q for those years, including the attestation and report relating to internal control over financial reporting. Also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, attest services, consents, and review of documents filed with the SEC.

(2)
Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of TDS' and U.S. Cellular's financial statements that are not reported under Audit Fees. In both 2019 and 2018, this amount represents fees billed for audits of subsidiaries.

(3)	Represents the aggregate fees billed for tax compliance, tax advice, and tax planning, if any.

(4)	Represents the aggregate fees billed for services, other than services described in Notes (1), (2) or (3), if any. This amount includes the fee for access to a virtual accounting research service.
See "Corporate Governance—Board Committees & Charters—Audit Committee Charter— Functions for a description of the Audit Committee's pre-approval policies and procedures with respect to TDS' independent registered public accounting firm.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of four members of the board of directors who are "independent" as defined by the NYSE. The Audit Committee has a written charter that has been approved by the TDS board of directors, a copy of which is available on TDS' website, www.tdsinc.com, under Corporate Governance—Board of Directors—Board Committees & Charters.
Management is responsible for TDS' internal controls and the financial reporting process. TDS has an internal audit staff, which performs testing of internal controls and the financial reporting process. TDS' independent registered public accounting firm is responsible for performing an independent audit of TDS' consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
In this context, the Audit Committee reviewed and discussed the audited financial statements with management, the internal audit staff and representatives of PwC, TDS' independent registered public accounting firm for 2019. Management represented to the Audit Committee that TDS' consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions with PwC also included the matters required to be discussed by the applicable requirements of the PCAOB and the SEC relating to information regarding the scope and results of the audit. The Audit Committee also received from PwC written disclosures and a letter regarding its independence as required by applicable requirements of the PCAOB and discussed this with PwC. The Audit Committee also considered and concluded that the provision of non-audit services by PwC to TDS during 2019 was compatible with their independence.
Based on and in reliance upon these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements as of and for the year ended December 31, 2019 be included in TDS' Form 10-K for the year ended December 31, 2019.
The Audit Committee holds quarterly regularly scheduled in person meetings along with teleconferences to review and approve the financial results for the immediately preceding period. The Audit Committee reviews TDS' Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's agenda for meetings is established by the Audit Committee's chairperson with input from other Committee members and the TDS Vice President—Internal Audit.
During 2019, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of TDS' financial management team. Additionally, the Audit Committee had separate private sessions with TDS management, TDS' Vice President—Internal Audit, TDS' General Counsel, and representatives of PwC, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place.
The Audit Committee is updated periodically on management's process to assess the adequacy of TDS' system of internal control over financial reporting, the framework used to make the assessment and management's conclusions on the effectiveness of TDS' internal control over financial reporting. The Audit Committee also discussed with PwC TDS' internal control assessment process, management's assessment and its evaluation of TDS' system of internal control over financial reporting.
The Audit Committee reviewed with senior members of management, including the Vice President—Internal Audit and General Counsel, TDS' policies and procedures with respect to risk assessment and risk management. The overall adequacy and effectiveness of TDS' legal, regulatory and ethical compliance programs, including TDS' Code of Business Conduct and Whistleblower hotline activity, were also reviewed.
The Audit Committee evaluates the performance of PwC, including the senior audit engagement team, each year and determines whether to reengage PwC or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors' capabilities and the auditors' technical expertise and knowledge of TDS' operations and industry. Based on this evaluation, the Audit Committee intends to engage PwC as TDS' independent registered public accountants for the year ending December 31, 2020. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, TDS anticipates that it will continue to request shareholders to ratify the selection of the independent registered public accounting firm at annual meetings of shareholders.

TDS has engaged PwC since 2002 which leads the Audit Committee to consider tenure. Based on the quality of PwC’s services and the mandated rotation of PwC’s lead engagement partner, the Audit Committee is confident that the Company is receiving quality, independent public accounting services and that continued retention of PwC is in the best interest of the Company and its shareholders.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and PwC the audited financial statements of TDS, including the quality of the financial reporting, the reasonableness of significant accounting judgments and estimates, the clarity of disclosures in the financial statements, and the assessment of TDS' internal controls over financial reporting. In performing all of these functions, the Audit Committee acts in an oversight capacity and relies on TDS' management and PwC.
By the members of the Audit Committee of the board of directors of TDS:

George W. Off, Chair	Clarence A. Davis	Christopher D. O'Leary	Wade Oosterman

PROPOSAL 3

APPROVAL OF TELEPHONE AND DATA SYSTEMS, INC. 2020 LONG-TERM INCENTIVE PLAN
Under the Telephone and Data Systems, Inc. 2011 Long-Term Incentive Plan, as amended (the “2011 Incentive Plan”), a total of 11 million TDS Common Shares, par value $0.01 per share (“Common Shares”) are reserved for issuance.
As of December 31, 2019, approximately 4.3 million Common Shares had been issued under the 2011 Incentive Plan. As a result, there were approximately 6.7 million Common Shares available for issuance under the 2011 Incentive Plan as of December 31, 2019.
However, as of December 31, 2019, approximately 5.7 million Common Shares were subject to outstanding stock option awards, restricted stock unit (“RSU”) awards, performance share awards and deferred bonus and employer match awards. As a result, as of December 31, 2019, approximately 1.0 million Common Shares remained available to be awarded under the 2011 Incentive Plan.
TDS desires to increase the number of shares available for long-term incentive awards and, in connection therewith, the TDS Board of Directors (the “Board”) has adopted the Telephone and Data Systems, Inc. 2020 Long-Term Incentive Plan (the “2020 Incentive Plan”), subject to approval by shareholders. The 2020 Incentive Plan would replace the 2011 Incentive Plan. A total of 5 million Common Shares would be reserved for issuance under the 2020 Incentive Plan. On March 31, 2020, the closing sale price per Common Share as reported on the NYSE was $16.76.
The proposed 2020 Incentive Plan is attached hereto as Exhibit A. The Board unanimously recommends approval of the 2020 Incentive Plan, which is being submitted for approval by the shareholders at the 2020 Annual Meeting pursuant to this Proposal 3. If approved by shareholders, the 2020 Incentive Plan will be effective on the date of such approval and no new awards will be granted under the 2011 Incentive Plan following such date, other than with respect to bonus deferrals and employer match awards for calendar years commencing prior to January 1, 2021.
The following is a description of the proposed 2020 Incentive Plan.
Description of 2020 Incentive Plan
Types of Awards. Under the 2020 Incentive Plan, TDS is authorized to grant incentive stock options (“ISOs”), nonqualified stock options, stock appreciation rights (“SARs”), bonus stock awards, restricted stock awards, RSU awards, other stock-based awards (including, without limitation, dividend equivalents, deferred stock units and stock purchase rights), performance share awards and employer match awards for deferred bonus payments, as described below.
Incentive Plan Stock. As discussed above, a total of 5 million Common Shares would be reserved for issuance under the 2020 Incentive Plan, of which (i) no more than 5 million Common Shares in the aggregate can be issued under the 2020 Incentive Plan in connection with ISOs and (ii) no more than 250,000 Common Shares in the aggregate can be issued under the 2020 Incentive Plan in connection with bonus stock awards. Such numbers are subject to adjustment in the event of a stock split, stock dividend, merger or other event described in “Adjustment” below. To the extent that Common Shares subject to an outstanding award under the 2020 Incentive Plan, the 2011 Incentive Plan or any similar plan maintained by TDS for the benefit of employees or officers under which equity compensation awards remain outstanding as of the effective date of the 2020 Incentive Plan (any of the 2011 Incentive Plan or any such similar plan, a “Prior Plan”) are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award or (ii) the settlement of the award in cash, then those Common Shares again will be available under the 2020 Incentive Plan, except that Common Shares subject to an award under the 2020 Incentive Plan or any Prior Plan will not again be available under the 2020 Incentive Plan if such shares are (y) shares delivered to or withheld by TDS to pay the exercise price or the withholding taxes related to an outstanding award or (z) shares that were subject to a stock-settled SAR and were not issued or delivered upon the net settlement of such SAR.

Effective Date and Termination. If approved by our shareholders at the 2020 Annual Meeting, the 2020 Incentive Plan will become effective as of the date of such approval, and will terminate as of the first annual meeting of our shareholders to occur on or after the tenth anniversary of the date of such approval, unless terminated earlier by the Board. Following the effective date of the 2020 Incentive Plan, no Common Shares that would otherwise be available for grant under the Prior Plans will be available for future grant under the Prior Plans or the 2020 Incentive Plan, other than grants under the Prior Plans with respect to bonus deferrals and employer match awards for calendar years commencing prior to January 1, 2021.
Purposes. The purposes of the 2020 Incentive Plan are to:

•	align the interests of the shareholders of TDS and the recipients of awards under the 2020 Incentive Plan by increasing the proprietary interest of such recipients in TDS’ growth and success;

•	advance the interests of TDS by attracting and retaining officers and other employees of TDS and certain of its affiliates; and

•	motivate such persons to act in the long-term best interests of TDS and TDS’ shareholders.
Eligibility.  Certain employees of TDS, and of affiliates of TDS approved by the Board, who are selected by the Committee (as defined below under “Administration”), are eligible to participate in the 2020 Incentive Plan.  As of December 31, 2019, approximately 387 employees would have been eligible to be selected by the Committee to receive awards under the 2020 Incentive Plan if the plan had been in effect. However, as of December 31, 2019, the Committee had selected only approximately 250 of such employees to receive awards under the 2011 Incentive Plan.
Amendments. The Board may amend the 2020 Incentive Plan at any time, provided that no amendment to the 2020 Incentive Plan may be effective without the approval of the shareholders of TDS if:

•	shareholder approval is required by applicable law, rule or regulation, including any rule of the principal stock exchange on which Common Shares are then traded; or

•	such amendment seeks to modify the prohibition on repricing of stock options and SARs, as described below.
In addition, no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.
Administration. The 2020 Incentive Plan is administered by a committee (for purposes of this description, the “Committee”) selected by the Board and made up of two or more members of the Board, each of whom is intended to be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.
Subject to the terms of the 2020 Incentive Plan, the Committee is authorized to select employees for participation in the 2020 Incentive Plan and to determine the form, amount and timing of each award and, as applicable, the number of Common Shares subject to each award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award, and all other terms and conditions of the award, including without limitation, the form of the agreement evidencing the award. The Committee also has the authority to interpret the 2020 Incentive Plan and establish any rules and procedures necessary or desirable for the administration of the 2020 Incentive Plan. In addition, the Committee may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities, and may accelerate the exercisability or vesting of outstanding awards. The determinations of the Committee are binding on all parties.
Except in the event of a stock split, stock dividend, merger or other event described in “Adjustment” below, or in the event of a “Change in Control” as defined below, the Committee may not, without shareholder approval, (i) reduce the purchase price or base price of an outstanding stock option or SAR; (ii) cancel an outstanding stock option or SAR in exchange for another stock option or SAR with a lower purchase price or base price; or (iii) cancel an outstanding stock option or SAR in exchange for cash or another award if the purchase price of the stock option or the base price of the SAR exceeds the fair market value of a Common Share on the date of such cancellation.

Delegation. To the extent legally permissible, the Committee may delegate some or all of its power and authority under the 2020 Incentive Plan to the Board (or to any members thereof) or to the President and Chief Executive Officer or other executive officer of TDS as it deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the President and Chief Executive Officer or other executive officer of TDS regarding the selection for participation in the 2020 Incentive Plan of an officer of TDS or other person subject to Section 16 of the Securities Exchange Act of 1934, as amended, or decisions concerning the timing, pricing or number of shares subject to an award granted to such an officer or other person.
Performance Measures. In the case of any awards under the 2020 Incentive Plan that are subject to performance-based conditions, the Committee will establish specific performance goals that may be based on any one or more performance measures, including without limitation measures relating to the following (which may be determined on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of TDS, or on an individual basis): the attainment by a Common Share of a specified fair market value for a specified period of time; return to stockholders (including dividends); increase in shareholder value; earnings or income before or after taxes and/or interest; interest expense; economic value created; operating profit or gross margin; return on (or net) assets, equity, investments, operating costs or capital (or invested capital); net income before or after taxes; operating earnings either before or after interest expense and either before or after incentives; earnings before interest, depreciation and/or amortization; earnings before interest, taxes, depreciation, amortization and/or accretion; ratios of capital spending and investment to volume of business measures; cost per gross or net customer addition; revenue per customer; customer turnover rate; net cash provided by operations; price-to-earnings growth; ratios of employees to volume of business measures and population in licensed or operating markets; sales; costs; financing costs; expenses; revenues; earnings per share; customer count; market share; cash flow, cash flow per share, cash flow margin or free cash flow; attainment of cost or expense reduction goals; and/or strategic business criteria, consisting of one or more objectives based on meeting specified goals related to market penetration, geographic business expansion, cost targets, customer acquisition, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, acquisitions or divestitures; any combination thereof; or such other goals as the Committee may determine, whether or not listed herein. Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of TDS (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof.
Performance measures may be amended or adjusted to include or exclude any applicable components, including, without limitation, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting TDS or its financial statements or changes in law or accounting principles.

Stock Options. The 2020 Incentive Plan provides for the grant of ISOs and nonqualified stock options and specifies that the Committee will determine the number of Common Shares subject to a stock option and the purchase price per Common Share subject to a stock option, provided that such purchase price per share may not be less than 100% of the fair market value of a Common Share on the date of grant of the stock option. The exercise of a stock option entitles the holder thereof to receive (subject to withholding tax, if applicable) whole Common Shares, and prior to the exercise of a stock option, the holder of such stock option will have no rights as a TDS shareholder with respect to the Common Shares subject to such stock option. To the extent that the aggregate fair market value (determined as of the date the stock option is granted) of the Common Shares with respect to which stock options designated as ISOs are exercisable for the first time by the option holder during any calendar year (under the 2020 Incentive Plan or any other plan of TDS or any related corporation, including its subsidiaries) exceeds the amount (currently $100,000) established by the Internal Revenue Code, such stock options shall be nonqualified stock options. The Committee will determine the period during which a stock option may be exercised, provided that a stock option granted under the 2020 Incentive Plan may not be exercised later than ten years from the date of grant. In the case of an eligible employee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of TDS or any related corporation, including its subsidiaries, the purchase price per share of an ISO granted under the 2020 Incentive Plan to such employee may not be less than 110% of the fair market value of a Common Share on the date of grant, and the exercise period may not exceed five years from the date of grant. A stock option holder will not be entitled to receive dividend equivalents with respect to the Common Shares subject to such stock option.
Stock Appreciation Rights. The 2020 Incentive Plan provides for the grant of SARs. The number of Common Shares subject to an SAR and the base price of an SAR will be determined by the Committee, provided that the base price per Common Share subject to an SAR may not be less than 100% of the fair market value of a Common Share on the date of grant. The Committee will determine the period during which an SAR may be exercised, provided that an SAR may not be exercised later than ten years from the date of grant. The exercise of an SAR entitles the holder thereof to receive (subject to withholding taxes, if applicable) whole Common Shares, cash or a combination thereof (as determined by the Committee and set forth in the agreement evidencing the SAR) with a value equal to the difference between the fair market value of a Common Share on the exercise date and the base price of the SAR, multiplied by the number of Common Shares with respect to which such SAR is exercised. An SAR holder will not be entitled to receive dividend equivalents with respect to the Common Shares subject to such SAR.
Bonus Stock, Restricted Stock, RSU and Other Stock Awards. The 2020 Incentive Plan provides for the grant of bonus stock awards, which are vested upon grant. As noted above, no more than 250,000 Common Shares in the aggregate may be issued under the 2020 Incentive Plan in connection with bonus stock awards. The 2020 Incentive Plan also provides for the grant of restricted stock awards and RSU awards, which are subject to a restriction period, as well as Other Stock Awards (as described below). An RSU is a right to receive, contingent upon termination of the restriction period, a Common Share or cash equal to the fair market value of a Common Share, as specified by the agreement evidencing the award.
The number of Common Shares subject to an award of bonus stock or restricted stock or an Other Stock Award and the number of RSUs subject to an RSU award, the restriction period or performance period (if any) applicable to the award, any performance measures applicable to the award and the other terms of the award will be determined by the Committee. Unless otherwise determined by the Committee, shares of restricted stock and RSUs will be subject to forfeiture if the holder does not remain continuously employed by TDS or an affiliate during the restriction period or, if the restricted stock or RSU is subject to performance measures, if such performance measures are not attained during the performance period.
Unless otherwise set forth in an award agreement and subject to the terms and conditions of a restricted stock award, the holder of a restricted stock award shall have all the rights as a shareholder of TDS, including but not limited to, voting rights, the right to receive dividends or other distributions and the right to participate in any capital adjustment applicable to all holders of Common Shares. However, a dividend or distribution with respect to Common Shares subject to a restricted stock award, including a regular cash dividend, will be deposited with TDS and will be subject to the same restrictions as the Common Shares with respect to which such dividend or distribution was made.

Prior to the settlement of an RSU award in Common Shares, the holder of such RSU award will have no rights as a shareholder of TDS with respect to the Common Shares subject to the award. However, the agreement for the award may allow the holder of the RSU award to receive, on a current or deferred basis, dividend equivalents on the RSU award and may also provide interest on, or the deemed reinvestment of, any deferred dividend equivalents. Any dividend equivalents with respect to RSU awards will be subject to the same vesting conditions as the RSU awards.
In addition, the 2020 Incentive Plan provides for the grant of other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares (collectively, “Other Stock Awards”), including without limitation dividend equivalents, deferred stock units, stock purchase rights and Common Shares issued in lieu of obligations of TDS to pay cash under any compensatory plan or arrangement, subject to such terms as may be determined by the Committee. The Committee will determine the terms and conditions of Other Stock Awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any distributions, dividends or dividend equivalents with respect to Other Stock Awards will be subject to the same vesting conditions as the underlying awards.  Prior to the settlement of an Other Stock Award in Common Shares, the holder of such award will have no rights as a TDS shareholder with respect to the Common Shares subject to such award.
Performance Share Awards. The 2020 Incentive Plan provides for the grant of performance share awards. Each performance share is a right, contingent upon the attainment of specified performance measures within a specified performance period, to receive a Common Share, which may be restricted stock, or the fair market value of such share in cash, as specified by the agreement evidencing the award. The number of performance shares subject to a performance share award, the applicable performance measures and performance period, and the other terms of a performance share award will be determined by the Committee. Unless otherwise determined by the Committee, if the specified performance measures are not attained during the applicable performance period, then the award recipient will forfeit the performance share award.
Prior to the settlement of a performance share award in Common Shares, the holder of such performance share award will have no rights as a shareholder of TDS with respect to the Common Shares subject to the award. However, the agreement for the award may allow the holder of the performance share award to receive, on a current or deferred basis, dividend equivalents on the performance share award and may also provide interest on, or the deemed reinvestment of, any deferred dividend equivalents. Any dividend equivalents with respect to performance share awards will be subject to the same restrictions as the performance share awards.
Deferred Bonus and Employer Match Awards. The 2020 Incentive Plan permits an employee selected by the Committee to irrevocably elect to defer all or a portion of his or her annual bonus to a deferred compensation account. If a selected employee elects to defer all or a portion of his or her annual bonus and if the Committee determines that an employer match award will be granted, such employer match award may be allocated to the employee’s deferred compensation account in an amount equal to a percentage specified by the Committee of the employee’s deferred annual bonus amount, provided that such percentage may not exceed 33 1/3%. An employee will be fully vested in the deferred bonus amounts credited to his or her deferred compensation account. One-third of the employer match award credited to the employee’s deferred compensation account will become vested on each of the first three annual anniversaries of the last day of the year for which the applicable bonus is payable, provided that the employee remains continuously employed by TDS or an affiliate until such date and the related bonus amount credited to his or her deferred compensation account has not been distributed before such date. Any employer match award that is not vested as of the date that the related bonus amount is distributed will be forfeited as of the date of the distribution. An employer match award previously not forfeited will become fully vested in the event the employee terminates employment by reason of death, retirement (as defined in the 2020 Incentive Plan) or disability (as defined in the 2020 Incentive Plan). An employee’s deferred compensation account will be deemed to be invested in whole and fractional Common Shares.
An employee will receive an amount equal to his or her vested deferred compensation account during the seventh calendar month following the calendar month of his or her termination of employment with TDS and its affiliates, except that an employee may irrevocably elect to receive all or a portion of his or her vested deferred compensation account at an earlier date that is at least three calendar years after the calendar year during which the employee’s deferral election is made.

In the event of the employee’s death, his or her vested deferred compensation account will be paid to the employee’s beneficiary no later than December 31 of the calendar year following the calendar year of the employee’s death.
The Committee may approve a distribution of all or a portion of an employee’s vested deferred compensation account in the event of an unforeseeable emergency causing the employee severe financial hardship. If an employee receives a distribution from his or her deferred compensation account (whether under the 2020 Incentive Plan or any other nonqualified deferred compensation arrangement maintained by TDS or its affiliates) due to unforeseeable emergency, any deferral election by the employee in effect under the 2020 Incentive Plan immediately will be cancelled.
All payments of deferred compensation under the 2020 Incentive Plan will be made in whole Common Shares and in cash equal to the fair market value of any fractional Common Share.
Adjustment
In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation or any successor or replacement accounting standard) that causes the per share value of Common Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the 2020 Incentive Plan, the maximum aggregate number of securities that may be issued under the 2020 Incentive Plan in connection with ISOs, the maximum aggregate number of securities that may be issued under the 2020 Incentive Plan in connection with bonus stock awards, the terms of each outstanding award (including the number and class of securities subject thereto and in the case of a stock option or SAR, the purchase price or base price per share), and the number and class of securities deemed to be held in each deferred compensation account will be appropriately adjusted by the Committee (such adjustments to be made, in the case of outstanding stock options and SARs, in accordance with Section 409A of the Internal Revenue Code). In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of TDS, such adjustments described above may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment will be final, binding and conclusive.
Change in Control
Notwithstanding any other provision in the 2020 Incentive Plan or any agreement, in the event of a Change in Control (as defined below), the Board (as constituted prior to the Change in Control) may in its discretion, but shall not be required to, make such adjustments to outstanding awards under the 2020 Incentive Plan as it deems appropriate, including without limitation:

•
(i) causing some or all outstanding stock options and SARs to become exercisable in full, either immediately or upon a subsequent termination of employment; (ii) causing some or all outstanding restricted stock awards to become nonforfeitable and the restriction periods applicable to some or all outstanding restricted stock awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iii) causing some or all outstanding RSU awards to become nonforfeitable, and to the extent permissible under Section 409A of the Internal Revenue Code, causing the restriction periods applicable to some or all outstanding RSU awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iv) causing some or all outstanding performance share awards to become nonforfeitable, and to the extent permissible under Section 409A of the Internal Revenue Code, causing the performance periods applicable to some or all outstanding performance share awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (v) causing some or all outstanding Other Stock Awards to become nonforfeitable, and to the extent permissible under Section 409A of the Internal Revenue Code, causing the restriction periods applicable to some or all outstanding Other Stock Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (vi) causing the performance measures applicable to some or all outstanding performance share awards, restricted stock awards, RSU awards or Other Stock Awards (if any) to be deemed to be satisfied at the target, maximum or any other level, as determined by the Board (as constituted prior to such Change in Control), either immediately or upon a subsequent termination of employment; and (vii) causing some or all amounts deemed to be held in deferred compensation accounts to become nonforfeitable, either immediately or upon a subsequent termination of employment; and/or

•
substituting for some or all of the Common Shares available under the 2020 Incentive Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding Common Share shall be converted pursuant to such Change in Control, with an appropriate and equitable adjustment to such award as determined by the Board (as constituted prior to such Change in Control) in accordance with the terms of the 2020 Incentive Plan; and/or

•
requiring that outstanding awards, in whole or in part, be surrendered to TDS in exchange for a payment of cash, shares of capital stock of the company resulting from or succeeding to the business of TDS in connection with the Change in Control or the parent thereof, or a combination of cash and shares.

Under the 2020 Incentive Plan, a “Change in Control” is generally defined as the occurrence of any one of the following events: (i) certain acquisitions of the outstanding securities of TDS either having sufficient voting power to elect at least 50% or more of Board members or having 50% or more of the combined voting power of TDS’ then outstanding voting securities; (ii) certain changes in the majority composition of the Board; (iii) consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of TDS (with certain exceptions); or (iv) approval by TDS shareholders of a plan of complete liquidation or dissolution of TDS.
Termination of Employment
All of the terms relating to the treatment of an award (other than deferred bonus and employer match awards) upon an employee’s termination of employment with TDS and its affiliates, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in the agreement evidencing the award. Notwithstanding the foregoing, if an employee ceases to be employed by TDS and its affiliates because of the employee’s negligence or willful misconduct, then the award shall terminate immediately upon such termination of employment.

An employee is fully vested in the deferred bonus amounts credited to his or her deferred compensation account, and the employee’s termination of employment with TDS and its affiliates will not result in forfeiture of such deferred bonus amounts, irrespective of the reason for such separation. If an employee terminates from employment with TDS and its affiliates by reason of retirement (as defined in the 2020 Incentive Plan), disability (as defined in the 2020 Incentive Plan) or death, all employer match awards credited to the employee’s deferred compensation account will become nonforfeitable upon such termination of employment to the extent such awards had not been forfeited previously. If an employee terminates from employment with TDS and its affiliates for any other reason, any unvested employer match awards will be forfeited. Notwithstanding the foregoing, if an employee terminates from employment with TDS and its affiliates because of the employee’s negligence or willful misconduct, then any employer match awards will be forfeited immediately upon such termination of employment.
Forfeiture of Award upon Competition, Misappropriation of Confidential Information, Solicitation or Disparagement
Notwithstanding any other provision of the 2020 Incentive Plan, any option, SAR, restricted stock award, RSU award, performance share award or Other Stock Award, and any balance credited to a deferred compensation account attributable to an employer match award, shall be forfeited if the employee enters into competition with TDS or its affiliates, misappropriates confidential information of TDS or its affiliates, solicits the employees of TDS or its affiliates or disparages TDS or its affiliates, in each case as defined by the 2020 Incentive Plan.
Clawback
Awards granted under the 2020 Incentive Plan, and any cash or shares delivered pursuant to such awards, are subject to forfeiture, recovery by TDS or other action pursuant to any clawback or recoupment policy which TDS may adopt or as otherwise required by law.
Transferability
No ISO is transferable other than pursuant to a beneficiary designation effective on the award recipient’s death.
Other awards and amounts credited to an employee’s deferred compensation account are not transferable other than:

•	pursuant to a beneficiary designation effective on the award recipient’s death; or

•	pursuant to a court order entered in connection with a dissolution of marriage or child support; or

•
in the case of nonqualified stock options, SARs and restricted stock awards, by gift to a permitted transferee (as defined under the 2020 Incentive Plan), to the extent permitted under securities laws and the award agreement.

Except as permitted by the preceding sentences, upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award or deferred compensation account, such award and all rights thereunder will immediately become null and void and any employer match awards credited to a deferred compensation account will immediately be forfeited.
Federal Income Tax Consequences
The following is a brief summary of certain federal income tax consequences, pursuant to the tax laws in effect as of the date of this Proxy Statement, of awards made under the 2020 Incentive Plan. Federal income tax laws are complex and subject to different interpretations, and the following summary is not a complete description of the possible federal income tax consequences of awards made under the 2020 Incentive Plan. The following also does not address the state, local, foreign or other tax consequences of awards made under the 2020 Incentive Plan. The following should not be interpreted as tax advice.

Nonqualified Stock Options. An award recipient will not recognize taxable income at the time of grant of a nonqualified stock option. An award recipient will recognize compensation taxable as ordinary income at the time of exercise of a nonqualified stock option in an amount equal to the excess of the fair market value on the date of exercise of the shares purchased over their exercise price.
Incentive Stock Options. An award recipient will not recognize taxable income at the time of grant of an ISO. Except for purposes of the alternative minimum tax, an award recipient will not recognize taxable income at the time of exercise of an ISO. If the shares acquired by exercise of an ISO are not disposed of during the period ending on the later of: (i) two years from the date the ISO was granted and (ii) one year from the date the ISO was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss. If, however, such shares are disposed of within such two or one year period, then in the year of such disposition, the award recipient will realize compensation taxable as ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares purchased on the date of exercise over their exercise price or (ii) the amount of gain realized. Any gain recognized by the award recipient on the disposition of such shares in excess of the amount taxable as ordinary income will be treated as capital gain, long or short-term depending on whether the stock has been held for more than one year.
SARs. An award recipient will not recognize taxable income at the time of grant of an SAR. An award recipient will recognize compensation taxable as ordinary income at the time of exercise of an SAR in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by TDS.
Bonus Stock. An award recipient will recognize compensation taxable as ordinary income at the time shares of bonus stock are awarded in an amount equal to the excess of the fair market value of such shares at such time over the amount, if any, paid for such shares.
Restricted Stock. An award recipient generally will not recognize taxable income at the time of grant of shares subject to a substantial risk of forfeiture (“restricted stock”), unless the award recipient makes an election under Section 83(b) of the Internal Revenue Code to be taxed at the time the shares of restricted stock are granted. If such election is made, the award recipient will recognize compensation taxable as ordinary income at the time of grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the award recipient will recognize compensation taxable as ordinary income at the time the restrictions constituting a substantial risk of forfeiture on the shares lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. In addition, an award recipient receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions on the shares lapse will recognize compensation taxable as ordinary income, rather than dividend income, in an amount equal to the dividends paid.
Restricted Stock Units. An award recipient will not recognize taxable income at the time of grant of an RSU. An award recipient will recognize compensation taxable as ordinary income at the time the award is settled in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by TDS.
Performance Share Awards. An award recipient will not recognize taxable income at the time of grant of a performance share award. Upon the settlement of a performance share award in the form of unrestricted shares, cash or a combination of both, the award recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by TDS. Upon the settlement of a performance share award in the form of restricted stock, the federal income tax consequences associated with such restricted stock shall be determined in accordance with the section above titled “Restricted Stock.”
Deferral of Annual Bonus Amount and Employer Match Awards. An award recipient generally will not recognize taxable income:

•	at the time of deferral of any annual bonus amount which he or she properly elects not to receive currently by deferring such amount into a deferred compensation account; or

•	at the time of grant of an employer match award.
At the time the award recipient receives a distribution from his or her deferred compensation account, the award recipient will recognize the distributed amount as compensation taxable as ordinary income.

General. Any compensation taxable as ordinary income with respect to an award recipient will generally be subject to applicable federal, state and local income tax withholding. TDS generally will be entitled to a corresponding corporate income tax deduction at the time that ordinary income is recognized by the award recipient, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply. Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's Chief Executive Officer and Chief Financial Officer and the corporation's three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer (the “Covered Employees”), as well as certain persons who previously were Covered Employees.
New Plan Benefits
Disclosure cannot be made of the future benefits or amounts that would be received by or allocated to any participants under the 2020 Incentive Plan because the benefit or amount is not determinable until awarded.
Your board of directors unanimously recommends a vote “FOR” approval of the 2020 Incentive Plan, which would authorize 5 million Common Shares for issuance under the 2020 Incentive Plan.

PROPOSAL 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION
What am I being asked to vote on in Proposal 4?
In Proposal 4, we are providing shareholders with a vote to approve, on an advisory basis, the compensation of our Named Executive Officers ("NEO") as disclosed in this 2020 Proxy Statement as required, including Compensation Discussion and Analysis, compensation tables and discussions. This vote is required to be submitted to shareholders pursuant to SEC rules adopted under provisions in the Dodd-Frank Act. The advisory vote on executive compensation described in this proposal is commonly referred to as a "Say-on-Pay" vote.
TDS is required to request shareholders to vote, on an advisory basis, on the frequency of holding Say-on-Pay votes, commonly referred to as a "Say-on-Frequency" vote, at least once every six years. TDS held a Say-on-Frequency vote at the 2017 Annual Meeting and the shareholders voted by a substantial majority to hold a Say-on-Pay vote every year. Based on the Say-on-Frequency votes in 2017, the TDS board of directors adopted a policy to hold the Say-on-Pay vote every year. Accordingly, TDS is holding a Say-on-Pay vote every year unless and until this policy is changed and it will submit the next Say-on-Frequency proposal to shareholders at the 2023 Annual Meeting.
This proposal gives our shareholders the opportunity to express their views on the overall compensation of our named executive officers and the compensation philosophy, policies and practices.
How does the board of directors recommend that I vote on this proposal?
The board of directors unanimously recommends a vote FOR approval of the Say-on-Pay proposal.
TDS believes that its executive compensation program is reasonable, competitive and strongly focused on pay for performance. TDS' compensation objectives for executive officers are to support the overall business strategy and objectives, attract and retain high-quality management, link compensation to both individual and company performance, and provide compensation that is both competitive and consistent with our financial performance.
Consistent with these goals, the Compensation Committee has developed and approved an executive compensation philosophy to provide a framework for TDS' executive compensation program featuring the policies and practices described in the Executive Summary of the Compensation Discussion and Analysis below.
Is this vote binding on the board of directors?
The Say-on-Pay vote is an advisory vote only, and therefore will not bind TDS, our board of directors or the Compensation Committee. However, the board of directors and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.
Your board of directors unanimously recommends a vote "FOR" the approval of Proposal 4.

EXECUTIVE AND DIRECTOR COMPENSATION
The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation Table and other tables included below, as well as our financial statements and management's discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Compensation Discussion and Analysis
Compensation Philosophy and Objectives
TDS and its business units are committed to providing the very best in customer satisfaction, achieving long-term profitable growth, and building the high-quality teams required to make this possible. As such, we focus on operating in a fiscally responsible manner, and on recruiting and retaining talented employees who believe in the Company's values and long-term perspective.
The objectives of TDS' compensation programs for executive officers are to:

•	support TDS' overall business strategy and objectives;

•	attract and retain high-quality leadership;

•	link individual compensation with attainment of individual performance goals and with attainment of business unit and TDS objectives; and

•	provide competitive compensation opportunities consistent with the financial performance of TDS.
The primary financial focus of TDS as a consolidated enterprise is the increase of long-term shareholder value measured primarily in such terms as consolidated operating revenue, consolidated adjusted earnings before interest, taxes, depreciation, and amortization, consolidated capital spending, return on capital, and total shareholder return. Operating units of TDS may have somewhat different primary financial measures. TDS' compensation policies for executive officers are designed to reward the achievement of such corporate performance goals.
TDS' compensation programs are designed to reward performance on both a short-term and long-term basis. With respect to the NEOs identified in the Summary Compensation Table, the design of compensation programs and performance rewarded are similar but with some differences for each of the NEOs depending on such officer's position and responsibilities. TDS' policies establish incentive compensation performance goals for executive officers based on factors over which such officers are believed to have some control and which are viewed as important to TDS' long-term success. TDS believes compensation should be related to the performance of TDS.
The Compensation Committee evaluates the performance of the President and CEO of TDS in light of the annual and ongoing objectives for TDS and its primary business units and the degree of attainment of those objectives and sets the elements of compensation for him considering such performance evaluation and compensation principles.
With respect to the other executive officers identified in the Summary Compensation Table, the Compensation Committee reviews management's evaluation of the performance of such executive officers, as approved by the President and CEO, and determines and approves the elements of compensation for such executive officers, considering such performance evaluations and compensation principles and the Compensation Committee's own assessment of the performance of these officers, as discussed below.
Executive Compensation Best Practices
We annually review all elements of compensation and where appropriate may make changes. The following provides a summary of "what we do" and "what we don't do".

What We Do
✓ To align pay and performance, we grant performance-based stock units
✓ We design our compensation programs with the goal of motivating executive officers to act in the long-term interest of TDS
✓ Our executive officer compensation levels are based in part on competitive market compensation data supplied by our Compensation Committee's independent compensation consultant, Compensation Strategies, Inc., and by our compensation consultant, Willis Towers Watson
✓ We have an independent Compensation Committee that reviews and approves the salaries, bonuses and long-term compensation of executive officers (other than the President and Chief Executive Officer of U.S. Cellular, whose compensation is approved by U.S. Cellular's Chairman and Long-Term Incentive Compensation Committee)

✓ To align the executive bonus program with the interests of our shareholders, TDS bonuses paid in 2020 with respect to 2019 performance were calculated with an 80% company performance weighting and a 20% individual weighting.
✓ Our compensation goal is to provide compensation and benefit programs that are competitive, attractive and fiscally responsible
✓ The maximum amount of the TDS bonus paid to officers related to company performance is 195% of the target opportunity allocated to company performance
✓ TDS would intend to seek to adjust or recover awards or payments if performance measures are restated or otherwise adjusted as described under "Clawback" below

What We Don't Do
✗ Hedging by directors and officers is prohibited ✗ TDS provides limited perquisites ✗ Except in limited circumstances, our plans, awards and agreements do not include tax gross-ups	✗ TDS does not backdate options or have any program, plan or practice to time the grant of awards in coordination with the release of material non-public information
Results on Say-on-Pay Vote
At our 2019 annual meeting, approximately 97% of the votes cast for the Say-on-Pay vote were in support of the Company’s executive compensation program. Considering that substantial support and other factors, the Compensation Committee did not make any significant changes to TDS’ executive compensation policies and decisions in 2019.
Changes to Officer Bonus Plan
TDS did not make any material changes to its Officer Bonus Plan in 2019.
TDS' Compensation Program
The elements of executive compensation under TDS' compensation program include both annual cash and long-term equity compensation. Annual compensation decisions are based on both individual and corporate short-term and long-term performance. TDS has chosen to pay and provide these elements of compensation after considering common compensation practices of peers and other companies with similar characteristics, in order to support TDS' overall business strategy and objectives. Executive compensation is intended to provide an appropriate balance between long-term and short-term performance.
Elements of Compensation

Annual Cash Compensation	Equity Compensation	Other Benefits Available to Named Executives	Other Generally Applicable Benefits Plans
• Salary	• Performance Share Unit Awards	• Supplemental Executive Retirement Plan	• Tax-Deferred Savings Plan (401(k))
• Bonus	• Stock Options	• Limited Perquisites	• Pension Plan
	• Restricted Stock Units	• Deferred compensation	• Welfare Benefits
(during employment and retirement)

The following charts summarize the material elements of the Company's 2019 executive compensation programs for NEOs. Percentages are rounded.

The Company's CEO and other NEOs have a substantial portion of their compensation at-risk due to it being tied to company performance.

(1) The All Other NEOs chart excludes Mr. Meyers' and Mr. Chambers' compensation since all or a portion of their 2019 compensation was paid by U.S. Cellular.

The Compensation Committee does not consider an officer's outstanding equity awards or stock ownership levels when determining the value of the long-term incentive award component of such officer's compensation. The Compensation Committee makes long-term incentive awards based on performance for a particular year and other considerations.

Risks Relating to Compensation of Executive Officers

TDS does not believe that incentives related to compensation encourage executive officers to take unnecessary, excessive or inappropriate risks that could threaten the value of TDS, or that risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Also, TDS does not believe that risks arising from TDS' compensation policies and practices for its employees, including non-executive officers, are reasonably likely to have a material adverse effect on TDS.

Compensation Consultant

Willis Towers Watson is TDS management's primary compensation consultant but has from time to time provided market compensation data and other materials to the Compensation Committee. Willis Towers Watson also provides compensation consulting and other services to U.S. Cellular, which are described in the U.S. Cellular 2020 proxy statement. The TDS Compensation Committee has no involvement in U.S. Cellular's compensation policies or practices.

As required by SEC rules, the following discloses the role of Willis Towers Watson in determining or recommending the amount or form of executive officer compensation, the nature and scope of the assignment, and the material elements of the instructions or directions given to Willis Towers Watson with respect to the performance of its duties under its engagement. Willis Towers Watson provides external market compensation data to TDS from their executive compensation survey database. See "Benchmarking/Market Compensation Data" below. Willis Towers Watson also performs other services for TDS, which may include consulting on TDS compensation plans.
The Compensation Committee's charter provides that it shall have the authority to engage advisors as it deems necessary to carry out its duties and that TDS shall provide appropriate funding for any advisor retained, as well as ordinary administrative expenses that are necessary or appropriate in carrying out its duties. Pursuant to such authority, since 2008, the Compensation Committee has retained and obtained the advice of Compensation Strategies, Inc., a provider of executive compensation consulting services. TDS management has no role in the engagement of Compensation Strategies and Compensation Strategies has not provided any services to TDS nor its affiliates other than its services to the Compensation Committee.
As required by SEC rules, the following discloses the role of Compensation Strategies in determining or recommending the amount or form of executive officer compensation, the nature and scope of the assignment, and the material elements of the instructions or directions given to Compensation Strategies with respect to the performance of its duties under its engagement: Compensation Strategies reviews TDS' various executive compensation elements and programs and provides independent analysis and advice to the Compensation Committee for the purpose of evaluating such elements and programs. As discussed below under "Benchmarking/Market Compensation Data", Compensation Strategies conducted a competitive review of compensation levels of TDS executive officers in 2019 as a comparison to the information provided by Willis Towers Watson. In 2019, Compensation Strategies also provided advice to the Compensation Committee relating to the designs of the bonus program and the long-term incentive program, as well as advice on other elements of compensation.
Compensation Consultant Conflicts of Interest
As required by SEC and NYSE rules, with regard to Willis Towers Watson and Compensation Strategies, the Compensation Committee considered if their work raised any conflict of interest.
Based on its review, the Compensation Committee determined that the work did not raise any conflict of interest considering the factors identified in Rule 10C-1 under the Securities Exchange Act of 1934, as amended.
Although the independence rules of Section 303.05 of the NYSE Listed Company Manual are not applicable to TDS because it is a controlled company, the Compensation Committee believes that Compensation Strategies would nonetheless satisfy the independence requirements of such rules if they were applicable, considering the factors identified in Rule 10C-1.
Neither Willis Towers Watson nor Compensation Strategies provides any advice as to director compensation.
Unrealized Components of Compensation
The compensation reported under "Stock Awards" and "Option Awards" in the Summary Compensation Table represents grant date values as required by SEC rules and does not represent currently realized or realizable compensation. The NEOs will not realize cash from such awards unless and until any stock awards are vested and the shares received upon vesting are sold for cash, or unless and until any stock options become exercisable, are exercised and the shares received upon exercise are sold for cash. There is no assurance that this will occur. In general, awards are subject to a risk of forfeiture and the options will expire if not exercised during their term. The compensation realized by a NEO may be more or less than the amount reported in the Summary Compensation Table below depending on the performance of the TDS stock price and other factors. With respect to 2019, the amount of compensation realized by each NEO can be approximated by (i) deducting from the amount in the "Total" column in the Summary Compensation Table the amounts reported in the "Stock Awards" and "Option Awards" columns for such officer, and (ii) adding the values realized by such officer as set forth in the Option Exercises and Stock Vested table below. However, other unrealized components of compensation also may be included in the Summary Compensation Table, such as retirement plan contributions that are subject to a vesting schedule.
Benchmarking/Market Compensation Data
TDS does not engage in "benchmarking" as defined by the SEC, which would entail using compensation data about other companies as a reference point—either wholly or in part—to base, justify or provide a framework for a compensation decision.

TDS does obtain, review and consider a broad-based third-party survey of market compensation data from Willis Towers Watson. For compensation decisions in 2019, data was obtained from the Willis Towers Watson 2019 database, reflecting similarly-sized (primarily based on revenue) companies within the general industry. Where regression data were not available, tabular data were used based on a relevant sample of similarly-sized companies. This database was used to identify the ranges of annual cash compensation considered to be appropriate for the NEOs. This database also was used in evaluating the equity compensation awards of the NEOs. TDS believes this approach provides a reasonably accurate reflection of the competitive market for such elements of compensation necessary to retain current executives and attract future executives to positions at TDS. In addition, TDS believes this methodology is more statistically valid than solely benchmarking these elements of compensation to the limited number of companies in the peer group used for the "Stock Performance Graph" that is included in the TDS Annual Report to shareholders.
The identities of the individual component companies that are included in the Willis Towers Watson database are not disclosed or considered by TDS or the Compensation Committee. TDS and the Compensation Committee rely upon and consider to be material only the aggregated survey data prepared by Willis Towers Watson.
In addition, the Compensation Committee obtains peer group information from Compensation Strategies. In particular, with respect to 2019, Compensation Strategies provided market data for a peer group for purposes of a competitive review of compensation levels of TDS' executive officers. This was done as a comparison against the information provided by Willis Towers Watson in connection with the approval of 2019 compensation.
Compensation Strategies created an industry peer group that consisted of the following 22 publicly-traded companies: American Tower Corp., AT&T, CenturyLink Inc., Charter Communications, Inc., Cincinnati Bell Inc., Comcast Corp., Consolidated Communications Holding, Inc., Crown Castle International Corp., DISH Network Corporation, Equinix, Inc., Frontier Communications Corp., Harris Corporation, IDT Corporation, NII Holdings, Inc., SBA Communications Corporation, Shenandoah Telecommunications Co., Sprint Corp., T-Mobile U.S. Inc., Verizon Communications, Inc., Vonage Holdings Corp., Windstream Holdings, Inc., and Zayo Group Holdings, Inc. These companies were included in this analysis because they are companies somewhat similar in revenue size to TDS and in similar industries.
TDS also considers compensation arrangements at the companies in the peer group index included in the "Stock Performance Graph" that is included in the TDS Annual Report to shareholders, as well as other companies in the telecommunications industry and other industries, to the extent considered appropriate, based on similar size, function, geography or otherwise. This information is used to generally understand the market for compensation arrangements for executives but is not used for benchmarking purposes.
Company Performance
U.S. Cellular produced a payout of 97.3% of target for the company performance portion of its 2019 executive officer bonus plan, as disclosed in the U.S. Cellular 2020 proxy statement. TDS Telecom company performance for purposes of its 2019 bonus plan was determined to be 112.3% of target. For bonuses relating to 2019 performance paid in 2020, TDS company performance was based on consolidated results of TDS across the enterprise. The TDS consolidated company performance for purposes of its 2019 bonus paid in 2020 was determined to be 99.2% of target.
For the 2019 performance year, the TDS consolidated company performance was based on the following three metrics with the following weights: consolidated operating revenue (50%), consolidated adjusted earnings before interest, taxes, depreciation and amortization (40%), and consolidated capital expenditures (10%).
The following shows TDS' calculation of consolidated company performance with respect to 2019. The below amounts are based on the performance metrics established specifically for bonus purposes and may not agree with TDS' financial statements, which are based on accounting principles generally accepted in the United States of America ("GAAP"), or with other publicly disclosed measures. As compared to GAAP, the below bonus metrics results and targets may be adjusted for amounts relating to items such as acquisitions and divestitures, material accounting adjustments, or major business decisions. The below bonus targets are intended to reflect the regular operating results over which TDS officers have significant influence.

($ in thousands)
Performance Measures	Final Bonus Results for 2019 (1)	Final Target for 2019	Bonus Results as a % of Target	Minimum Threshold Performance (as a % of Target)	Maximum Performance (as a % of Target)	Interpolated % of Target Bonus Earned (if within Minimum and Maximum Range)	Weight	Weighted Avg % of Target Bonus
Consolidated Operating Revenue	$5,176	$5,388	96.1%	90%	110%	80.3%	50%	40.1%
Consolidated Adjusted Earnings before Interest, Taxes, Depreciation and Amortization	$1,319	$1,277	103.3%	85%	115%	121.7%	40%	48.7%
Consolidated Capital Expenditures	$1,032	$1,040	99.2%	105%	90%	103.8%	10%	10.4%
Overall Company Performance							100%	99.2%
_______________________

(1)	Final Bonus Results for 2019 are based on externally reported metrics
If a metric does not meet the minimum threshold performance level, the plan provides that it will be at the discretion of the Compensation Committee to determine if a bonus will be paid with respect to such metric. If maximum performance or greater is achieved, 200% of the bonus opportunity for that metric will be funded, except with respect to Consolidated Capital Expenditures for which the maximum bonus opportunity is 150% of target. As shown above, the minimum threshold was achieved with respect to all of the three metrics, but performance was less than maximum performance for all three metrics. As a result, the payout level was interpolated as indicated above based on the formula included in the TDS bonus plan.
Personal Objectives and Performance
In addition to TDS and/or business unit performance, the Compensation Committee may consider personal objectives and performance. There was no minimum level of achievement of any personal objectives that was required for any cash compensation decision. The assessment of the achievement of personal objectives is not formulaic, objective or quantifiable. Instead, the individual performance considerations are factors, among others, that are taken into account in the course of making subjective judgments in connection with compensation decisions.
The TDS officer bonus plan considers company performance and individual performance when determining the amount of bonuses.
TDS Corporate Objectives and Accomplishments
In addition to achieving TDS financial performance of 99.2% of target as discussed above, TDS Corporate supported the overall organization in the following initiatives:

•	achieving financial targets for EBITDA, Capital Spending and Free Cash Flow while continuing to make long-term investments in the business;

•	identifying and realizing cost savings at TDS Corporate and working with the business units to identify and realize additional cost savings and cost efficiencies;

•	developing and, as appropriate, executing financing strategies for growth initiatives while minimizing financing and other risk;

•	assisting U.S. Cellular in developing a strategy related to future spectrum auctions;

•	assisting U.S. Cellular in the successful acquisition of millimeter wave spectrum;

•	assisting TDS Telecom in sourcing, evaluating and acquiring attractive cable properties;

•	oversee expansion and successful execution of fiber deployment program at TDS Telecom, developing processes and criteria to identify and approve new markets; and

•	developing a program to formalize disclosures about environmental, social and governance issues.
The following shows the position, tenure and primary responsibilities of each NEO, which, among other factors, were considered in connection with compensation paid by TDS in or with respect to 2019:

	LeRoy T. Carlson, Jr.	Kenneth R. Meyers	Peter L. Sereda	James W. Butman	Scott H. Williamson	Douglas W. Chambers
Position at TDS	Director and President and CEO	Director and Executive Officer	Executive Vice President and Chief Financial Officer (6/24/19 to present)	Director and Executive Officer	Senior Vice President—Acquisitions and Corporate Development	Former Senior Vice President-Finance and Chief Accounting Officer (chief financial officer and chief accounting officer) (5/18/18-6/24/19)
Position at U.S. Cellular	Director and Chairman	Director and President and CEO	Director	N/A	N/A	Senior Vice President, Chief Financial Officer and Treasurer (6/24/19 to present)
Position at TDS Telecom	Director and Chairman	N/A	Director and Vice President and Treasurer	Director and President and CEO	N/A	N/A
Year Appointed to Current Officer Title	1981 (President) and 1986 (CEO)	2013	2019	2018	1998	2019
Year First Involved with TDS or its Subsidiaries as Director or Employee	1968	1987	1998	1985	1995	2007
Primary Responsibilities for 2019	Primary responsibility for operations and performance of TDS and subsidiaries as TDS CEO	Primary responsibility for operations and performance of U.S. Cellular as its CEO
Up to 6/24/19, primary responsibility for capital markets, cash & investment management, insurance and risk management, and legal services.  Effective 6/24/19, additional responsibilities included general accounting, financial reporting and controls, tax, and financial analysis & strategic planning.
				Primary responsibility for operations and performance of TDS Telecom as its CEO	Primary responsibility for acquisitions and corporate development, and auction strategy of TDS and subsidiaries
Up to 6/24/19, primary responsibility for financial reporting and controls, tax, and financial analysis & strategic planning at TDS.  Effective 6/24/19, primary responsibility for general accounting, financial reporting and controls, revenue assurance, credit and real estate activities at U.S. Cellular.

Letter and Consulting Agreements
U.S. Cellular and Kenneth R. Meyers are parties to a letter agreement dated July 25, 2013 relating to his appointment as President and CEO effective June 22, 2013 (the "Meyers Letter Agreement"). In operative part, this included provisions relating to initial and annual equity awards and, retiree medical/life insurance benefits and a related tax gross-up.
Annual Cash Compensation
Annual compensation decisions are based partly on individual and corporate short-term performance and partly on individual and corporate cumulative long-term performance during the executive's tenure in his or her position, particularly with regard to the President and CEO. Additionally, general industry compensation data is used in evaluating annual compensation.
The Compensation Committee also considers recommendations from the President and CEO of TDS regarding compensation for the NEOs other than himself, each of which reports directly to him. TDS' Senior Vice President—Human Resources prepares for the Compensation Committee an analysis of compensation paid to similar executive officers of other comparable companies. See "Benchmarking/Market Compensation Data" above.

In general, other facts and circumstances that are considered in making annual cash compensation decisions include TDS' status as a public company and a controlled company; the fact that TDS is primarily a regional competitor and that some of its competitors are national or global telecommunications companies that are much larger than TDS and possess greater resources than TDS; the value of TDS' assets; and TDS' primary financial focus of increasing long-term shareholder value.
The Compensation Committee also considers relevant information provided by the TDS Human Resources department, Willis Towers Watson and Compensation Strategies.
The elements of compensation and ranges for such elements are discretionary. No specific measures of performance or factors are considered determinative in the compensation of executive officers. Ultimately, it is the informed judgment of the Compensation Committee, after reviewing all the facts and circumstances, that determines the elements of compensation and total compensation for the executive officers.
Base Salary
The base salary of each officer is set within the range identified for this element based on an assessment of the responsibilities and the performance of such officer, also taking into account the performance of TDS and/or its business units or divisions, other comparable companies, the industry and the overall economy during the preceding year, as well as other factors. The Summary Compensation Table includes the dollar value of base salary (cash and non-cash) earned by the NEOs during 2019, 2018 and 2017, whether or not paid in such year.
The following shows certain information relating to the rate of base salary paid by TDS in 2019 compared to 2018 for the NEOs whose 2018 compensation was previously reported:

	LeRoy T. Carlson, Jr.	Douglas W. Chambers(1)	James W. Butman	Scott H. Williamson
2018 Base Salary effective 1/1/18	$1,352,700	—	$562,500	$697,000
2018 Base Salary effective 5/18/18	—	$360,000	—	—
2019 Base Salary effective 1/1/19	$1,352,700	$378,000	$612,500	$697,000
$ Change in 2019	—	$18,000	$50,000	—
% Change in 2019	—	5.0%	8.9%	—
(1) Mr. Chambers transferred from U.S. Cellular to TDS on 5/18/18 and then transferred back to U.S. Cellular on 6/24/19.
The TDS Compensation Committee reviews the base salary and bonus of the executive officers on an aggregate basis as described below under "Total Cash Compensation."
Bonus
TDS established the 2019 Officer Bonus Program for awarding bonuses to certain executives. For bonuses relating to 2019 performance that were paid in 2020, in general, 20% of an officer's target bonus was based on the officer's individual performance and the remaining 80% was based on company performance (utilizing the weightings and metrics described above under "Company Performance"). The maximum amount of the bonus actually paid based on company performance could not exceed 195% of the target and the maximum bonus based on individual performance could not exceed 160% of the target.
The program provided that the TDS Telecom President and CEO would have the same company and individual performance weightings as the other TDS executive officers, provided that the company performance was to be based on TDS Telecom's performance rather than TDS' consolidated performance. However, the amount of the bonus payable to the TDS Telecom President and CEO was not formulaic and was based on TDS Telecom's bonus plan, TDS Telecom metrics and various other performance measures is the discretion of the TDS President and CEO and the TDS Compensation Committee.

The President and CEO of TDS did not participate in the 2019 Officer Bonus Plan. Rather, TDS has established performance guidelines and procedures for awarding bonuses to the President and CEO of TDS. These guidelines and procedures provide that the Compensation Committee in its sole discretion determines whether an annual bonus will be payable to the President and CEO of TDS for a performance year and, if so, the amount of such bonus, and describe factors that may be considered by the Compensation Committee in making such determination, including any factors that the Compensation Committee in the exercise of its judgment and discretion determines relevant. The guidelines and procedures provide that no single factor will be determinative and no factor will be applied mechanically to calculate any portion of the bonus of the President and CEO. The entire amount of the bonus is discretionary. The guidelines and procedures provide that the President and CEO will have no right or expectation with respect to any bonus until the Compensation Committee has determined whether a bonus will be paid for a performance year.
The TDS 2019 Officer Bonus Program did not cover the President and CEO of U.S. Cellular, who is subject to separate guidelines as described in U.S. Cellular's 2020 proxy statement. Additionally, the TDS Officer Bonus Program did not cover Mr. Chambers since he transferred to U.S. Cellular on June 24, 2019 and received a bonus for 2019 from U.S. Cellular.
Summary of Bonus Payments
The following shows information with respect to each NEO that received a bonus for 2019 performance (paid in 2020) from TDS, showing the amount of bonus awarded. The bonus for Mr. Meyers and Mr. Chambers for 2019 performance was paid by U.S. Cellular as described in the U.S. Cellular 2020 proxy statement. Additionally, since Mr. Sereda became a NEO on June 24, 2019, his bonus calculation was prorated between his two positions at TDS.
As noted above under "Company Performance," the overall percentage achieved by TDS with respect to company performance for 2019 was determined to be 99.2%. Certain amounts below are rounded.

		Formula	LeRoy T. Carlson, Jr.	Peter L. Sereda (2)	James W. Butman	Scott H. Williamson
a	2019 base salary		$1,352,700	$576,250	$612,500	$697,000
b	Target bonus percentage (informal for Mr. Carlson and Mr. Butman)		90%	54%	75%	50%
c	Target bonus for 2019	a × b	$1,217,430	$311,813	$459,375	$348,500
d	Percentage of 2019 target bonus based on company performance (informal for Mr. Carlson and Mr. Butman)		80%	80%	80%	80%
e	Target bonus for company performance	c × d	$973,944	$249,450	$367,500	$278,800
f	Calculation of amount reported under "Non-Equity Incentive Plan Compensation" column based on company performance in 2019 (1)	e × 99.2%	N/A	$247,455	N/A	$276,570
	Calculation of amount reported under "Bonus" column:
g	Amount of discretionary bonus based on individual performance		N/A	$82,345	N/A	$91,330
h	Discretionary bonus (1)		$1,195,029	N/A	$583,406	N/A
i	Subtotal of amount reported under "Bonus" column	g + h	$1,195,029	$82,345	$583,406	$91,330
	Total bonus for 2019 paid in 2020 (sum of amount reported under "Non-Equity Incentive Plan Compensation" column and amount reported under "Bonus" column)	f + i	$1,195,029	$329,800	$583,406	$367,900

(1)
Unlike the TDS 2019 Officer Bonus Program, which provides that a specified percentage of an officer's bonus will be determined based on company performance measures (as described above) and that the remaining percentage will be discretionary based on individual performance, the bonus guidelines for the President and CEO of TDS (LeRoy T. Carlson, Jr.), do not provide such specificity and provide that the entire amount of the bonus is discretionary. Accordingly, the entire amount of the bonus for LeRoy T. Carlson, Jr. is reported under the "Bonus" column of the Summary Compensation Table. In addition, although the TDS Officer Bonus Program and TDS Telecom bonus plan are used as guidelines for the bonus for the President and CEO of TDS Telecom, the actual amount of the bonus paid is not formulaic and is based on such bonus arrangements, metrics of TDS Telecom and various other facts and circumstances. Accordingly, the entire amount of the bonus for James W. Butman is reported under the "Bonus" column of the Summary Compensation Table.

(2) Mr. Sereda's performance was prorated at 5 months with a 45% bonus target percentage on a base salary of $543,000 and 7 months with a target bonus percentage of 60% and a base salary of $600,000.

As indicated above, the TDS Compensation Committee approved the following bonuses for the above NEOs with respect to their 2019 performance:

	LeRoy T. Carlson, Jr.	Peter L. Sereda	James W. Butman	Scott H. Williamson
2019 Bonus Paid in 2020	$1,195,029	$329,800	$583,406	$367,900
Target Bonus	$1,217,430	$311,813	$459,375	$348,500
Percentage of Target Bonus	98%	106%	127%	106%
Mr. Carlson's bonus reflects the Compensation Committee's subjective judgment of the bonus that Mr. Carlson should receive based on company performance, individual performance and other factors, including Mr. Carlson's total cash compensation of base salary and bonus, as discussed below.
The individual performance percentage for Mssrs. Sereda, Butman and Williamson was based on the recommendation of the TDS President and CEO, based on his subjective judgment of their personal achievements and performance in 2019.
Kenneth R. Meyers and Douglas W. Chambers did not receive a bonus from TDS because their bonuses were paid by U.S. Cellular, as described in U.S. Cellular's 2020 proxy statement.
Total Cash Compensation
The following shows information relating to total cash compensation in 2019 for the NEOs that received a bonus with respect to 2019 from TDS:

	LeRoy T. Carlson, Jr.	Peter L. Sereda	James W. Butman	Scott H. Williamson
Base Salary in 2019	$1,352,700	$576,250	$612,500	$697,000
2019 Bonus Paid in 2020	$1,195,029	$329,800	$583,406	$367,900
Total Cash Compensation in 2019	$2,547,729	$906,050	$1,195,906	$1,064,900

Total Cash Compensation per Willis Towers Watson Survey:
50th percentile	$2,555,000	$580,000	$1,175,000	$695,000
75th percentile	$3,380,000	$640,000	$1,555,000	$865,000
The amount reported above as Base Salary represents the NEO's 2019 base salary. The Compensation Committee, based on its analysis and consultation with Compensation Strategies, believes that total cash compensation paid to TDS executive officers is in line with TDS' peers, but that a greater proportion of the total cash compensation should be paid as bonus and less should be paid as salary compared to peers.

The Compensation Committee bases its decisions on a subjective view of the appropriate cash compensation to be provided to the NEOs considering the following:
•Importance and performance of job responsibilities
•Financial performance of TDS and its subsidiaries

•	Years of service with TDS and/or U.S. Cellular

•	Compensation of officers at comparable companies with similar responsibilities

Long-Term Equity Compensation
The Compensation Committee also determines long-term equity compensation awards to the NEOs (other than the President and CEO of U.S. Cellular whose equity awards are determined by the U.S. Cellular Long-Term Incentive Compensation Committee) under the TDS long-term incentive plans, which awards historically have included options, restricted stock units, performance share units and bonus match units, as discussed below. Long-term equity is usually granted to all equity recipients at the same time each year. TDS may also make grants of equity awards during other times of the year as it deems appropriate. All option, restricted stock unit, performance share unit and bonus match unit awards are expensed over the applicable vesting periods.
Although the Compensation Committee has the discretion to grant various awards, prior to 2016 it generally only granted service-based restricted stock units and service-based options. However, beginning in 2016, performance share unit awards were added to the long-term incentive mix of awards granted to executive officers. With respect to long-term compensation, the Senior Vice President—Human Resources prepares an analysis of long-term compensation paid to similar officers of comparable companies (see "Benchmarking/Market Compensation Data" above). This information is presented to the Compensation Committee, which approves the long-term compensation of the NEOs in part based on such information. The Compensation Committee also looks at the mix of salary, bonus and long-term incentive compensation, and obtains additional information from its compensation consultant, Compensation Strategies.
Long-term compensation awards for executive officers are based, in part, on company and individual performance, with the goal of increasing long-term company performance and shareholder value. Stock options, restricted stock units and bonus match units generally vest over three years, and performance share unit awards are subject to a three-year performance period, to reflect the goal of relating long-term executive compensation to increases in shareholder value over the same period. The President and CEO of TDS may recommend to the Compensation Committee long-term compensation in the form of stock option, performance share unit and restricted stock unit grants or otherwise for the executive officers other than himself.
Performance share units better align compensation with the Company's long-term strategy
Long-term equity compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value. In 2016 TDS began issuing performance share units to certain TDS executive officers. In 2019, TDS expanded the base of employees eligible for performance share units to executive officers, officers and directors.
Performance for the financial-based performance share units is measured over a three year time period using three key performance metrics. The three-year performance period applicable to each year's performance share unit awards results in an overlap of performance periods.
Performance against the goals established for each award is measured separately for each year's award. Information relating to prior awards was disclosed in previous proxy statements. The below describes the performance measures that are applicable to the 2019 awards, describes the current level of performance achievement of the 2019 awards and provides certain additional information regarding such awards. The performance measures established for executives of TDS differed from the performance measures established for executives of TDS Telecom.
With the pay-for-performance program, each of the designated executives was granted a performance share unit award with a payout target opportunity in TDS Common Shares. The payout could be increased up to 200% of target or reduced to 0% based on achievement of the key metrics.

TDS performance metrics and methodology for 2019 performance share unit awards

		Methodology during Performance Period	Weighting
Return on Capital ("ROC")	•	Simple average of the three fiscal years in the performance period	40%
	•	Based on Adjusted Net Operating Profit After Tax divided by Average Capital
Total Revenue	•	Cumulative Consolidated Operating Revenue over the three fiscal years in the performance period	40%
Relative Total Shareholder Return ("TSR")	•	Comparison of TDS to specified peer group from the beginning to the end of the performance period	20%
	•	Dividends, if any, are deemed to be reinvested in additional shares of the subject company, based on the then-current closing stock price
TDS performance share unit peer group at December 31, 2019

American Tower Corp. AT&T, Inc. CenturyLink, Inc. Charter Communications, Inc. Cincinnati Bell, Inc. Comcast Corp. Consolidated Communications Holdings, Inc.	Crown Castle International Corp. DISH Network Corp. Equinix, Inc. Frontier Communications Corp. Harris Corp. IDT Corp. NII Holdings, Inc. SBA Communications Corp.	Shenandoah Telecommunications Co. Sprint Corp. T-Mobile U.S. Inc. Verizon Communications, Inc. Vonage Holdings Corp. Windstream Holdings, Inc. Zayo Group Holdings, Inc.
TDS performance share unit performance for 2019 Grants
Below are the three TDS performance share unit metrics along with the potential number of shares that would be issued to NEO recipients of the TDS awards with respect to the performance share units awarded in 2019 based on Threshold, Target and Maximum performance. Payout as a percent of Target in the table, below, is based on expectations of performance as of December 31, 2019. The final determination of performance will be based on achievement during the three year performance period, which ends on December 31, 2021.

Performance Measure	Threshold(1)	Target	Maximum(2)	Payout (as a % of Target) (3)
Total Revenue	—	42,248	84,496	84%
Return on Capital	—	42,248	84,496	130%
Relative Total Shareholder Return	10,562	21,123	42,246	100%
	10,562	105,619	211,238
________________

(1) Represents the minimum payout level possible that is more than a zero (0) payout. In the case of TDS’ 2019 performance share unit grants, the minimum payout level possible will result if the threshold levels for the Total Revenue and Return on Capital measures are not achieved, and the Relative Total Shareholder Return measure (which has a weight of 20%) achieves a 50% payout. Such a scenario will result in a payout which is 10% of the Target amount (calculated as 20% x 50%) times 105,619 shares. If none of the Threshold amounts are achieved, the payout would be zero (0).

(2) Represents the maximum number of TDS Common Shares that would be delivered if each company performance measure equals or exceeds 200% of Target.

(3) Represents December 31, 2019 assessed probability of achieving the performance targets. At December 31, 2019, the expectation of final performance at vest date was more than the Target but less than the Maximum for the 2019 grants. Final determination of payout will be based on actual results. Actual payout as a percentage of target could differ significantly from that projected in the table above.

The following summarizes the TDS performance share unit awards granted to NEOs during 2019. All grants were made utilizing the TDS performance measures. James W. Butman was granted TDS Telecom performance awards which utilized the TDS Telecom performance measures. Mr. Meyers did not receive a grant because he was employed by U.S. Cellular.
2019 TDS PSU Grants

	Threshold	Target	Maximum
LeRoy T. Carlson, Jr.	7,289	72,890	145,780
Douglas W. Chambers	580	5,801	11,602
Peter L. Sereda	1,161	11,613	23,226
Scott H. Williamson	1,532	15,315	30,630
Total	10,562	105,619	211,238
The grant date fair value of the performance share unit awards is calculated in accordance with FASB ASC 718.
Performance on 2017 Performance Share Units Produced a 59% Payout
The performance period for the 2017 performance share units ended on December 31, 2019. On February 18, 2020, the 2017 performance share units were reviewed against the set metrics and performance was certified by the Compensation Committee. The certified attainment was 59% and the shares have been issued.

Performance Measure	3-Year Cumulative Results	Target (100% Payout)	Payout % Achieved	Revised Award(1)
Total Revenue	$15.33 B	30,659	—%	—
Return on Capital	3.1%	30,659	108%	35,514
Relative Total Shareholder Return	38.5%	15,329	77%	12,609
Total Performance Share Units		76,647	59%	48,123
(1) Includes accumulated dividend equivalents, and additional pro-rated adjustments due to the retirement of another employee
The following summarizes the adjustment on February 18, 2020 of the performance share unit awards granted during 2017 to the following NEOs.

	Target Award	Adjustment above/(below) Target(1)	Total Award Adjusted on February 18, 2020
LeRoy T. Carlson, Jr.	49,636	(18,474)	31,162
Peter L. Sereda	10,424	(3,877)	6,547
Scott H. Williamson	16,587	(6,173)	10,414
Total	76,647	(28,524)	48,123
(1) Includes accumulated dividend equivalents, and additional pro-rated adjustments due to the retirement of another employee

In 2019 TDS began granting performance share units to TDS Telecom executives to align compensation with its long-term strategy
TDS began issuing performance share units to senior-level employees of TDS Telecom in 2019. Performance for the financial-based performance share units is measured over a three year time period using three key performance metrics specific to TDS Telecom's performance. James W. Butman is the only TDS NEO subject to the TDS Telecom performance measures.
With this pay-for-performance program, each of the TDS Telecom participants was granted a performance share unit award with a payout target opportunity in TDS Common shares. The payout can be increased up to 200% of target or reduced to 0% based on achievement of the key metrics. Performance share units accumulate dividend equivalents (in the form of additional performance share units) which are forfeitable if the performance metrics are not achieved. Dividend equivalents are accrued each quarter that TDS pays a dividend for the period between the grant date and the date the award is settled and will only be issued if and when the shares underlying the performance share units are issued.
TDS Telecom performance metrics and methodology for 2019 awards - the performance period is January 1, 2019 through December 31, 2021.

		Methodology during Performance Period	Weighting
Total Revenue	•	Cumulative Operating Revenue over the three fiscal years in the performance period	40%
Adjusted Earnings Before Interest, Tax, Depreciation, Amortization and Accretion ("EBITDA") Margin Percent	•	Average of the three fiscal years in the performance period	40%
	•	Based on Adjusted EBITDA divided by Operating Revenue
Return on Capital ("ROC")	•	Average of the three fiscal years in the performance period	20%
	•	Based on Adjusted Net Operating Profit After Tax divided by Average Capital

TDS Telecom performance share unit performance for 2019 Grants
Below are the three TDS Telecom performance share unit metrics along with the potential number of shares that would be issued to James W. Butman with respect to the TDS Telecom performance share units he was awarded in 2019 based on Threshold, Target and Maximum performance. Payout as a percent of Target in the table, below, is based on expectations of performance as of December 31, 2019. The final determination of performance will be based on achievement during the three year performance period, which ends on December 31, 2021.

Performance Measure	Threshold (1)	Target	Maximum(2)	Payout (as a % of Target) (3)
Total Revenue	—	5,768	11,536	95%
Adjusted Earnings Before Interest, Tax, Depreciation, Amortization and Accretion ("EBITDA") Margin Percent	—	5,768	11,536	85%
Return on Capital ("ROC")	1,442	2,884	5,768	82%
	1,442	14,420	28,840

(1) Represents the minimum payout level possible that is more than a zero (0) payout. In the case of TDS Telecom's 2019 performance share unit grants, the minimum payout level possible will result if the Total Revenue and EBITDA Margin Percent measure are not achieved, and the Return on Capital measure (which has a weight of 20%) achieves a 50% payout. Such a scenario will result in a payout which is 10% of the Target amount (calculated as 20% x 50%) times 14,420 shares. If none of the Threshold amounts are achieved, the payout would be zero (0).

(2) Represents the maximum number of TDS Common Shares that would be delivered if each company performance measure equals or exceeds 200% of Target.

(3) Represents December 31, 2019 assessed probability of achieving the performance targets. At December 31, 2019, the expectation of final performance at vest date was less than the Target but more than the Threshold for the 2019 grants. Final determination of payout will be based on actual results. Actual payout as a percentage of target could differ significantly from that projected in the table above.
The following summarizes the TDS Telecom performance share unit awards granted to James W. Butman during 2019. All grants were made utilizing the TDS Telecom performance measures.
2019 TDS Telecom PSU Grants

Officer	Threshold	Target	Maximum
James W. Butman	1,442	14,420	28,840
The grant date fair value of the performance share unit awards is calculated in accordance with FASB ASC 718.
Options and Restricted Stock Units
Performance is also a factor in determining the number of shares subject to restricted stock unit and option awards made to the executive officers. A NEO receives an award of restricted stock units in the current year based in part on the achievement of certain levels of corporate performance in the immediately preceding year and an award of options in the current year based in part on the achievement of certain levels of individual performance in the immediately preceding year.
Executive officers do not automatically become entitled to any options or restricted stock units as a result of the achievement of any corporate or individual performance levels. Although prior year performance is considered by the Compensation Committee, the award of options and restricted stock units is entirely discretionary and a NEO has no right to any options or restricted stock units unless and until they are awarded.
The NEOs who were employed by TDS in 2018 received an award of restricted stock units in 2019, in part, based on the achievement of certain levels of corporate performance in 2018. The grant date fair value of restricted stock units is calculated as the product of the number of shares underlying the award and the closing price of the underlying shares on the grant date, reduced by the estimated value of the discounted cash flows of dividends that would normally be received with respect to the underlying shares (because restricted stock units do not receive credit for dividends prior to vesting).
The restricted stock units granted in 2019 vest in full (cliff vesting) on May 22, 2022, subject to continued employment.
The NEOs who were employed by TDS in 2018 also received an award of options in 2019 based, in part, on the achievement of certain levels of individual performance in 2018. The grant date fair value of stock options is calculated using the Black-Scholes valuation model.
Options granted in 2019 vest in full (cliff vesting) on May 22, 2022 and are exercisable until May 22, 2029, in each case subject to continued employment.
The total target long-term incentive value is determined by multiplying the officer's salary for the immediately preceding year by a multiple. The multiple is determined considering the officer's job responsibilities and the market compensation data from Willis Towers Watson. See "Benchmarking/Market Compensation Data". The target value is also adjusted for performance.
The following summarizes the TDS stock option, performance share unit and restricted stock unit grants made by the Compensation Committee on May 22, 2019 to the following NEOs (the amounts below may be rounded).

		Formula	LeRoy T. Carlson, Jr.	Douglas W. Chambers	Peter L. Sereda	James W. Butman	Scott H. Williamson
a	2018 Salary		$1,352,700	$360,000	$528,500	$562,500	$697,000
b	Multiple used		220%	110%	150%	175%	150%
c	Long-Term Incentive Target Value	a × b	$2,975,940	$396,000	$792,750	$984,375	$1,045,500
d	Options Target(1)	(c × 10%)/$7.70	38,649	5,143	10,295	12,784	13,578
e	Individual Performance % for 2018		87%	129%	135%	135%	129%
f	Options Granted	d × e	33,624	6,634	13,899	17,259	17,516
g	Performance Share Units Granted (1)	(c x 45%)/$30.72	43,593	5,801	11,613	14,420	15,315
h	Additional Performance Shares Units Granted ($900,000/$30.72)		29,297	—	—	—	—
i	Target RSUs (1)	(c × 45%)/$28.80	46,499	6,188	12,387	15,381	16,336
j	Company/Business Unit Performance % for 2018		130.4%	130.4%	130.4%	128.3%	130.4%
k	RSUs Granted	i x j	60,630	8,068	16,151	19,732	21,300
__________________

(1)
The NEOs were granted a target mix of: options (10%); performance share units (45%) and restricted stock units (45%). Additionally, the Compensation Committee awarded Mr. Carlson an additional 29,297 PSU awards for a value of $900,000 to address market inequities in total compensation. For financial reporting purposes, the values used were determined using methodology based on FASB ASC 718. The values calculated for 2019 were $7.70 per TDS stock option, $30.72 per TDS performance share unit and $28.80 per TDS restricted stock unit.

The individual performance percentage used for Douglas W. Chambers, James W. Butman and Scott H. Williamson was based on the Compensation Committee's subjective judgment of the individual performance of such officers, considering the TDS President and CEO's evaluation and recommendation to the Compensation Committee for such officers with respect to 2018.
Mr. Meyers participates in the U.S. Cellular long-term incentive plans.
Analysis of Compensation
The following table identifies the percentage of each element of total compensation of each of the NEOs based on the Summary Compensation Table for 2019:

	LeRoy T. Carlson, Jr.	Kenneth R. Meyers	Douglas W. Chambers	Peter L. Sereda	James W. Butman	Scott H. Williamson
Salary	19.6%	12.4%	34.3%	30.0%	24.9%	30.1%
Bonus	17.4%	12.0%	5.8%	4.3%	23.7%	4.0%
Stock Awards	58.7%	74.3%	37.1%	42.8%	41.1%	46.8%
Stock Options	3.8%	—%	4.6%	5.6%	5.4%	5.8%
Non-Equity Incentive Plan Compensation	—%	—%	11.5%	12.9%	—%	12.0%
Other	0.5%	1.3%	6.7%	4.4%	4.9%	1.3%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

As indicated in the Summary Compensation Table, LeRoy T. Carlson, Jr.'s total compensation for 2019 was $6,885,780 and the total compensation for the other NEOs for 2019 ranged from a high of $2,459,435 to a low of $1,915,696, excluding Mr. Meyers whose compensation is not set by the TDS Compensation Committee and Mr. Chambers given a portion of his compensation was not set by the TDS Compensation Committee. Accordingly, in 2019, Mr. Carlson's total compensation was approximately 2.8 times greater than the total compensation of the next highest compensated NEO.
TDS recognizes that its compensation practices must be competitive in order to attract and retain high quality management. TDS considers the compensation practices of peers and other companies with similar characteristics.
The Compensation Committee believes that the elements of compensation and total compensation of the above NEOs determined by TDS were set at an appropriate level considering the foregoing principles.
Other Benefits and Plans Available to NEOs
The NEOs participate in certain other benefits and plans, as described below.
To attract and retain high quality management, TDS' compensation packages are designed to compete with other companies for talented employees. The Compensation Committee believes that the NEOs must be offered a competitive compensation package, including benefits and plans. Benefits and plans are an important part of the mix of compensation but do not significantly affect decisions relating to other elements of annual or long-term compensation.
Deferred Salary and Bonus under Deferred Compensation Arrangements
Deferred Salary and/or Bonus Arrangements.    The NEOs are permitted to defer salary and/or bonus into an interest-bearing arrangement pursuant to deferred compensation agreements or plans. Pursuant to the agreement or plan, the officer's deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate for amounts deferred as an employee of TDS or TDS Telecom, or the twenty-year Treasury Bond rate for amounts deferred as an employee of U.S. Cellular, plus 1.25 percentage points, until the deferred compensation amount is paid to such person.
Deferred Bonus under Long-Term Incentive Plan ("LTIP").    In addition to being permitted to defer some or all of their bonuses into an interest-bearing arrangement as described immediately above, the NEOs are also permitted to defer some or all of their bonuses pursuant to a LTIP. Deferred bonus is deemed invested in TDS Common Share Units under the applicable TDS LTIP in the case of deferrals attributable to employment with TDS and in U.S. Cellular Common Share Units under the applicable U.S. Cellular LTIP in the case of deferrals attributable to employment with U.S. Cellular. The NEOs who defer bonus into deferred compensation stock units also receive a company match from TDS, other than the President and CEO of U.S. Cellular, who participates in and may receive a match from U.S. Cellular under the applicable U.S. Cellular LTIP, as described in the U.S. Cellular 2020 proxy statement.
U.S. Cellular LTIPs
The U.S. Cellular President and CEO does not participate in the TDS LTIP. Instead, he participates in the U.S. Cellular LTIPs. The Meyers Letter Agreement specifies the terms of certain equity awards granted to Mr. Meyers under the U.S. Cellular 2013 LTIP in 2013 and annually prior to June 22, 2019. Mr. Meyers received grants of equity awards under the U.S. Cellular 2013 LTIP in 2019. The U.S. Cellular LTIPs are described in U.S. Cellular's 2020 proxy statement.
SERP
Each of the NEOs participates or formerly participated in a supplemental executive retirement plan or SERP, which is a non-qualified defined contribution plan. The SERP is not intended to provide substantial benefits other than to replace the benefits which cannot be provided under the TDS Pension Plan as a result of tax law limitations on the amount and types of annual employee compensation which can be taken into account under a tax qualified pension plan. The SERP is unfunded.

Perquisites
TDS provides few perquisites to its officers. In addition, TDS has no formal plan, policy or procedure which entitles executive officers to any perquisites following termination or change in control. However, from time to time, TDS or its affiliates may enter into employment, retirement, severance or similar agreements that may provide for certain limited perquisites.
Perquisites and personal benefits represent a relatively insignificant portion of the NEOs' total compensation. Accordingly, they do not materially influence the Compensation Committee's consideration in setting compensation.
Impact of Accounting and Tax Treatments of Particular Forms of Compensation
The Compensation Committee considers the accounting and tax treatments of particular forms of compensation, primarily to be informed and to confirm that company personnel understand and recognize the appropriate accounting and tax treatments that will be required with respect to compensation. However, accounting treatments do not significantly impact the Committee's determinations of the appropriate compensation for TDS executive officers.
The Compensation Committee places more significance on the tax treatments of particular forms of compensation, because these may involve an actual cash expense to the company or the executive officer.
Section 162(m) of the Internal Revenue Code provides a $1 million annual limit on the amount that a publicly held corporation is allowed to deduct as compensation paid to each of the corporation's principal executive officer ("PEO"), principal financial officer ("PFO") and the corporation's three most highly compensated officers, exclusive of the corporation's PEO and PFO, as well as certain former officers of the Company. The Tax Cuts and Jobs Act eliminated the performance-based compensation exception to Section 162(m) (with an exception for certain compensation paid under written binding contracts in effect on November 2, 2017 that are not materially modified). As a result, unless subject to the exception, compensation paid to TDS' covered executive officers in excess of $1 million per year generally will not be deductible, even if it is performance-based. TDS believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote corporate goals. Accordingly, although TDS considers the deductibility of particular forms of compensation, TDS expects to approve elements of compensation that TDS believes are consistent with the objectives of our executive compensation program, even though annual compensation in excess of $1 million per covered executive officer generally will not be deductible.
TDS generally does not have any arrangements with its executive officers pursuant to which it has agreed to "gross-up" payments due to taxes or to otherwise reimburse officers for the payment of taxes, except with respect to certain reimbursements related to Mr. Meyers' retiree medical benefits as noted below, and certain perquisites.
Clawback
Depending on the facts and circumstances, TDS would intend to seek to adjust or recover awards or payments if the relevant TDS performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Under the Dodd-Frank Act, TDS will be required to adopt a formal clawback policy that satisfies SEC and NYSE requirements after the requirements are adopted.
TDS Policy on Executive Stock Ownership
TDS does not have a formal policy relating to stock ownership by executive officers. However, because the President and CEO of TDS, U.S. Cellular and TDS Telecom are all directors of TDS, they are subject to the stock ownership guidelines applicable to directors. See "Corporate Governance—Stock Ownership Guidelines" and "Security Ownership of Certain Beneficial Owners and Management".
Prohibition of Derivative Trading, Hedging and Pledging of Shares
TDS' Policy Regarding Insider Trading and Confidentiality provides that the board of directors, officers and selected other persons that are subject to the earnings blackout policy may not, under any circumstances, trade options for, pledge, or sell "short," any securities of TDS or U.S. Cellular, and may not enter into any hedging, monetization or margin transactions with respect to any such securities.

Compensation Committee Report
The TDS Compensation Committee oversees TDS' compensation program on behalf of the board of directors. The committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in TDS's Proxy Statement and the Company's Annual Report on Form 10-K for the year-ended 2019.
This Compensation Committee Report is submitted by:

Christopher D. O'Leary, Chair	Kimberly D. Dixon	Wade Oosterman	Gary L. Sugarman

Risks from Compensation Policies and Practices
Based on its assessment in 2019, TDS does not believe that its compensation policies and practices risks are reasonably likely to have a material adverse effect on the Company or its financial statements or that any portion of the compensation encourages excessive risk taking. TDS' compensation policies and practices have been developed over time with the assistance of Willis Towers Watson and Compensation Strategies.
TDS believes that its compensation programs do not encourage excessive risk taking for the following reasons:

•	Our programs contain a mix of short and long-term compensation

•	Bonuses are not derived from a single component; individual and company performance components discourage risk taking

•	A portion of long-term incentive compensation is restricted stock units which have value, unlike stock options which might be unexercisable due to stock price

•	Our performance share unit awards utilize multiple and diverse performance metrics to promote progress toward financial goals. Multiple diverse performance metrics discourage risk taking

•	Stock options have a ten year exercise period, which discourages short-term risk taking
TDS believes there is less risk related to compensation policies and practices for non-executive officers than executive officers.
In general, TDS believes that its risks are similar to those at other publicly traded companies. As a company engaged in Wireless, Wireline, Cable and HMS businesses, TDS also faces risks like other companies of comparable size and industry sector. TDS does not have any business units that have significantly different risk profiles (such as a business unit involved in finance, securities, investing, speculation or similar activities), or where compensation expense is a dominant percentage of the business unit's revenues or with a risk and reward structure that varies significantly from the overall risk and reward structure of TDS.
Also, depending on the facts and circumstances, TDS may seek to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment, which is believed to discourage risk taking.
Compensation Tables
Summary of Compensation
The following table summarizes the compensation earned by the named executive officers in 2019, 2018 and 2017.

2019 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	Option Awards (c)	Non-Equity Incentive Plan Compensation (d)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (e)	All Other Compensation (f)	Total
LeRoy T. Carlson, Jr. (1)(5)(6)
President and CEO of TDS	2019	$1,352,700	$1,195,029	$4,041,048	$258,905	—	$5,450	$32,649	$6,885,780
	2018	$1,352,700	$1,481,900	$3,584,354	$116,014	—	$4,755	$36,674	$6,576,397
	2017	$1,352,700	$1,030,000	$3,000,579	$280,365	—	$9,860	$32,345	$5,705,849
Kenneth R. Meyers (2)(5)(6)
President and CEO of U.S. Cellular	2019	$1,095,000	$1,058,000	$6,573,652	—	—	$29,229	$88,113	$8,843,994
	2018	$1,051,000	$1,280,400	$6,156,729	—	—	$24,448	$87,560	$8,600,137
	2017	$996,000	$1,066,100	$5,641,045	—	—	$28,490	$80,722	$7,812,357
Douglas W. Chambers (3)(6)
Senior Vice President-Finance and Chief Accounting Officer of TDS (prior to 6/24/19)	2019	$188,600	—	$410,585	$51,082	$90,500	$116	$24,870	$765,754
	2018	$211,527	$27,100	—	—	$112,700	$92	$36,659	$388,078

Senior Vice President, Chief Financial Officer and Treasurer of U.S. Cellular (since 6/24/19)	2019	$190,000	$64,326	—	—	$36,974	$126	$48,542	$339,968
	2018	$123,075	$35,500	$212,710	—	$28,400	$57	$33,196	$432,938

Total	2019	$378,600	$64,326	$410,586	$51,082	$127,474	$242	$73,412	$1,105,722
Total	2018	$334,602	$62,600	$212,710	—	$141,100	$149	$69,855	$821,016
Peter L. Sereda (4)(5)(6)
Executive Vice President and Chief Financial Officer of TDS (since 6/24/19)	2019	$576,250	$82,345	$821,941	$107,022	$247,455	$3,151	$82,396	$1,920,560
James W. Butman (6)
President and CEO of TDS Telecom	2019	$612,500	$583,406	$1,011,313	$132,894	—	$20,355	$98,966	$2,459,435
	2018	$562,500	$515,200	$448,785	$466,861	—	$20,896	$115,970	$2,130,212
Scott H. Williamson (6)
Senior Vice President-Acquisitions and Corporate Development of TDS	2019	$697,000	$91,330	$1,083,970	$134,873	$276,570	$6,068	$23,935	$2,313,746
	2018	$697,000	$107,545	$920,400	$120,320	$363,555	$4,978	$87,142	$2,300,940
	2017	$680,000	$134,432	$987,476	$128,085	$246,568	$9,845	$77,639	$2,264,045
__________________
Explanation of Columns:

(a)
For 2019 bonuses paid in 2020, LeRoy T. Carlson, Jr., deferred 15% into TDS deferred compensation stock units and Kenneth R. Meyers deferred 25% into U.S. Cellular deferred compensation stock units and 25% into an interest-bearing arrangement.

(b)
In accordance with FASB ASC 718, this represents the aggregate grant date fair value. Assumptions made in the valuation of the stock awards in this column are described in TDS' financial statements for the year ended December 31, 2019.

(c)
In accordance with FASB ASC 718, represents the aggregate grant date fair value. Assumptions made in the valuation of the option awards in this column are described in Note 19—Stock-Based Compensation, in TDS' financial statements for the year ended December 31, 2019.

The table below provides both the grant date fair value at target, and also at maximum, for the 2019 performance share unit awards using the May 22, 2019 grant date closing price of $30.72 for TDS and the April 1, 2019 grant date closing price of $46.43 for U.S. Cellular.

	LeRoy T. Carlson, Jr.	Kenneth R. Meyers	Douglas W. Chambers	Peter L. Sereda	James W. Butman	Scott H. Williamson
Grant Date Value (100%)	$2,239,181	$3,286,826	$178,203	$356,751	$442,982	$470,477
Maximum Value (200%)	$4,478,362	$6,573,652	$356,413	$713,503	$885,965	$940,954

(d)
Represents the portion of the bonus that represents non-equity incentive plan compensation pursuant to SEC rules. See the discussion under "Bonus" in the above Compensation Discussion and Analysis and in Note (6) below to the above Summary Compensation Table.

(e)
Includes the portion of interest that exceeded the amount calculated utilizing the AFR at the time the interest rate was set. Each of the NEOs currently participates (or formerly participated) in a supplemental executive retirement plan or SERP. In addition, column (e) includes interest on any deferred salary or bonus that exceeded that calculated utilizing the AFR, as indicated in the below table.

The excess earnings for Mr. Chambers for 2019 related to SERP have been allocated between TDS and U.S. Cellular in proportion to the number of days that he was employed by each company in 2019.

	LeRoy T. Carlson, Jr.	Kenneth R. Meyers	Douglas W. Chambers	Peter L. Sereda	James W. Butman	Scott H. Williamson
SERP	$5,450	$6,892	$242	$3,151	$3,278	$6,068
TDS Deferred Salary and Bonus	—	$9,267	—	—	$17,077	—
U.S. Cellular Deferred Salary and Bonus	—	$13,070	—	—	—	—
Total Excess Earnings	$5,450	$29,229	$242	$3,151	$20,355	$6,068

(f)	Does not include any discount amount under the TDS dividend reinvestment plans because such discounts are available generally to all security holders of TDS.
Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is $10,000 or more. Perquisites do not include expenditures that are used exclusively for business purposes.

	LeRoy T. Carlson, Jr.	Kenneth R. Meyers	Douglas W. Chambers	Peter L. Sereda	James W. Butman	Scott H. Williamson
Perquisites (if $10,000 or more):
Corporate automobile allowance and related expenses	$12,259	$10,289	$6,070	$8,776	$12,036	$7,281
Other (Club Dues, Health and Fitness Reimbursements)	—	$3,000	—	—	—	$223
Other (temporary living expenses paid by U.S. Cellular)	—	—	$21,600	—	—	—
Travel allowance	—	—	—	—	$9,946	—
Tax gross up relating to corporate automobile allowance, and travel allowance	$9,750	$8,183	$2,856	$6,980	$10,344	$5,791
Total Perquisites if $10,000 or more	$22,009	$21,473	$30,526	$15,756	$32,326	$13,295
Contributions to Benefit Plans
TDSP	$10,640	$10,640	$10,640	$10,640	$10,640	$10,640
Pension Plan	—	$12,813	$12,813	$15,082	$13,219	—
SERP	—	$43,187	$19,433	$40,918	$42,781	—
Total, including perquisites if $10,000 or more	$32,649	$88,113	$73,412	$82,396	$98,966	$23,935
Perquisites are valued based on the incremental cost to TDS. No amount is reported if the executive officer reimburses the cost to TDS. In 2019, perquisites primarily included an automobile allowance and related expenses, and an allowance for travel, meals and accommodations for an executive officer and his spouse to attend company-sponsored awards banquets and temporary living expenses. Also, TDS and U.S. Cellular reimbursed the officers' additional taxes related to the automobile allowance and the travel allowance.
TDS and U.S. Cellular purchase tickets to various sporting, civic, cultural, charity and entertainment events. They use these tickets for business development, partnership building, charitable donations and community involvement. If not used for business purposes, they may make these tickets available to employees, including the NEOs, as a form of recognition and reward for their efforts. Because such tickets have already been purchased, we do not believe that there is any aggregate incremental cost to TDS or U.S. Cellular if a named executive officer uses a ticket for personal purposes.
TDS and its participating subsidiaries make annual employer contributions to the TDSP and Pension Plan for each participant.
The SERP is a non-qualified defined contribution plan that is available only to board-approved officers.
The contributions to the TDSP, Pension Plan, and SERP with respect to Mr. Chambers are allocated between TDS and U.S. Cellular in proportion to the number of days that he was employed by each company in 2019. The allocation related to U.S. Cellular was $48,542 and TDS was $24,870.
Footnotes:

(1)	LeRoy T. Carlson, Jr., is included as TDS' principal executive officer. He is also Chairman of U.S. Cellular and TDS Telecom.

(2)
Kenneth R. Meyers is included in the above table as one of the three most highly compensated executive officers other than the principal executive officer or principal financial officer of TDS who was serving as an executive officer at the end of the last completed fiscal year, including executive officers of subsidiaries. The following is a brief description of a letter agreement with Mr. Meyers effective June 22, 2013 (the "Meyers Letter Agreement").

(a)
Annual Equity Awards: Provided that Mr. Meyers remained employed by U.S. Cellular through June 22, 2019 and satisfied the Equity Conditions, following his retirement any Pre-June 22, 2019 Annual Equity Awards will continue to vest in accordance with their original vesting schedules through the third anniversary of his retirement (subject to accelerated vesting to the extent provided in the standard form of award agreement maintained by U.S. Cellular at the time of grant). In addition, provided that he remains employed by the company through June 22, 2019 and satisfies the Equity Conditions, he will be eligible to exercise options granted to him on or before June 22, 2019, to the extent vested, through the earlier of (i) the third anniversary of his retirement date and (ii) the tenth anniversary of the date the option was granted. The "Equity Conditions" are that Mr. Meyers terminates employment without cause and performs reasonably requested consulting services and does not compete with the company or misappropriate the company's confidential information through the earlier of (i) the third anniversary of his retirement date and (ii) the tenth anniversary of the date the award was granted.

(b)
Retiree Medical Benefits: Because the transfer of Mr. Meyers' employment from TDS to U.S. Cellular caused him to be ineligible for certain retiree medical benefits that may have been available to him had he retired from TDS, U.S. Cellular agreed to make certain cash reimbursements to Mr. Meyers following his retirement from U.S. Cellular pursuant to the terms and conditions specified in the Meyers Letter Agreement. These reimbursements will include a gross-up for additional taxes payable by Mr. Meyers as a result of such reimbursements.

Further information about Mr. Meyers' compensation is included in the U.S. Cellular 2020 proxy statement.

(3)
Compensation for Mr. Chambers is not included for 2017 because he was not a named executive officer during 2017. Prior to May 18, 2018, Mr. Chambers was employed by U.S. Cellular. Mr. Chambers was employed by TDS from May 18, 2018 to June 23, 2019, and he returned to U.S. Cellular employment on June 24, 2019. Mr. Chambers’ compensation paid by U.S. Cellular was determined by the U.S. Cellular Chairman and LTICC and during his periods of employment by TDS during 2018 and 2019, his compensation was paid by TDS and determined by the TDS Compensation Committee. TDS entered into a letter agreement with Mr. Chambers in connection with his appointment as Senior Vice President-Finance and Chief Accounting Officer of TDS effective May 18, 2018, pursuant to which Mr. Chambers was eligible to receive, among other things (i) an annual base salary of $360,000, as adjusted from time to time; (ii) a 2018 annual bonus program target of 45% of his annual base salary; and (iii) a 2018 annual equity award target of 110% of his annual base salary. U.S. Cellular entered into a letter agreement with Mr. Chambers in connection with his appointment as as Senior Vice President, Chief Financial Officer and Treasurer of U.S. cellular effective June 24, 2019. The letter agreement provides for (i) an annual base salary of $380,000 per year (subject to adjustment from time to time); (ii) an annual bonus program target of 50% of his annual base salary; and (iii) an annual equity award target of 150% of his annual base salary and (iv) certain relocation benefits.

(4)	Effective June 24, 2019, Peter L. Sereda became TDS' principal financial officer and a named executive officer.

(5)	LeRoy T. Carlson, Jr., Kenneth R. Meyers and Peter L. Sereda are also executive officers and directors of U.S. Cellular.
Effective June 22, 2013, Mr. Meyers was appointed President and CEO of U.S. Cellular. Prior to that date, he received his compensation from TDS as the TDS Executive Vice President and CFO and did not receive any compensation directly from U.S. Cellular. After that date, Mr. Meyers received compensation directly from U.S. Cellular. Although both Mr. Carlson, Chairman of U.S. Cellular and Mr. Chambers, former Chief Accounting Officer of U.S. Cellular, were officers of U.S. Cellular in 2019 while employed by TDS, they were compensated by TDS in connection with their services for TDS and TDS subsidiaries, including U.S. Cellular (in the case of Mr. Chambers, as it relates to his service as Chief Accounting Officer of U.S. Cellular). A portion of their compensation expense incurred by TDS is allocated to U.S. Cellular by TDS, along with the allocation of other compensation expense and other expenses of TDS. This allocation by TDS to U.S. Cellular is done in the form of a single management fee pursuant to an Intercompany Agreement between TDS and U.S. Cellular. There is no identification or quantification of the compensation of such persons to U.S. Cellular, or of any other allocated expense in this management fee. The management fee is recorded as a single expense by U.S. Cellular, U.S. Cellular does not obtain details of the components that make up this fee and U.S. Cellular does not segregate this fee or allocate any part of the management fee to other accounts such as compensation expense. Accordingly, all of such compensation expense incurred by TDS is reported in the above table by TDS and is not reported by U.S. Cellular. U.S. Cellular discloses the amount of the management fee that it pays to TDS in its proxy statement together with a description of the Intercompany Agreement.

(6) The following summarizes the bonus amounts in the 2019 row in the Summary Compensation Table for the named executive officers that were paid a bonus in 2020 for 2019 performance.

	LeRoy T. Carlson, Jr.	Kenneth R. Meyers	Douglas W. Chambers	Peter L. Sereda	James W. Butman	Scott H. Williamson
Bonus paid in 2020 for 2019 Performance	$1,195,029	$1,058,000	$191,800	$329,800	$583,406	$367,900
Less amount reported as Non-Equity Incentive Plan Compensation	—	—	127,474	247,455	—	$276,570
Total Amount reported as Bonus for 2019	$1,195,029	$1,058,000	$64,326	$82,345	$583,406	$91,330
Unlike the bonus program for certain other executive officers, which provides that a specified percentage of an officer's bonus will be determined based on company performance and on individual performance, the bonus guidelines for the President and CEO of TDS (LeRoy T. Carlson, Jr.), do not provide such specificity and provide that the entire amount of the bonus is discretionary. Accordingly, the entire amount of the bonus for LeRoy T. Carlson, Jr. is reported under the "Bonus" column of the Summary Compensation Table. This approach was also used for the bonus paid to Kenneth R. Meyers and James W. Butman.

Information Regarding Plan-Based Awards
The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding plan-based awards in 2019.
2019 Grants of Plan-Based Awards Table

								All Other Stock Awards: Number of Shares of Stock or Units	All Other Stock Awards: Number of Securities Underlying Options	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
					(#)	(#)	(#)	(#)	(#)
					(a)	(b)	(c)
LeRoy T. Carlson, Jr. (1)
Awards in TDS Shares
TDS Restricted Stock Units	5/22/2019							60,630			$1,746,296
TDS Deferred Compensation Stock Match Units for 2018 Bonus Paid in 2019 (2)	3/8/2019							1,790			$55,571
TDS Performance Share Units (3)	5/22/2019				7,289	72,890	145,780				$2,239,181
Total Grant Date Value of Stock Awards											$4,041,048
TDS Options	5/22/2019								33,624	$30.72	$258,905
Total Grant Date Value of All Awards											$4,299,953
Kenneth R. Meyers (1)
Awards in USM Common Shares
USM Restricted Stock Units	4/1/2019							70,791			$3,286,826
USM Performance Share Units (4)	4/1/2019				35,396	70,791	141,582				$3,286,826
Total Grant Date Value of All Awards											$6,573,652
Douglas W. Chambers (1)
Non-Equity Incentive Plan Awards (5)		$5,396	$71,948	$161,883
Awards in TDS Shares
TDS Restricted Stock Units	5/22/2019							8,068			$232,379
TDS Performance Share Units (3)	5/22/2019				580	5,801	11,602				$178,207
Total Grant Date Value of Stock Awards											$410,586
TDS Options	5/22/2019								6,634	$30.72	$51,082
Total Grant Date Value of All Awards											$461,668
Peter L. Sereda (1)
Non-Equity Incentive Plan Awards (5)		$12,473	$249,450	$486,428
Awards in TDS Shares
TDS Restricted Stock Units	5/22/2019							16,151			$465,189
TDS Performance Share Units (3)	5/22/2019				1,161	11,613	23,226				$356,751
Total Grant Date Value of Stock Awards											$821,941
TDS Options	5/22/2019								13,899	$30.72	$107,022
Total Grant Date Value of All Awards											$928,963
James W. Butman (1)
Non-Equity Incentive Plan Awards
Awards in TDS Shares
TDS Restricted Stock Units	5/22/2019							19,732			$568,331
TDS Performance Share Units (3)	5/22/2019				1,442	14,420	28,840				$442,982
Total Grant Date Value of Stock Awards											$1,011,313
TDS Options	5/22/2019								17,259	$30.72	$132,894
Total Grant Date Value of All Awards											$1,144,207
Scott H. Williamson (1)
Non-Equity Incentive Plan Awards (5)		$13,940	$278,800	$543,660
Awards in TDS Shares
TDS Restricted Stock Units	5/22/2019							21,300			$613,493
TDS Performance Share Units (3)	5/22/2019				1,532	15,315	30,630				$470,477
Total Grant Date Value of Stock Awards											$1,083,970
TDS Options	5/22/2019								17,516	$30.72	$134,873
Total Grant Date Value of All Awards:											$1,218,843
______________________________

Explanation of Columns:

(a)-(c)
The amounts shown under these columns reflect the number of TDS Common Shares (or U.S. Cellular Common Shares for Kenneth R. Meyers) that may be earned by each TDS officer as a result of the performance share units granted to such officer under the award. Mr. Chambers was employed by TDS at the time of the grants. The actual number of TDS Common Shares to be delivered to the NEOs other than Mr. Meyers as a result of these performance share units will be determined by the performance of TDS during the three-year performance period running January 1, 2019 through December 31, 2021, as measured against three performance criteria selected by the Compensation Committee. The actual of number of U.S. Cellular Common Shares that may be earned by Kenneth R. Meyers will be determined by the performance of U.S. Cellular during the performance period from January 1, 2019 through December 31, 2019.

Footnotes:

(1)
Pursuant to the TDS 2011 Long-Term Incentive Plan, on May 22, 2019, such executive officer was granted TDS options, TDS restricted stock units and TDS performance share units, except that with respect to Kenneth R. Meyers, who was granted U.S. Cellular restricted stock units and performance share units on April 1, 2019 pursuant to the U.S. Cellular 2013 Long-Term Incentive Plan. With respect to TDS awards, information is presented as to the number of TDS Common Shares underlying options or stock awards. Dividends are not earned with respect to TDS shares underlying restricted stock units until the award becomes vested and the shares are issued, on TDS shares underlying options until such options are exercised and the shares are issued and on TDS shares underlying deferred compensation stock match units until such units become vested. The performance share units accumulate dividends (in the form of additional performance share units) which are forfeited if the performance metrics are not achieved. With respect to U.S. Cellular awards, information is presented as to the number of USM Common Shares underlying stock awards. U.S. Cellular does not currently pay any regular dividends.

(2)
Represents the number of deferred compensation stock units in TDS Common Shares awarded to such officer with respect to the company match related to deferred bonus compensation. The aggregate grant date fair value computed in accordance with FASB ASC 718 of the match stock units is reported in the Summary Compensation Table under the "Stock Awards" column. See the "Nonqualified Deferred Compensation" table below for information regarding deferred compensation stock units and dividend equivalents.

(3)
In 2019, TDS granted performance share unit awards to certain TDS executive officers. Each recipient may be entitled to TDS Common Shares equal to 0% to 200% of a communicated target award depending on the achievement of predetermined performance measures over a three year period. Performance measures for the 2019 awards to the TDS executive officers other than Mr. Butman were Total Revenue, Return on Capital and Relative Total Shareholder Return compared to a defined peer group. Performance measures for the 2019 awards to Mr. Butman were Total Revenue, Return on Capital and Adjusted Earnings Before Interest, Tax, Depreciation, Amortization and Accretion (EBITDA) Margin Percent. Performance share unit awards accumulate dividends (in the form of additional performance share units) which are forfeited if the performance metrics are not achieved. The Threshold percentage for each of the performance measures is 50%. However, it is not necessary to achieve each performance measure for an award to vest. It is sufficient that only one of the three performance measures is equal to or greater than the Threshold for the award to vest in part. In the case of the 2019 performance share units awarded to the TDS executive officers other than Mr. Butman, the minimum Threshold amount at which shares will be issued assumes that the Total Revenue and Return on Capital measures are not achieved, and that only the Relative Total Shareholder Return measure (with a weight of 20%) equals or exceeds the minimum threshold goal (but is less than the target goal) for such measure (in which case the prorated payout of the Target with respect to such measure would be 50% of the Target for this measure, which is the minimum payout level). In the case of the 2019 performance share units awarded to Mr. Butman, the minimum Threshold amount at which shares will be issued assumes that the Total Revenue and Adjusted EBITDA Margin Percent measures are not achieved, and that only the Return on Capital measure (with a weight of 20%) equals or exceeds the minimum threshold goal (but is less than the target goal) for such measure (in which case the prorated payout of the Target with respect to such measure would be 50% of the Target for this measure, which is the minimum payout level). Thus, the Threshold amount is 10% (calculated as 20% × 50%) of the Target amount. The Maximum amount represents the maximum number of TDS Common Shares that would be delivered for company performance if each company performance measure equals or exceeds 200% of Target.

(4)
The number of shares is based on an original target subject to adjustment based on the achievement of pre-determined performance measures over the one-year performance period. The adjustment can range from 50% to 200% of target. Performance is based on consolidated total operating revenues (40%), simple free cash flow (40%) and postpaid handset voluntary defections (20%).

(5)	Represents amounts payable under the TDS or U.S. Cellular 2019 Officer Bonus Program.

Information Regarding Outstanding Equity Awards at Year End
The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding outstanding equity awards at year end. The information reported below reflects adjustments for the Reclassification to outstanding equity awards on January 24, 2012.
2019 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
LeRoy T. Carlson, Jr.
Options:
2019 TDS Options (1)		33,624	$30.72	5/22/2029
2018 TDS Options (2)		18,320	$25.70	5/22/2028
2017 TDS Options (3)		39,700	$27.79	5/24/2027
2016 TDS Options (4)	53,800		$29.45	8/15/2026
2015 TDS Options (5)	236,100		$29.26	5/11/2025
2014 TDS Options (6)	225,000		$26.83	5/16/2024
2013 TDS Options (7)	186,000		$22.60	5/10/2023
2012 TDS Options (8)	309,200		$20.79	5/16/2022
2011 TDS Options (9)	230,000		$29.94	5/13/2021
Stock Awards:
2019 TDS RSUs (13)					60,630	$1,541,821
2018 TDS RSUs (14)					57,261	$1,456,147
2017 TDS RSUs (15)					60,619	$1,541,541
TDS Bonus Match Units not vested (19)					1,653	$42,036
Performance Share Units:
2019 TDS PSUs (20)							74,239	$1,887,898
2018 TDS PSUs (21)							88,260	$2,244,452
2017 TDS PSUs (22)					31,162	$792,450
Total	1,240,100	91,644			211,325	$5,373,995	162,499	$4,132,350
Kenneth R. Meyers
Options:
2016 USM Options (11)	68,766		$45.87	4/1/2026
2013 USM Initial CEO Options (12)	125,000		$39.71	7/31/2023
Stock Unit Awards:
2019 USM RSUs (16)					70,791	$2,564,758
2018 USM RSUs (17)					78,420	$2,841,157
2017 USM RSUs (18)					75,543	$2,736,923
USM Bonus Match Units not vested (19)					556	$20,157
Performance Share Units:
2019 USM PSUs (23)					67,435	$2,443,170
2018 USM PSUs (24)					121,818	$4,413,466
2017 USM PSUs (25)					97,013	$3,514,781
Total	193,766	—			511,576	$18,534,412	—	—

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Douglas W. Chambers
Options:
2019 TDS Options (1)		6,634	$30.72	5/22/2029
2017 TDS Options (3)		11,601	$27.79	5/24/2027
2016 TDS Options (4)	10,592		$29.45	8/15/2026
2015 TDS Options (5)	7,960		$29.26	5/11/2025
2014 TDS Options (6)	9,284		$26.83	5/16/2024
Stock Awards:
2019 TDS RSUs (13)					8,068	$205,169
2018 USM RSUs (17)					2,739	$99,234
2017 TDS RSUs (15)					2,724	$69,271
Performance Share Units:
2019 TDS PSUs (20)							5,907	$150,215
2018 USM PSUs (24)					4,256	$154,195
Total TDS	27,836	18,235			10,792	$274,440	5,907	$150,215
Total USM	—	—			6,995	$253,429	—	—
Peter L. Sereda
Options:
2019 TDS Options (1)		13,899	$30.72	5/22/2029
2018 TDS Options (2)		12,858	$25.70	5/22/2028
2017 TDS Options (3)		11,584	$27.79	5/24/2027
2016 TDS Options (4)	9,905		$29.45	8/15/2026
2015 TDS Options (5)	36,855		$29.26	5/11/2025
2014 TDS Options (6)	33,927		$26.83	5/16/2024
2013 TDS Options (7)	38,109		$22.60	5/10/2023
2012 TDS Options (8)	54,700		$20.79	5/16/2022
2011 TDS Options (9)	31,700		$29.94	5/13/2021
2010 TDS Options (10)	33,500		$26.66	5/25/2020
Stock Unit Awards:
2019 TDS RSUs (13)					16,151	$410,720
2018 TDS RSUs (14)					12,857	$326,954
2017 TDS RSUs (15)					12,731	$323,749
Performance Share Units:
2019 PSUs (20)							11,827	$300,761
2018 PSUs (21)							11,992	$304,957
2017 PSUs (22)					6,547	$166,490
Total	238,696	38,341			48,286	$1,227,913	23,819	$605,718
James W. Butman
Options:
2019 TDS Options (1)		17,259	$30.72	5/22/2029
2018 TDS Options (2)		73,723	$25.70	5/22/2028
2017 TDS Options (3)		60,835	$27.79	5/24/2027
2016 TDS Options (4)	54,100		$29.45	8/15/2026
Stock Awards:
2019 TDS RSUs (13)					19,732	$501,785
2018 TDS RSUs (14)					18,817	$478,516
2017 TDS RSUs (15)					15,531	$394,953
Performance Share Units:
2019 TDS PSUs (20)							14,686	$373,465
Total	54,100	151,817			54,080	$1,375,254	14,686	$373,465

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Scott H. Williamson
Options:
2019 TDS Options (1)		17,516	$30.72	5/22/2029
2018 TDS Options (2)		19,000	$25.70	5/22/2028
2017 TDS Options (3)		18,137	$27.79	5/24/2027
2016 TDS Options (4)	17,781		$29.45	8/15/2026
2015 TDS Options (5)	73,418		$29.26	5/11/2025
2014 TDS Options (6)	69,999		$26.83	5/16/2024
2013 TDS Options (7)	111,542		$22.60	5/10/2023
2012 TDS Options (8)	129,500		$20.79	5/16/2022
2011 TDS Options (9)	80,800		$29.94	5/13/2021
2010 TDS Options (10)	91,200		$26.66	5/25/2020
Stock Unit Awards:
2019 TDS RSUs (13)					21,300	$541,659
2018 TDS RSUs (14)					19,626	$499,089
2017 TDS RSUs (15)					20,258	$515,161
Performance Share Units:
2019 TDS PSUs (20)							15,598	$396,657
2018 TDS PSUs (21)							18,311	$465,649
2017 TDS PSUs (22)					10,414	$264,828
Total	574,240	54,653			71,598	$1,820,737	33,909	$862,306
______________________________
Explanation of Columns:

(a)
With respect to TDS awards, represents the market value of TDS Common Shares underlying stock awards that had not vested as of December 31, 2019 or $25.43 per share. With respect to U.S. Cellular awards, represents the market value of USM Common Shares underlying stock awards that had not vested as of December 31, 2019 or $36.23 per share.

Footnotes:

(1)	Such 2019 TDS Options were granted on May 22, 2019 and become exercisable on May 22, 2022.

(2)	Such 2018 TDS Options were granted on May 23, 2018 and become exercisable on May 23, 2021.

(3)	Such 2017 TDS Options were granted on May 24, 2017 and become exercisable on May 24, 2020.

(4)	Such 2016 TDS Options were granted on August 15, 2016 and became exercisable on May 11, 2019.

(5)	Such 2015 TDS Options were granted on May 11, 2015 and became exercisable on May 11, 2018.

(6)	Such 2014 TDS Options were granted on May 16, 2014 and became exercisable on May 16, 2017.

(7)	Such 2013 TDS Options were granted on May 10, 2013 and became exercisable on May 10, 2016.

(8)	Such 2012 TDS Options were granted on May 16, 2012, became exercisable with respect to one-third of such options on each of May 16, 2013, May 16, 2014 and May 16, 2015.

(9)	Such 2011 TDS Options were granted on May 13, 2011, became exercisable with respect to one-third of such options on each of May 13, 2012, May 13, 2013 and May 13, 2014.

(10)	Such 2010 TDS Options were granted on May 25, 2010, became exercisable with respect to one-third of such options on each of May 25, 2011, May 25, 2012 and May 25, 2013.

(11)	Such 2016 USM Options were granted on April 1, 2016 and became exercisable with respect to one-third of such options on each of April 1, 2017, April 1, 2018 and April 1, 2019.

(12)	The USM Initial CEO Options were granted on July 31, 2013 and became exercisable on June 22, 2019.

(13)	Such 2019 TDS Restricted Stock Units were granted on May 22, 2019 and become exercisable on May 22, 2022.

(14)	Such 2018 TDS Restricted Stock Units were granted on May 23, 2018 and become exercisable on May 23, 2021.

(15)	Such 2017 TDS Restricted Stock Units were granted on May 24, 2017 and become exercisable on May 24, 2020.

(16)	Such 2019 USM Restricted Stock Units were granted on April 1, 2019 and become exercisable on April 1, 2022.

(17)	Such 2018 USM Restricted Stock Units were granted on April 2, 2018 and become exercisable on April 2, 2021.

(18)	Such 2017 USM Restricted Stock Units were granted on April 3, 2017 and become exercisable on April 3, 2020.

(19)
Represents deferred compensation stock match units awarded to such NEO with respect to deferred bonus compensation. See "Information Regarding Nonqualified Deferred Compensation" below. Represents the number of TDS Common Shares (or USM Common Shares if indicated) underlying deferred compensation stock match units that have not vested. Generally, one-third of the deferred compensation stock match units become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such officer is an employee of TDS or an affiliate on such date. Upon separation from the Company, the company match is fully vested for employees who are retirement eligible under the TDS Pension Plan. Mr. Carlson and Mr. Meyers qualify as retirement eligible under the TDS Pension Plan.

(20)
Represents 2019 TDS performance share unit awards which will become vested on December 31, 2021, subject to the achievement of threshold performance measures relating to, other than Mr. Butman, Total Revenue, Return on capital and Relative Total Shareholder Return compared to a defined peer group over a three-year period. Performance measures for the 2019 awards to Mr. Butman were Total Revenue, Return on Capital and Adjusted Earnings Before Interest, Tax, Depreciation, Amortization and Accretion (EBITDA) Margin Percent. The number of shares included in column (i) above is the Target number of shares. In addition, pursuant to the terms of the awards, such shares have been increased by dividend equivalents assuming the reinvestment of dividends on such awards. Such dividend equivalents will become vested only if the underlying performance share units become vested.

(21)
Represents 2018 TDS performance share unit awards which will become vested on December 31, 2020, subject to the achievement of threshold performance measures relating to Total Revenue, Return on capital and Relative Total Shareholder Return compared to a defined peer group over a three-year period. The number of shares included in column (i) above is the Target number of shares. In addition, pursuant to the terms of the awards, such shares have been increased by dividend equivalents assuming the reinvestment of dividends on such awards. Such dividend equivalents will become vested only if the underlying performance share units become vested.

(22)	Represents 2017 TDS performance share unit awards. The three-year performance period ended December 31, 2019 and on February 18, 2020, the Compensation Committee certified a 59.0% payout.

(23)
Represents 2019 U.S. Cellular performance share units that were granted on April 1, 2019 and become vested on April 1, 2022. The performance period ended on December 31, 2019 with an aggregate 94.3% achievement of certain performance measures. The table reports the actual number of shares based on the 94.3% aggregate achievement of the performance measures.

(24)
Represents 2018 U.S. Cellular performance share units that were granted on April 2, 2018 and become vested on April 2, 2021. The performance period ended on December 31, 2018 with an aggregate 155.3% achievement of certain performance measures. The table reports the actual number of shares based on the 155.3% aggregate achievement of the performance measures.

(25)
Represents 2017 U.S. Cellular performance share units that were granted on April 3, 2017 and become vested on April 3, 2020. The performance period ended on December 31, 2017 with an aggregate 128.4% achievement of certain performance measures. The table reports the actual number of shares based on the 128.4% aggregate achievement of the performance measures.

`Information Regarding Option Exercises and Stock Vested in 2019
The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding option exercises and stock vested in 2019.

2019 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
LeRoy T. Carlson, Jr.
TDS Options Exercised (Exercise Date):
2010 Options (1/18/19)	250,000	$2,410,000
TDS Stock Awards Vested (Date of Vesting):
2016 Restricted Stock Units (5/11/19)			76,273	$2,417,854
2016 Performance Share Units (2/19/19)			51,248	$1,875,164
TDS Bonus Match Units(1)(2)			3,003	$76,366
Total TDS	250,000	$2,410,000	130,524	$4,369,384
Kenneth R. Meyers
TDS:
TDS Options Exercised (Exercise Date):
2011 Options (1/24/19)	121,200	$821,736
2010 Options (1/24/19)	132,500	$1,332,950
2009 Options (1/24/19)	129,400	$1,264,238
U.S. Cellular:
USM Options Exercised (Exercise Date):
2016 Options (1/24/19)	137,534	$1,814,073
USM Stock Awards Vested (Date of Vesting):
2016 Restricted Stock Units (4/1/19)			56,609	$2,628,356
2013 Restricted Stock Units (6/22/19)			45,000	$2,174,850
USM Bonus Match Units(1)(2)			1,134	$41,092
Total TDS	383,100	$3,418,924	—	—
Total USM	137,534	$1,814,073	102,743	$4,844,298
Douglas W. Chambers
TDS Options Exercised (Exercise Date):
TDS Stock Awards Vested (Date of Vesting):
2016 Restricted Stock Units (5/11/19)			2,883	$91,391
Total TDS	—	—	2,883	$91,391
Peter L. Sereda
TDS Options Exercised (Exercise Date):
TDS Stock Awards Vested (Date of Vesting):
2016 Restricted Stock Units (5/11/19)			13,702	$434,353
2016 Performance Share Units (2/19/19)			9,203	$336,738
Total TDS	—	—	22,905	$771,091
James W. Butman
TDS Options Exercised (Exercise Date):
TDS Stock Awards Vested (Date of Vesting):
2016 Restricted Stock Units (5/11/19)			10,994	$348,510
Total TDS	—	—	10,994	$348,510
Scott H. Williamson
TDS Options Exercised (Exercise Date):
2009 Options (5/6/19)	90,700	$465,291
TDS Stock Awards Vested (Date of Vesting):
2016 Restricted Stock Units (5/11/19)			24,797	$786,065
2016 Performance Share Units (2/19/19)			16,657	$609,480
Total TDS	90,700	$465,291	41,454	$1,395,545
______________________________

Footnotes:

(1)
Pursuant to the TDS 2011 LTIP (or the U.S. Cellular LTIP in the case of deferred compensation stock units granted to the U.S. Cellular President and CEO under that plan), the company-match deferred compensation stock units relating to deferred bonus generally vest one-third on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that the award recipient is an employee of TDS or an affiliate on such date. The stock price used to calculate the value realized on vesting was the closing price of TDS Common Shares of $25.43 (or the closing price of USM Common Shares of $36.23 for USM deferred compensation stock units) on December 31, 2019, the last trading day of 2019.

See "Information Regarding Nonqualified Deferred Compensation" below.

Upon separation from the company, the company match is fully vested for employees who are retirement eligible under the TDS pension plan. Mr. Carlson, and Mr. Meyers, qualify as retirement eligible under the TDS Pension Plan.

(2)	Vested TDS deferred compensation stock units are credited with dividend equivalents. U.S. Cellular does not currently pay regular dividends.

          From time to time, TDS and/or U.S. Cellular authorizes its executive officers to enter into plans under Section 10b5-1 of the Securities Exchange Act of 1934, as amended. These plans may include specific instructions for the broker to exercise stock options and/or sell stock on behalf of the executive based on a pre-determined schedule or formula. The purpose of such plans is to enable executive officers to recognize the value of their compensation and sell their holdings of TDS and/or U.S. Cellular common stock during periods in which the officer would otherwise be unable to buy or sell such stock because important information about TDS and/or U.S. Cellular has not been publicly released.
Information Regarding Pension Benefits
          TDS and U.S. Cellular executive officers are covered by the TDSP, the Pension Plan and the SERP. The named executive officers only participate in tax-qualified defined contribution plans and a non-qualified defined contribution plan. Accordingly, the Pension Benefits table required to be provided by SEC rules is not applicable.

Information Regarding Nonqualified Deferred Compensation
The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding nonqualified deferred compensation.

2019 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
LeRoy T. Carlson, Jr.
SERP(1)
Company contribution
Interest up to AFR			$32,921
Interest above AFR			$5,450
Total Interest			$38,370
Balance at year end					$865,519
Bonus Deferral and Company Match into TDS Phantom Shares(3)
Deferral of 2018 Bonus paid in 2019—7,159 TDS Shares	$222,285
Company Match for 2018 Bonus paid in 2019—1,790 TDS Shares		$55,571
Dividend Equivalents of 1,377 TDS Shares			$35,017
Changes in Value in 2019			$(376,976)
Distribution of 16,639 TDS Shares in 2019				$(551,758)
Accumulated Balance at Year End:
56,070 vested TDS Shares					$1,425,860
1,652 unvested TDS Shares					$42,010
Aggregate Totals(4)	$222,285	$55,571	$(303,589)	$(551,758)	$2,333,389

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kenneth R. Meyers
Company contribution		$43,187
Interest up to AFR			$41,633
Interest above AFR			$6,892
Total Interest			$48,525
Balance at year end					$1,137,756
Cash Compensation Deferral into Interest Account(2)
TDS Compensation deferred into Interest Account in prior years:
Interest up to AFR			$32,473
Interest above AFR			$9,267
Total Interest			$41,740
Balance at year end					$1,093,535
U.S. Cellular Compensation deferred into Interest Account:
Deferred Salary	$163,249
Deferred Bonus	$640,200
Interest up to AFR			$68,136
Interest above AFR			$13,070
Total Interest			$81,206
Balance at year end					$2,475,706
Bonus Deferral and Company Match into TDS Phantom Shares(3)
Dividend Equivalents of 1,011 TDS Shares			$25,710
Changes in Value in 2019			$(276,885)
Accumulated Balance at Year End:
39,954 vested TDS Shares					$1,016,030
Bonus Deferral and Company Match into USM Phantom Shares(3)
Changes in Value in 2019			$(482,782)
Accumulated Balance at Year End:
30,113 vested USM Shares					$1,090,994
556 unvested USM Shares					$20,144
Aggregate Totals(4)	$803,449	$43,187	$(562,487)	—	$6,834,165
Douglas W. Chambers
SERP(1)		$19,433
Company contribution
Interest up to AFR			$1,463
Interest above AFR			$242
Total Interest			$1,705
Balance at year end					$57,889
Aggregate Totals(4)	—	$19,433	$1,705	—	$57,889

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Peter L. Sereda
SERP(1)		$40,918
Company contribution
Interest up to AFR			$19,036
Interest above AFR			$3,152
Total Interest			$22,188
Balance at year end					$541,399
Aggregate Totals(4)	—	$40,918	$22,188	—	$541,399
James W. Butman
SERP(1)
Company contribution		$42,781
Interest up to AFR			$19,801
Interest above AFR			$3,278
Total Interest			$23,079
Balance at year end					$563,367
Compensation deferred to Interest Account in prior year (2)
Interest up to AFR			$69,746
Interest above AFR			$17,077
Total Interest			$86,823
Balance at year end					$2,347,280
Aggregate Totals(4)	—	$42,781	$109,902	—	$2,910,647
Scott H. Williamson
SERP(1)
Company contribution		—
Interest up to AFR			$36,653
Interest above AFR			$6,068
Total Interest			$42,721
Balance at year end					$963,654
Aggregate Totals(4)	—	—	$42,721	—	$963,654
_________________

Footnotes:

(1)
Each of the NEOs participates or formerly participated in the SERP. Mr. Carlson and Mr. Williamson did not receive a SERP contribution with respect to 2019 because, based on the terms of the TDS Pension Plan and SERP, their age and other factors, they are deemed to be fully funded and thus no longer eligible for ongoing contributions to such plans. Under the SERP, the deferred balance is credited with an assumed rate of earnings on all amounts other than the contributions for the current year equal to the yield on ten year BBB rated industrial bonds for the last trading date of the prior year as quoted by Standard & Poor's. The interest rate under the SERP for 2019 was set as of the last trading date of 2018 at 4.56% per annum, based on the yield on ten year BBB rated industrial bonds at such time.

(2)
Represents deferred salary and/or bonus accounts pursuant to interest-bearing deferred compensation agreements with Mr. Meyers and Mr. Butman. Pursuant to the agreements, the deferred accounts are credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate for salary or bonus deferred as an employee of TDS or TDS Telecom, or the twenty-year Treasury Bond rate for salary or bonus deferred as an employee of U.S. Cellular, plus 1.25 percentage points, until the deferred compensation amount is paid to such person.

(3)	The amounts represent deferrals of annual bonus under deferred compensation stock unit deferral arrangements.

(4)
The following is a summary of the amount of the above year-end total deferred compensation balances which has been included in the compensation reported in the Summary Compensation Table. The below amounts do not include previously reported deferred compensation that has been distributed.

	LeRoy T. Carlson, Jr.	Kenneth R. Meyers	Douglas W. Chambers	Peter L. Sereda	James W. Butman	Scott H. Williamson
Aggregate Deferred Balances 12/31/18 (includes amounts reported as compensation in years prior to 2018)	$2,910,880	$6,550,067	$36,751	$478,293	$2,757,964	$920,933
Net amount reported in above table for 2019 (includes amounts reported as compensation in 2018)	(577,491)	284,149	21,138	63,106	152,683	42,721
Aggregate Deferred Balances 12/31/19	$2,333,389	$6,834,216	$57,889	$541,399	$2,910,647	$963,654

Potential Payments upon Termination or Change in Control
TDS does not have any plans or policies that provide for severance or other compensation or benefits to the NEOs upon termination or a change in control other than the acceleration of vesting of option and stock awards upon certain events as discussed herein and other than any agreements described in the footnotes to the below Table of Potential Payments upon Termination or Change in Control. TDS may enter into agreements or arrangements with officers that provide for severance or other compensation or benefits under circumstances that are negotiated with an officer in connection with the employment or termination of employment of such officer. Any such agreement or arrangement is based on the facts and circumstances at the time relating to that particular employment relationship.
The acceleration of vesting of awards may be considered to be appropriate upon certain qualified termination events or a change in control, but TDS does not consider it appropriate to generally provide for other significant severance or similar benefits in such events or to permit the acceleration of vesting of awards as a general rule for non-qualified termination events. TDS considers the fact that, unlike companies that may be widely held, TDS is controlled by the TDS Voting Trust. As a result, TDS does not follow the practices of certain other companies that may provide for substantial benefits upon a termination or a change in control as a standard practice. Instead, potential payments upon a termination or a change in control are designed primarily so that employees are neither harmed nor given a windfall in such circumstances. The acceleration of awards under certain circumstances is intended to motivate executive officers to act in the long-term interests of TDS. The foregoing limited and customized approach to termination payments is consistent with TDS' overall compensation objectives, as discussed herein. These objectives assume that officers will be compensated primarily based on performance during their continued employment with TDS and are designed to motivate executive officers to act in the long-term interest of TDS, recognizing that TDS is a controlled company. As a result, these objectives do not contemplate providing significant benefits upon or providing significant incentives with respect to qualified termination events or a change in control or providing any benefits upon non-qualified termination events.
Table of Potential Payments upon Termination or Change in Control
The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a NEO at, following, or in connection with any termination of employment including by resignation, severance, retirement, disability or a constructive termination, or a change in control or a change in the NEO's responsibilities.
The following table provides quantitative disclosure, assuming that the triggering event took place on December 31, 2019. The following describes triggering events ("Triggering Events") under the TDS 2011 LTIP:
        TDS 2011 LTIP:    Additional payments may become due as a result of the acceleration of the vesting of stock options, restricted stock units and/or bonus match units upon the following: (i) a qualified disability (ii) death (iii) a 2011 LTIP Change in Control and (iv) a qualified retirement.

Additional payments also may become due for the performance share units: (i) in the event of death, a qualified disability or a qualified retirement prior to a 2011 LTIP Change in Control, the officer will receive a pro-rata payout following the performance period based upon actual performance achievement (through the date of the change in control) during the performance period and (ii) in connection with a 2011 LTIP Change in Control, payout will be made following the performance period based upon the greater of target and actual performance achievement, provided that in the event of death, a qualified disability, a qualified retirement, a termination by the officer for good reason or a termination by TDS without cause, in each case following the 2011 LTIP Change in Control but prior to the end of the performance period, the officer generally will receive an accelerated payout based upon the greater of target and actual performance achievement.
The triggering events for U.S. Cellular awards are described in the U.S. Cellular 2020 proxy statement.

2019 Table of Potential Payments upon Termination or Change in Control

Name	Early Vesting of Options	Early Vesting of Stock Awards	Other	Total
	(a)	(b)
LeRoy T. Carlson, Jr.
Unexercisable Stock Options for 91,644 Common Shares(1)				$0
Unvested Stock Awards for 180,163 Common Shares(2)		$4,581,545		$4,581,545
Unvested Performance Shares for 193,661 Common Shares(4)		$4,924,799		$4,924,799
Aggregate Totals	—	$9,506,344	—	$9,506,344
Kenneth R. Meyers
One Year of Current Salary as Severance(3)			$1,095,000	$1,095,000
Unvested Stock Awards for 225,310 USM Common Shares(2)		$8,162,981		$8,162,981
Unvested Performance Shares for 286,266 USM Common Shares(5)		$10,371,417		$10,371,417
Aggregate Totals	—	$18,534,398	$1,095,000	$19,629,398
Douglas W. Chambers
TDS
Unexercisable Stock Options for 18,235 Common Shares(1)				$0
Unvested Stock Awards for 10,792 Common Shares(2)		$274,441		$274,441
Unvested Performance Shares for 5,907 Common Shares(4)		$150,215		$150,215
U.S. Cellular
Unvested Stock Award for 2,739 USM Common Shares (2)		$99,234		$99,234
Unvested Performance Shares for 4,256 USM Common Shares(5)		$154,195		$154,195
Aggregate Totals	—	$678,085	—	$678,085
Peter L. Sereda
Unexercisable Stock Options for 38,341 Common Shares(1)				$0
Unvested Stock Awards for 41,739 Common Shares(2)		$1,061,423		$1,061,423
Unvested Performance Shares for 30,366 Common Shares(4)		$772,207		$772,207
Aggregate Totals	—	$1,833,630	—	$1,833,630
James W. Butman
Unexercisable Stock Options for 151,817 Common Shares(1)				$0
Unvested Stock Awards for 54,080 Common Shares(2)		$1,375,254		$1,375,254
Unvested Performance Shares for 14,686 Common Shares(4)		$373,465		$373,465
Aggregate Totals	—	$1,748,719	—	$1,748,719
Scott H. Williamson
Unexercisable Stock Options for 54,653 Common Shares(1)				$0
Unvested Stock Awards for 61,184 Common Shares(2)		$1,555,909		$1,555,909
Unvested Performance Shares for 44,323 Common Shares(4)		$1,127,134		$1,127,134
Aggregate Totals	—	$2,683,043	—	$2,683,043
______________________________

Explanation of Columns:

(a)
Represents the maximum potential value of accelerated stock options assuming that a Triggering Event took place on December 31, 2019 and that the price per share of the registrant's securities was $25.43, and $36.23, the closing market price of TDS Common Shares, and U.S. Cellular Common Shares, respectively, as of December 31, 2019, the last business day of 2019. Includes only the aggregate difference between the exercise price of such stock options and such year-end stock price. No dollar amount is indicated if the exercise price of such stock options exceeded such year-end stock price.

(b)
Represents the maximum potential value of accelerated restricted stock units, performance share units and any bonus match units assuming that a Triggering Event took place on December 31, 2019 and that the price per share of the registrant's securities was $25.43, and $36.23, the closing market price of TDS Common Shares, and U.S. Cellular Common Shares, respectively, as of December 31, 2019.

Footnotes:

(1)
The following table shows the intrinsic value of the unexercisable options, if any, calculated as the difference between the exercise price of such stock options and the closing price of a TDS Common Share or U.S. Cellular Common Share, as applicable, on December 31, 2019.

Option (Per Share Exercise Price of Options)	Number of Shares Underlying Specified Awards that are Unexercisable at 12/31/19	Value at 12/31/19 based on $25.43 per TDS share and $36.23 per USM share	Less Aggregate Exercise Price	Difference (if Positive)
LeRoy T. Carlson, Jr.
2019 Options ($30.72)	33,624	$855,058	$1,032,929
2018 Options ($25.70)	18,320	$465,878	$470,824
2017 Options ($27.79)	39,700	$1,009,571	$1,103,263
Total	91,644			—
Kenneth R. Meyers
Total	—			—
Douglas W. Chambers
2019 Options ($30.72)	6,634	$168,703	$203,796
2017 Options ($27.79)	11,601	$295,013	$322,392
Total	18,235			—
Peter L. Sereda
2019 Options ($30.72)	13,899	$353,452	$426,977
2018 Options ($25.70)	12,858	$326,979	$330,451
2017 Options ($27.79)	11,584	$294,581	$321,919
Total	38,341			—
James W. Butman
2019 Options ($30.72)	17,259	$438,896	$530,196
2018 Options ($25.70)	73,723	$1,874,776	$1,894,681
2017 Options ($27.79)	60,835	$1,547,034	$1,690,605
Total	151,817			—
Scott H. Williamson
2019 Options ($30.72)	17,516	$445,432	$538,092
2018 Options ($25.70)	19,000	$483,170	$488,300
2017 Options ($27.79)	18,137	$461,224	$504,027
Total	54,653			—

(2)	Represents unvested restricted stock units and any unvested bonus match units.

(3)
The Meyers Letter Agreement described in footnote (2) to the Summary Compensation Table provides that, in the event that U.S. Cellular terminates Mr. Meyers' employment involuntarily without cause prior to June 22, 2019, U.S. Cellular shall pay him a severance amount equal to his then current annual base salary.

(4)
Represents the maximum number of unvested TDS performance share units that would become vested based upon the greater of (i) actual achievement through December 31, 2019 and (ii) an achievement level resulting in a payout equal to the Target. Since Target exceeded actual achievement through December 31, 2019, the above table reflects the greater Target amount.

(5)	Represents unvested U.S. Cellular performance share units. See the "Outstanding Equity Awards at Fiscal Year-end" table for details.

2019 Director Compensation

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards (c)	All Other Compensation (d)	Total
Letitia G. Carlson, M.D.	$88,750	$100,000	$107	$188,857
Prudence E. Carlson	$90,500	$100,000	$107	$190,607
Walter C. D. Carlson	$127,500	$100,000	$107	$227,607
Clarence A. Davis	$115,500	$100,000	$107	$215,607
Kimberly D. Dixon	$111,500	$100,000	$107	$211,607
Christopher D. O'Leary	$141,750	$100,000	$107	$241,857
George W. Off	$148,036	$100,000	$107	$248,143
Wade Oosterman (1)	$77,000	$0	$71	$77,071
Gary L. Sugarman	$106,250	$100,000	$107	$206,357
______________________________
(1) 2019 stock compensation was issued in March. Mr. Oosterman joined the Board in May 2019 so he did not receive a stock award in 2019.
Explanation of Columns:

(a)	Includes only directors who are not employees of TDS or its subsidiaries.

(b)
Includes the aggregate dollar amount of all fees earned or paid in cash for services as a director during 2019, including annual retainer fees, fractional share, committee and/or chairperson fees, and meeting or activity fees.

(c)	The amounts in this column represent the aggregate grant date fair value of the annual stock awards granted in 2019.

(d)	Represents the dollar value of insurance premiums paid by TDS during the fiscal year with respect to $100,000 of life insurance.
Narrative Disclosure to Director Compensation Table
The following provides additional information with respect to director compensation. All director compensation is approved by the full board of directors.
The following describes the Restated Compensation Plan for Non-Employee Directors (the "Directors Plan"), pursuant to which the cash and stock compensation described in the above 2019 Director Compensation Table is payable.
The above table reflects payments and awards made in 2019. With respect to 2019, the Directors Plan provided that the Chairperson of the TDS board of directors is entitled to receive an annual director's retainer fee of $100,000 paid in cash, and non-employee directors other than the Chairperson of the TDS board of directors are entitled to receive an annual director's retainer fee of $80,000 paid in cash. Non-employee directors are entitled to receive the annual stock award paid in the form of TDS Common Shares, which is to be distributed in March on or prior to March 15, for services performed during the 12 month period that commenced on March 1 of the immediately preceding calendar year and ended on the last day of February of the calendar year of payment. The number of shares is determined on the basis of the closing price of a TDS Common Share on the first trading day in the month of March of the calendar year of payment.
Each non-employee director who served on the Audit Committee, other than the Chairperson of the Audit Committee, received an annual committee retainer fee of $11,000, and the Chairperson received an annual committee retainer fee of $22,000.
Each non-employee director who served on the Compensation Committee, other than the Chairperson of the Compensation Committee, received an annual committee retainer fee of $7,000, and the Chairperson received an annual committee retainer fee of $14,000.
Each non-employee director who served on the Corporate Governance and Nominating Committee, other than the Chairperson of the Corporate Governance and Nominating Committee, received an annual committee retainer fee of $5,000, and the Chairperson received an annual committee retainer fee of $10,000.

Non-employee directors also received a fee of $1,750 for each board or committee meeting or other activity attended.
Under the Directors Plan, annual retainers are paid in cash on a quarterly basis, as of the last day of each quarter. Fees for all board and committee meetings or other activities are paid in cash on a quarterly basis, as of the last day of each quarter.
Directors were also reimbursed for reasonable travel and other expenses incurred in attending board and committee meetings, director education and other board or company related matters pursuant to TDS' travel and expense reimbursement policy.
The Directors Plan provides that the board of directors has the authority without further shareholder approval to amend the Directors Plan from time to time, including amendments to increase the amount of the compensation payable in Common Shares from time to time, provided that the total number of Common Shares issued under the Directors Plan may not exceed the number previously approved by shareholders.
On March 15, 2018, the TDS board of directors reserved 200,000 Common Shares for TDS issuance pursuant to the Directors Plan, and the shareholders approved such shares at the 2018 annual meeting. Of such Common Shares, 17,997 have been issued and 182,003 remain available for issuance as of the proxy date.
In addition to amounts payable under the Directors Plan, TDS pays premiums to provide life insurance of $100,000 for each of its directors other than directors who are employees of TDS or any affiliate. Directors who are employees of TDS or any affiliate do not receive fees or compensation for services rendered as directors. The compensation of directors who are named executive officers is disclosed in the tables under Executive and Director Compensation above.
None of the non-employee directors had stock or option awards outstanding at December 31, 2019.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee, comprised of C. O'Leary, K. Dixon, W. Oosterman and G. Sugarman, has responsibilities relating to the compensation of the executive officers of TDS (other than executive officers employed by U.S. Cellular or any of its subsidiaries), including the review of salary, bonus, long-term incentive compensation and all other compensation. Members of the Compensation Committee are independent and none of the members was, during 2019 or during any of the preceding three years, an officer or employee of TDS (or its affiliates), or had any relationship requiring disclosure by TDS under any paragraph of Item 404 of SEC Regulation S-K.
Long-term incentive compensation for executive officers who are employees of U.S. Cellular is approved by the LTICC which is composed of directors who are neither officers nor employees of TDS, U.S. Cellular or any of their subsidiaries nor directors of TDS or TDS Telecom. The annual cash compensation of U.S. Cellular's President and CEO, Kenneth R. Meyers, is approved by LeRoy T. Carlson, Jr., the Chairman of U.S. Cellular. Mr. Carlson is a member of the board of directors of TDS, U.S. Cellular, and TDS Telecom. He is also the Chairman of TDS Telecom and, as such, approves the executive officer annual cash compensation decisions for TDS Telecom other than as they relate to the President and CEO of TDS Telecom, and recommends the annual cash compensation of the President and CEO of TDS Telecom to the TDS Compensation Committee. James W. Butman, deemed by SEC rules to be an executive officer of TDS, was the President and CEO of TDS Telecom in 2019 and is a director of TDS. Mr. Carlson is compensated by TDS for his services to TDS and all of its subsidiaries, including U.S. Cellular. However, U.S. Cellular effectively reimburses TDS for a portion of such compensation as part of a management fee pursuant to an intercompany agreement between TDS and U.S. Cellular, as discussed above.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information regarding TDS Common Shares that could have been issued under equity compensation plans maintained by TDS based on information as of December 31, 2019.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1):
TDS Common Shares	5,864,627	$26.63	1,688,367
Equity compensation plans not approved by security holders:
Total:	—	N/A	—
TDS Common Shares	5,864,627	$26.63	1,688,367
_______________
(a) Represents the number of securities to be issued upon the exercise of outstanding options or pursuant to unvested restricted stock units, unvested performance share awards, and vested and unvested deferred compensation stock units.
Footnotes:

(1)	This includes the following plans that have been approved by TDS shareholders:

Plan	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)	Total
2011 LTIP:
TDS Common Shares	5,190,009	1,463,120	6,653,129
2004 LTIP:
TDS Common Shares	674,618	—	674,618
Compensation Plan for Non-Employee Directors:
TDS Common Shares	—	225,247	225,247
Total:
TDS Common Shares	5,864,627	1,688,367	7,552,994
The above is based on information as of December 31, 2019 and does not reflect any changes or additions after that date.
See Note 19—Stock-Based Compensation, in the notes to the consolidated financial statements for the year ended December 31, 2019.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
On February 28, 2020, TDS had outstanding and entitled to vote 107,588,070 Common Shares, par value $.01 per share (excluding 18,085,361 Shares held by TDS), and 7,233,759 Series A Common Shares, par value $.01 per share (collectively representing a total of 114,821,829 shares of common stock).
In matters other than the election of directors, each of the Series A Common Shares is entitled to ten votes and each of the Common Shares is entitled to a vote per share that floats. The total voting power of the Series A Common Shares was 72,337,590 votes at February 28, 2020 with respect to matters other than the election of directors. The total voting power of the Common Shares was 55,206,559 votes at February 28, 2020 with respect to matters other than the election of directors. The total voting power of all outstanding shares of all classes of capital stock was 127,544,149 votes at February 28, 2020 with respect to matters other than the election of directors.
The table includes shares underlying options that are currently exercisable or exercisable within 60 days after February 28, 2020, restricted stock units or any performance share awards that become vested within 60 days after February 28, 2020 and vested deferred compensation stock units are deemed to be outstanding for the purpose of calculating the number of shares owned and percentages of shares and voting power with respect to the person holding such options, restricted stock units, performance share awards, or deferred compensation stock units, but are not deemed to be outstanding for the purpose of calculating the percentages of shares or voting power of other persons.

Security Ownership of Management—The following table sets forth as of February 28, 2020, the number of Common Shares and Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned, by each director and director nominee of TDS, by each of the named executive officers and by all directors and executive officers as a group. If a class of common stock is not indicated for an individual or group, no shares of such class are beneficially owned by such individual or group.

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson, Jr., Walter C. D. Carlson, Letitia G. Carlson, M.D. and Prudence E. Carlson(3)	Common Shares	6,226,808	5.8%	5.4%	2.5%
	Series A Common Shares	6,926,300	95.7%	6.0%	54.3%
James W. Butman	Common Shares	69,685	*	*	*
LeRoy T. Carlson, Jr.(4)(5)(7)	Common Shares	1,628,128	1.5%	1.4%	*
	Series A Common Shares	22,080	*	*	*
Walter C. D. Carlson(4)(5)(6)	Common Shares	57,830	*	*	*
	Series A Common Shares	1,218	*	*	*
Letitia G. Carlson, M.D.(4)(5)(6)	Common Shares	42,771	*	*	*
	Series A Common Shares	1,166	*	*	*
Prudence Carlson(4)(5)(6)	Common Shares	60,934	*	*	*
	Series A Common Shares	198,136	2.7%	*	1.6%
Clarence A. Davis(6)	Common Shares	15,305	*	*	*
Kimberly D. Dixon	Common Shares	10,799	*	*	*
Kenneth R. Meyers(7)(8)	Common Shares	79,289	*	*	*
Christopher D. O'Leary(6)	Common Shares	40,160	*	*	*
George W. Off(6)	Common Shares	45,300	*	*	*
Wade Oosterman(6)	Common Shares	8,715	*	*	*
Gary L. Sugarman(6)	Common Shares	35,941	*	*	*
Douglas W. Chambers(7)	Common Shares	29,797	*	*	*
Peter L. Sereda(7)	Common Shares	259,719	*	*	*
Scott H. Williamson(7)	Common Shares	612,499	*	*	*
Other executive officers (4 persons)(7)	Common Shares	185,101	*	*	*
All directors and executive officers as a group (19 persons)(6)(7)(9)	Common Shares	9,408,781	8.6%	8.0%	3.8%
	Series A Common Shares	7,148,900	98.8%	6.2%	56.1%
_______________

*	Less than 1%

(1)
The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes. Except with respect to customary brokerage agreement terms, none of the above shares are pledged as security, unless otherwise specified. Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.

(2)	Represents the percent of voting power in matters other than the election of directors.

(3)
The shares listed are held by the persons named as trustees under the TDS Voting Trust which expires June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. The trustees share voting and investment power. The address of the trustees of the TDS Voting Trust in their capacities as such is c/o LeRoy T. Carlson, Jr., Telephone and Data Systems, Inc., 30 N. LaSalle St., Suite 4000, Chicago, IL 60602. Under the terms of the TDS Voting Trust, the trustees hold and vote the Common Shares and Series A Common Shares held in the trust. If the TDS Voting Trust were terminated, the following individuals, directly or indirectly with their spouses, would each be deemed to own beneficially more than 5% of the outstanding Series A Common Shares: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson and Letitia G. Carlson, M.D. The above numbers of shares and percentages do not assume conversion of the Series A Common Shares because the trustees have advised TDS that the TDS Voting Trust has no current intention of converting its Series A Common Shares.

(4)
Does not include Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (1,868,068), Walter C. D. (1,970,634), Letitia G. Carlson, M.D. (1,843,504), Prudence E. Carlson (1,729,474).

Includes Common Shares held outside Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (83,229).

(5)
Does not include Series A Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (2,035,638), Walter C. D. Carlson (2,281,267), Letitia G. Carlson, M.D. (2,013,815), Prudence E. Carlson (1,881,354).

Includes Series A Common Shares held outside Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (11,721).

(6)
Includes 4,805 Common Shares earned, except Mr. Oosterman who earned a prorated 3,715 Common Shares, pursuant to the Non-Employee Directors' Plan as of February 28, 2020 that were issued in March 2020 since they were issuable within 60 days after February 28, 2020.

(7)
Includes the following number of Common Shares that may be acquired pursuant to stock options, restricted stock units and/or performance share units which are currently vested or will vest within 60 days after February 28, 2020: LeRoy T. Carlson, Jr., 1,240,100 Common Shares; Kenneth R. Meyers, -0- Common Shares; Douglas W. Chambers, 27,836 Common Shares; Peter L. Sereda, 238,696 Common Shares; James W. Butman, 54,100 Common Shares; Scott H. Williamson, 574,240 Common Shares; all other executive officers as a group, 136,759 Common Shares; and all directors and executive officers as a group, 2,271,731 Common Shares. Includes the following number of Common Shares underlying vested deferred compensation stock units: LeRoy T. Carlson, Jr., 56,011 Common Shares; Kenneth R. Meyers, 39,954 Common Shares; Douglas W. Chambers, -0- Common Shares; Peter L. Sereda, -0- Common Shares; James W. Butman, -0- Common Shares; Scott H. Williamson, -0- Common Shares; all other executive officers as a group, -0- Common Shares; and all directors and executive officers as a group, 96,024 Common Shares.

(8)	Includes 1,043 Common Shares held by Mr. Meyers' wife.

(9)
Includes shares held by the following 4 executive officers who are not specifically identified in the above table pursuant to SEC rules: Daniel J. DeWitt, Joseph R. Hanley, Jane W. McCahon, and Kurt B. Thaus.

Security Ownership by Certain Beneficial Owners
In addition to persons listed in the preceding table, the following table sets forth as of February 28, 2020 or the latest practicable date, information regarding each person who is known to TDS to own beneficially more than 5% of any class of voting securities of TDS, based on publicly available information and TDS' stock records as of such date. Some of the information below is based on reports filed by the below shareholders reporting TDS shares held as of December 31, 2019 and, in the absence of any SEC filings indicating otherwise, it was assumed that there was no change to such information between year-end and February 28, 2020.

Shareholder's Name and Address	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022(3)	Common Shares	15,384,169	14.3%	13.4%	6.2%
State Street Corporation One Lincoln Street Boston, MA 02111(4)	Common Shares	10,957,063	10.2%	9.5%	4.4%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(5)	Common Shares	9,992,713	9.3%	8.7%	4.0%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746(6)	Common Shares	8,149,340	7.6%	7.1%	3.3%
_____________________

(1)	The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.

(2)	Represents the percent of voting power in matters other than the election of directors.

(3)
Based on the most recent Schedule 13G (Amendment No. 11) filed with the SEC, BlackRock, Inc. and its affiliates report sole voting authority with respect to an aggregate of 14,252,047 Common Shares, and sole investment authority with respect to an aggregate of 15,384,169 Common Shares.

(4)
Based on the most recent Schedule 13G filed with the SEC, State Street Corporation reports shared investment authority with respect to an aggregate of 10,957,063 Common Shares and shared voting authority with respect to 10,738,555 TDS Common Shares.

(5)
Based on the most recent Schedule 13G (Amendment No. 7) filed with the SEC, The Vanguard Group reports sole voting authority with respect to 51,462 Common Shares, shared voting power with respect to 17,576 Common Shares, sole investment authority with respect to 9,937,350 Common Shares, and shared investment authority with respect to 52,209 Common Shares.

(6)
Based on the most recent Schedule 13G (Amendment No. 3) filed with the SEC, Dimensional Fund Advisors LP reports sole voting authority with respect to an aggregate of 8,030,778 Common Shares, and sole investment authority with respect to an aggregate of 8,149,340 Common Shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In addition to the above-described insider participation in compensation decisions, TDS and certain related parties are involved in the following relationships and transactions.
The following persons are partners of Sidley Austin LLP, the principal law firm of TDS, U.S. Cellular and their subsidiaries: Walter C. D. Carlson, a trustee and beneficiary of the Voting Trust that controls TDS, which controls U.S. Cellular, the non-executive Chairman of the Board and member of the board of directors of TDS and a director of U.S. Cellular and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of TDS and U.S. Cellular and certain other subsidiaries of TDS. Walter C. D. Carlson does not provide legal services to TDS, U.S. Cellular or their subsidiaries. TDS, U.S. Cellular and their subsidiaries incurred legal expenses from Sidley Austin LLP of $10 million in 2019, $10 million in 2018, and $11 million in 2017.
The Audit Committee of the board of directors is generally responsible for the review and evaluation of all related party transactions, as such term is defined by the rules of the NYSE, except to the extent that the board of directors authorizes another committee to review specific related party transactions. However, transactions and arrangements as they relate to compensation and benefits to named executive officers or persons related thereto are approved by the TDS Compensation Committee.
Other than as described above, TDS has no related party policies or procedures relating to (i) the types of transactions that are covered by such policies or procedures; (ii) the standards to be applied pursuant to such policies and procedures; or (iii) the persons or groups of persons on the board of directors or otherwise who are responsible for applying such policies and procedures, and TDS does not maintain any written document evidencing such policies and procedures. Other than as described above, there were no transactions between the Company and any Related Person since January 1, 2019, of the type or amount required to be disclosed under the applicable SEC rules.

CEO PAY RATIO
We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that build value over the long-term for our shareholders. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. The Compensation Committee reviewed a comparison of our CEO's annual total compensation in fiscal year 2019 to that of all other Company employees for the same period.
Our calculation includes all active employees as of December 31, 2019.
We identified our median employee by calculating the annualized salary/wages for each of our active employees as of December 31, 2019; ranking the annual salaries and wages of all employees except for the President and CEO from lowest to highest; and then identified the median employee. The annualized salary/wages of the median employee was then adjusted to the extent necessary so that is determined on the same basis as the compensation of the President and CEO in the Summary Compensation Table.
The annual total compensation for fiscal year 2019 for our CEO was $6,885,780 and for the median employee was $54,661. The resulting ratio of our CEO's pay to the pay of our median employee for fiscal year 2019 is 126.0 to 1.

PROPOSAL 5
SHAREHOLDER PROPOSAL THAT IS OPPOSED BY THE BOARD OF DIRECTORS

A person who purports to be the beneficial holder of no less than 300 TDS Common Shares has advised TDS that he intends to have his proxy introduce the proposal set forth below at the TDS 2020 Annual Meeting. The name and address of such shareholder is Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021. The following proposal will be considered at the 2020 Annual Meeting if it is properly presented at such meeting by either of such persons or an authorized representative thereof in accordance with the TDS Bylaws, Delaware law, SEC rules and other applicable requirements. The below shareholder proposal and supporting statement represent the views of the shareholder who submitted it, and not the views of TDS. TDS is not responsible for the content of the following shareholder proposal or supporting statement. TDS does not endorse the shareholder proposal or supporting statement, which are required to be included in this proxy statement pursuant to rules established by the SEC. The shareholder proposal and supporting statement have been included below verbatim as supplied by the shareholder and TDS declines to comment on any of the statements therein. For the reasons discussed below the shareholder proposal, the TDS board of directors unanimously recommends that shareholders vote AGAINST the following proposal:
“Proposal 5 - Equal Voting Rights for Each Shareholder
RESOLVED: Shareholders request that our Board take steps to ensure that all of our company's outstanding stock has an equal one-vote per share in each voting situation. This would encompass all practicable steps including encouragement and negotiation with current and future shareholders, who have more than one vote per share, to request that they relinquish, for the common good of all shareholders, any preexisting rights, if necessary.

This proposal is not intended to unnecessarily limit our Board's judgment in crafting the requested change in accordance with applicable laws and existing contracts. This proposal is important because certain shares have super-sized voting power with 10-votes per share compared to the weakling one-vote per share for other shareholders. This proposal would even allow 7-years to transition to equal voting rights for each shareholder.

In the year leading up to the due date for this proposal TDS stock fell from $35 to $23.

With certain stock having 10-times more voting power our company takes our shareholder money but does not give us in return an equal voice in our company's management. Without a voice, shareholders cannot hold management accountable. Plus, with the lax TDS brand of corporate governance, it would take 51% of stock outstanding to call a special shareholder meeting. And in order to act by written consent 90% of TDS shares outstanding would have to act in lockstep.

Even though the Carlson family controls more than 51% of the voting power of the company this proposal received from 29% to 36% support for 4 consecutive years. In spite of these 4 majority votes, year after year, from the regular shareholders of TDS, The Carlson family's TDS Voting Trust had the gall to announce their distain for this proposal topic in the 2019 proxy.

George Off received 16-times as many negative director vote as 7 other TDS directors. And Mr. Off chaired the Audit Committee. Clarence Davis, Gary Sugarman and Wade Oosterman each received 6-times as many negative vote as 7 other TDS directors.

Plus with the lax TDS corporate governance each TDS director can be elected with one vote from themselves. One TDS director even had 51-years tenure.

Corporate governance advocates as well as many investors and index managers have pushed back on the TDS-type dual-class structures. S&P Dow Jones Indices said that companies with multiple classes of shares would be barred from entering its flagship S&P 500 index.

As an example for TDS, social and mobile-game maker Zynga announced moving to a single-class share structure in 2018. Zynga executives said that a single-class share structure simplifies the company's stock structure and gives parity to shareholders. In its 2018 annual report, Zynga said its old multi-class share system could limit the ability of its other stockholders to influence the company and could negatively impact its share price.
Please vote yes:
Equal Voting Rights for Each Shareholder - Proposal 5”

TDS BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO PROPOSAL 5
The TDS board of directors unanimously recommends a vote AGAINST this proposal for the following reasons:
The implementation of the shareholder proposal would require an amendment of the TDS Restated Certificate of Incorporation. To be approved thereunder and under Delaware law, such an amendment would require, among other things, approval by a majority of the voting power of all shares of capital stock entitled to vote for matters other than the election of directors, voting as a group, as well as by a majority of the outstanding TDS Series A Common Shares voting as a class. As of December 31, 2019, the TDS Voting Trust held 6,926,300 TDS Series A Common Shares, representing 6.0% of all shares of TDS common stock, and 6,226,808 TDS Common Shares, representing 5.4% of all shares of TDS common stock, for a total economic interest of 11.4% in TDS. By reason of such holdings, the TDS Voting Trust owns a majority (95.7%) of the outstanding TDS Series A Common Shares and a majority (56.8%) of the voting power of all shares of capital stock entitled to vote for matters other than the election of directors.
Dual class capital structures are recognized and valid under applicable federal and corporate law and stock exchange regulations and are not uncommon among public companies. Various companies have had dual class capital structures for many years and companies continue to implement dual class capital structures.
The common equity of TDS has included different classes of high and low vote common stock since TDS became a public company in 1981. TDS has clearly and consistently disclosed in the Risk Factors in its Form 10-K the impact of the differences in voting rights, particularly with regard to any potential takeover attempt. Purchasers of TDS Common Shares, including the proponent of the shareholder proposal, therefore bought shares of TDS with full knowledge of the differences in the voting rights of the shares. Holders of TDS Common Shares also have no basis for anticipating the possibility of any action that would reduce the voting power of the TDS Series A Common Shares. As stated in the Risk Factors set forth in TDS' Form 10-K, the TDS Voting Trust has advised TDS that it intends to maintain the ability to keep or dispose of voting control of TDS.
The TDS Voting Trust also has advised the TDS board of directors that it (i) opposes and will vote against the shareholder proposal and (ii) will not vote in favor of or support any action to implement the shareholder proposal or any other action that would dilute its voting control of TDS. Considering all of the foregoing factors, the TDS board of directors has determined that action in furtherance of the proposal would serve no useful purpose and accordingly opposes the proposal and recommends that shareholders vote against it.
Finally, it should be noted that under SEC rules, in addition to the above shareholder proposal, TDS is required to include the shareholder's supporting statement in the TDS proxy statement. This has been included above verbatim as supplied by the shareholder. TDS is not the author of the shareholder's supporting statement and declines to comment on any of the statements therein.
THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THIS SHAREHOLDER PROPOSAL AND RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" PROPOSAL 5.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING
Pursuant to SEC Rule 14a-8, proposals by shareholders intended to be included in TDS' proxy statement and form of proxy relating to the 2021 Annual Meeting must be received by TDS at its principal executive offices not later than December 9, 2020.
In addition, pursuant to TDS' Bylaws, proposals by shareholders intended to be presented at the 2021 Annual Meeting (other than proposals submitted pursuant to SEC Rule 14a-8), must be received by TDS at its principal executive offices not earlier than December 9, 2020 and not later than the close of business on January 8, 2021 for consideration at the 2021 Annual Meeting and must otherwise comply with the procedures set forth in TDS' Bylaws.

OTHER MATTERS
The board of directors has no knowledge of any other proposals that may be properly presented at the Annual Meeting and no other proposals were received by TDS by the date specified by the advance notice provision in TDS' Bylaws. The proxy solicited by the board of directors for the 2020 Annual Meeting confers discretionary authority to the proxies named therein to vote on matters that may properly come before such meeting or any postponement, adjournment or recess thereof, in addition to the foregoing proposals, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. If the meeting is adjourned or postponed, the proxies can vote such shares at the adjournment or postponement.

SOLICITATION OF PROXIES
Proxies are being solicited by your board of directors and its agents, and the cost of solicitation will be paid by TDS. Officers, directors and regular employees of TDS, acting on behalf of the TDS board of directors, may also solicit proxies by mail, email, advertisement, telephone, telecopy, press release, employee communication, postings on TDS' Internet website and Intranet website or in person. We will not pay such persons additional compensation for their proxy solicitation efforts. TDS will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons. TDS has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. The standard fee charged by MacKenzie Partners, Inc. for proxy solicitation in connection with an uncontested annual meeting is $12,500 plus reimbursement of out-of-pocket expenses.
FINANCIAL AND OTHER INFORMATION
        We will furnish you or any shareholder as of the record date without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including the financial statements and the schedules thereto, upon written or oral request, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee which shall not exceed our reasonable expenses incurred to do so. Requests for such materials should be directed to Investor Relations, Telephone and Data Systems, Inc., 30 North LaSalle Street, 40th Floor, Chicago, Illinois 60602, telephone (312) 630-1900.
In addition, to the extent that, as permitted by SEC rules, TDS delivers only one copy of an annual report to shareholders, a proxy statement or a notice of internet availability of proxy materials to an address that is shared by separate persons who are shareholders (addressed to such shareholders as a group), TDS shall deliver promptly additional copies of any of such documents without charge to any shareholder located at such shared address upon written or oral request by such shareholder. Requests should be directed as indicated in the preceding paragraph.
OTHER BUSINESS
It is not anticipated that any action will be asked of the shareholders other than those set forth above, but if other matters are properly brought before the 2020 Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

By order of the Board of Directors

JANE W. MCCAHON Senior Vice President—Corporate Relations and Corporate Secretary
All shareholders are urged to sign, date and mail their proxy card(s) promptly or vote on the Internet in accordance with the instructions set forth on the proxy cards(s).

Exhibit A

TELEPHONE AND DATA SYSTEMS, INC.
2020 LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE

The purposes of this Telephone and Data Systems, Inc. 2020 Long-Term Incentive Plan (the “Plan”) are (i) to align the interests of the stockholders of the Company and recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers and other employees of the Company and certain of its Affiliates, and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.
ARTICLE II

DEFINITIONS

For purposes of the Plan, the following capitalized terms shall have the meanings set forth in this Article.
2.1“Account Balance Plan” shall mean an “account balance plan” within the meaning of Treasury Regulation §1.409A-1(c)(2)(i)(A) (whether elective or non-elective in nature) maintained by an Employer or any affiliate thereof. “Affiliate” for this purpose shall mean (i) a corporation that is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as an Employer or (ii) a trade or business (whether or not incorporated) under common control (within the meaning of section 414(c) of the Code) with an Employer. An Account Balance Plan shall include, without limitation, (i) the deferral program set forth in Article VII and any similar deferral arrangement set forth in a Prior Plan; (ii) the Company’s Executive Deferred Compensation Program and other interest-bearing deferral arrangements maintained by the Company and TDS Telecommunications Corporation; (iii) the Company’s Supplemental Executive Retirement Plan; (iv) the United States Cellular Corporation Executive Deferred Compensation Interest Account Plan and (v) the deferral arrangement maintained by United States Cellular Corporation under its Long-Term Incentive Plan.

2.2“Affiliate” shall mean (i) a Person owning, directly or indirectly, the combined voting power of all classes of capital stock of the Company that is sufficient to elect at least a majority of the members of the Board, or (ii) a Person of which the Company, directly or indirectly, owns or controls shares or securities or other interests having combined voting power sufficient to permit the Company to elect at least a majority of the members of the board of directors or other governing body of such Person.

2.3“Agreement” shall mean a written or electronic agreement between the Company and an award recipient evidencing an award granted hereunder.

2.4“Board” shall mean the board of directors of the Company.

2.5“Bonus Stock” shall mean shares of Common Stock awarded hereunder that are not subject to a Restriction Period or Performance Measures.

2.6“Bonus Stock Award” shall mean an award of Bonus Stock.

2.7“Bonus Year” shall mean each calendar year commencing on or after January 1, 2021 for which an annual bonus is payable. For the avoidance of doubt, any annual bonus deferral and related Employer Match Award with respect to bonus years commencing prior to January 1, 2021 shall be governed by the terms of the Telephone and Data Systems, Inc. 2011 Long-Term Incentive Plan, as amended from time to time, or any applicable predecessor thereto.

2.8“Change in Control” shall have the meaning set forth in Section 8.9(b).

2.9“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.10“Committee” shall mean a committee designated by the Board, consisting of two or more members of the Board, each of whom is intended to be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and the membership of which satisfies all other applicable requirements.

2.11“Common Stock” shall mean the class of shares of the Company designated as “Common Shares” in its Restated Certificate of Incorporation.

2.12“Company” shall mean Telephone and Data Systems, Inc., a Delaware corporation, or any successor thereto.

2.13“Deferred Compensation Account” shall mean a book reserve maintained by the Company for the purpose of measuring the amount of deferred compensation payable to an employee under Article VII of the Plan.

2.14“Disability” shall mean, solely for purposes of Article VII of the Plan, a total physical disability which, in the Committee’s judgment, prevents an award recipient from performing substantially such award recipient’s employment duties and responsibilities for a continuous period of at least six months.

2.15“Distributable Balance” shall mean the portion of an employee’s Deferred Compensation Account that is nonforfeitable.

2.16“Employer” shall mean the Company or any Affiliate designated by the Committee and approved by the Board.

2.17“Employer Match Award” shall mean an amount credited to an employee’s Deferred Compensation Account pursuant to Section 7.2 that is based upon the amount deferred by the employee pursuant to Section 7.1.

2.18“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.19“Fair Market Value” of a share of Common Stock shall mean its closing sale price on the principal stock exchange on which the Common Stock is traded on the date as of which such value is being determined, or, if there shall be no reported sale for such date, on the next preceding date for which a sale was reported; provided, however, that if the Common Stock is not listed on a stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with section 409A of the Code.

2.20“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of section 422 of the Code (or any successor provision) and that is designated as intended to constitute an incentive stock option.

2.21“Legal Representative” shall mean a guardian, legal representative or other Person acting in a similar capacity with respect to an award holder.

2.22“Newly Eligible Employee” shall mean an employee who (i) newly is eligible to participate in the deferral program set forth in Article VII and (ii) was not, at any time during the 24-month period ending on the date on which he or she became eligible to participate in such deferral program, eligible to participate in an Account Balance Plan (irrespective of whether such employee in fact elected to participate in such plan). For this purpose, an employee is not eligible to participate in an Account Balance Plan solely on account of the accrual of interest or earnings on amounts previously deferred thereunder.

2.23“Non-Qualified Stock Option” shall mean an option to purchase shares of Common Stock that is not an Incentive Stock Option.

2.24“Other Stock Award” shall mean an award granted pursuant to Section 5.3 of the Plan.

2.25“Performance Measures” shall mean criteria and objectives established by the Committee that must be attained (i) as a condition to the grant or exercisability of certain Stock Options or SARs, (ii) as a condition to the grant of certain Stock Awards or (iii) during the applicable Restriction Period or Performance Period as a condition to (A) in the case of certain Restricted Stock Awards, the vesting of the award recipient’s interest in the Common Stock subject to such awards or (B) in the case of certain Restricted Stock Unit Awards, Performance Share Awards or Other Stock Awards, the award recipient’s receipt of the Common Stock subject to such awards or the cash amount payable with respect to such awards (or a combination thereof). One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company, or on an individual basis, may be used by the Committee in establishing Performance Measures under this Plan: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time; earnings per share; return to stockholders (including dividends); increase in stockholder value; return on or net assets; return on equity; return on capital or invested capital; earnings or income before or after taxes and/or interest; return on investments; interest expense; cash flow, cash flow per share, cash flow margin or free cash flow; revenues; sales; costs; expenses; economic value created; operating profit or margin; gross profit or margin; net income before or after taxes; earnings before interest, depreciation and/or amortization; earnings before interest, taxes, depreciation, amortization and/or accretion; operating earnings either before or after interest expense and either before or after incentives; market share; attainment of cost or expense reduction goals; customer count; cost per gross or net customer addition; revenue per customer; customer turnover rate; return on operating costs; net cash provided by operations; price-to-earnings growth; ratios of employees to volume of business measures and population in licensed or operating markets; financing costs; ratios of capital spending and investment to volume of business measures; and strategic business criteria, consisting of one or more objectives based on meeting specified goals related to market penetration, geographic business expansion, cost targets, customer acquisition, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, acquisitions or divestitures; any combination thereof; or such other goals as the Committee may determine, whether or not listed herein. Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a Performance Measure or determining the achievement of a Performance Measure, the Committee may provide that achievement of the applicable Performance Measures may be amended or adjusted to include or exclude components of any Performance Measure, including, without limitation, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance Measures shall be subject to such other rules and conditions as the Committee may establish at any time.

2.26“Performance Period” shall mean a period designated by the Committee during which (i) Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

2.27“Performance Share” shall mean a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive one share of Common Stock, which may be Restricted Stock, or, in lieu thereof, the Fair Market Value of one share of Common Stock in cash.

2.28“Performance Share Award” shall mean an award of Performance Shares.

2.29“Permitted Transferee” shall mean (i) the award recipient’s spouse or former spouse, (ii) any of the award recipient’s children, stepchildren, grandchildren, parents, stepparents, grandparents, nieces, nephews or siblings, including adoptive relationships, (iii) any of the award recipient’s mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, (iv) a trust of which the award recipient or one or more of the Persons described in clauses (i), (ii) or (iii) hereof are the only beneficiaries during the term the award is held by a Permitted Transferee, (v) a partnership in which no Person is a partner other than the award recipient or one or more of the Persons described in clauses (i)-(vii) hereof, (vi) a limited liability company in which no Person is a member other than the award recipient or one or more of the Persons described in clauses (i)-(vii) hereof, or (vii) any other Person who would be eligible to exercise Stock Options and SARs under Form S-8, issued under the Securities Act of 1933, as amended, and who is approved in writing by the Committee prior to any transfer of an award, provided that any Person described in clauses (i) - (vii) hereof has entered into a written agreement with the Company to withhold shares of Common Stock or cash which would otherwise be delivered or payable to such Person to satisfy any federal, state, local or other taxes that may be required to be withheld or paid in connection with the award in the event that the award recipient does not provide for an arrangement satisfactory to the Company to assure that such taxes will be paid.

2.30“Person” shall mean any individual, group, firm, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust or other entity.

2.31“Prior Plan” shall mean the Telephone and Data Systems, Inc. 2011 Long-Term Incentive Plan, as amended from time to time, and any similar plan maintained by the Company for the benefit of employees or officers of the Employers under which equity compensation awards remain outstanding as of the effective date of the Plan.

2.32“Restricted Stock” shall mean shares of Common Stock that are subject to a Restriction Period, and which may, in addition, be subject to the attainment of specified Performance Measures within a specified Performance Period.

2.33“Restricted Stock Award” shall mean an award of Restricted Stock.

2.34“Restricted Stock Unit” shall mean a right to receive a share of Common Stock or, in lieu thereof and to the extent set forth in the applicable Agreement, cash equal to the Fair Market Value of a share of Common Stock, which shall be contingent upon the expiration of a specified Restriction Period, and which may, in addition, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

2.35“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units.

2.36“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award shall not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in the Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock Award shall remain in effect.

2.37“Retirement” shall mean, solely for purposes of Article VII of the Plan, an employee’s termination of employment on or after his or her Early Retirement Date or Normal Retirement Date (as defined in the Telephone and Data Systems, Inc. Pension Plan).

2.38“SAR” shall mean a stock appreciation right that entitles the holder thereof to receive, upon exercise of the SAR, shares of Common Stock or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

2.39“Separation from Service” shall mean a termination of employment with the Employers and their affiliates within the meaning of Treasury Regulation §1.409A-1(h) (without regard to any permissible alternative definition thereunder). “Affiliate” for this purpose shall mean (i) a corporation that is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as an Employer or (ii) a trade or business (whether or not incorporated) under common control (within the meaning of section 414(c) of the Code) with an Employer, but in each case substituting a 50% ownership level for the 80% ownership level specified therein.

2.40“Specified Employee” shall have the meaning set forth in the “Section 409A Specified Employee Policy of Telephone and Data Systems, Inc. and its Affiliates,” which policy hereby is incorporated herein by reference.

2.41“Stock Award” shall mean a Bonus Stock Award, a Restricted Stock Award, a Restricted Stock Unit Award or an Other Stock Award.

2.42“Stock Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

2.43“Unforeseeable Emergency” shall mean a severe financial hardship to an employee resulting from (i) an illness or accident of the employee, the employee’s spouse, or the employee’s dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), (b)(2) and (d)(1)(B)), (ii) the loss of the employee’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, irrespective of whether caused by a natural disaster), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the employee.

ARTICLE III

ELIGIBILITY AND ADMINISTRATION

3.1Eligibility. Participants in the Plan shall consist of such employees of the Employers as the Committee in its sole discretion may select from time to time. The Committee’s selection of an employee to participate in the Plan at any time shall not require the Committee to select such employee to participate in the Plan at any other time. Except as otherwise provided in an Agreement, for purposes of this Plan, references to employment by an Employer shall also mean employment by an Affiliate.

3.2Administration. (a) In General. The Plan shall be administered by the Committee in accordance with the terms of the Plan. The Committee, in its discretion, shall select employees for participation in the Plan and shall determine the form, amount and timing of each grant of an award and, as applicable, the number of shares of Common Stock subject to an award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form and terms of the Agreement evidencing the award. Any one or a combination of the following awards may be made under the Plan to eligible individuals: (i) Stock Options in the form of Incentive Stock Options or Non-Qualified Stock Options, (ii) SARs, (iii) Stock Awards in the form of Bonus Stock, Restricted Stock, Restricted Stock Units or Other Stock Awards, (iv) Performance Share Awards and (v) Employer Match Awards.

The Committee may, in its sole discretion and for any reason at any time, take action such that (A) any or all outstanding Stock Options and SARs shall become exercisable in part or in full, (B) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award shall terminate or shall be of a shorter duration, (C) all or a portion of the Performance Period applicable to any outstanding Performance Share Award or other award shall terminate or shall be of a shorter duration, (D) the Performance Measures applicable to any outstanding Performance Share Award or other award shall be deemed to be satisfied at the target, maximum or any other level and (E) all or a portion of the amount in a Deferred Compensation Account attributable to an Employer Match Award shall become nonforfeitable.

The Committee shall interpret the Plan and establish any rules and procedures the Committee deems necessary or desirable for the administration of the Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as restricting or limiting competitive employment or other activities. All such interpretations, rules, procedures and conditions shall be final, conclusive and binding on all parties. A majority of the members of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.
(b)Delegation. To the extent legally permissible, the Committee may delegate some or all of its power and authority hereunder to the Board (or any members thereof) or to the President and Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the President and the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer or other individual subject to section 16 of the Exchange Act, or decisions concerning the timing, pricing or number of shares subject to an award granted to such an officer or other individual.

(c)Indemnification. No member of the Board or Committee, and neither the President and Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan and each member of the Board and the Committee and the President and Chief Executive Officer and each other executive officer who is designated by the Committee to exercise any power or authority hereunder shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Company’s certificate of incorporation and/or by-laws, and under any directors’ and officers’ liability insurance which may be in effect from time to time.

3.3Shares Available.

(a)In each case subject to adjustment as provided in Section 8.8, 5,000,000 shares of Common Stock initially shall be available under the Plan, of which (i) no more than 5,000,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options and (ii) no more than 250,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Bonus Stock Awards. Such shares shall be reduced by the sum of the aggregate number of shares of Common Stock then subject to outstanding awards under the Plan.

(b)To the extent that shares of Common Stock subject to an outstanding award under this Plan or a Prior Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan. Notwithstanding anything in this Section 3.3 to the contrary, shares of Common Stock subject to an award under this Plan or a Prior Plan may not again be made available for issuance under this Plan if such shares are: (i) shares delivered to or withheld by the Company to pay the exercise price of a Stock Option, (ii) shares delivered to or withheld by the Company to satisfy withholding taxes related to an award or (iii) shares that were subject to a stock-settled SAR and were not issued upon the net settlement of such SAR.

(c)Shares of Common Stock to be delivered under the Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

(d)At the time that the Plan becomes effective, none of the shares of Common Stock otherwise available for grant under the Prior Plans shall be available for future grant under such Prior Plans or this Plan, except that future grants may be made under the Prior Plans with respect to annual bonus deferrals and related Employer Match Awards for calendar years commencing prior to January 1, 2021.

ARTICLE IV

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

4.1Stock Options. (a) In General. The Committee may, in its discretion, grant Stock Options to such employees as may be selected by the Committee; provided, however, that an employee of an Affiliate may be granted a Stock Option only if the underlying Common Stock qualifies, with respect to the employee, as “service recipient stock” within the meaning set forth in section 409A of the Code. Each Stock Option, or portion thereof, that is not an Incentive Stock Option shall be a Non-Qualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which Stock Options designated as Incentive Stock Options are exercisable for the first time by a Stock Option holder during any calendar year (under the Plan or any other plan of the Company or any related corporation (as defined in Treasury Regulation §1.421-1(i)(2)) exceeds the amount (currently $100,000) established by the Code, such Stock Options shall constitute Non-Qualified Stock Options. Stock Options shall be subject to the applicable terms and conditions set forth in this Article IV and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

(b)Number of Shares and Purchase Price. The number of shares of Common Stock subject to a Stock Option and the purchase price per share of Common Stock purchasable upon exercise of the Stock Option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of a Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date such Stock Option is granted; provided further, that if an Incentive Stock Option shall be granted to an employee who, at the time the option is granted, owns (or is treated as owning) capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any related corporation (as defined in Treasury Regulation §1.421-1(i)(2)) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of its Fair Market Value) required by the Code in order for the Stock Option to constitute an Incentive Stock Option.

(c)Option Period and Exercisability. The period during which a Stock Option may be exercised shall be determined by the Committee; provided, however, that no Stock Option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such Stock Option shall be exercised no later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which must be attained as a condition either to a grant of a Stock Option or to the exercisability of all or a portion of a Stock Option. The Committee shall determine whether a Stock Option shall become exercisable in cumulative or non-cumulative installments or in part or in full at any time. A Stock Option may be exercised only with respect to whole shares of Common Stock. Prior to the exercise of a Stock Option, the holder of such Stock Option shall have no rights as a stockholder of the Company with respect to the Common Stock subject to such Stock Option.

(d)Method of Exercise. A Stock Option may be exercised (i) by giving written notice or notice by electronic means approved by the Company to the Senior Vice President-Human Resources of the Company (or such other Person as may be designated by the Senior Vice President-Human Resources) specifying the number of whole shares of Common Stock to be purchased and by arranging for the payment therefore in accordance with this Section 4.1(d) and (ii) by executing such documents and taking any other actions as the Company may reasonably request. The holder of a Stock Option may pay for the shares of Common Stock to be purchased pursuant to the exercise of such Stock Option (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) by authorizing the Company to withhold whole shares of Common Stock which otherwise would be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (D) in cash by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (E) by a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement. Unless other arrangements have been made to the Company’s satisfaction, any fraction of a share of Common Stock which would be required to satisfy the aggregate of such purchase price and the withholding taxes with respect to the award, as described in Section 8.6, shall be disregarded and the remaining amount due shall be paid in cash by the holder. No shares of Common Stock shall be issued or delivered until the full purchase price therefor and the withholding taxes thereon, as described in Section 8.6, have been paid (or arrangement has been made for such payment to the Company’s satisfaction).

4.2Stock Appreciation Rights. (a) In General. The Committee may, in its discretion, grant SARs to such employees as may be selected by the Committee; provided, however, that an employee of an Affiliate may be granted an SAR only if the underlying Common Stock qualifies, with respect to the employee, as “service recipient stock” within the meaning set forth in section 409A of the Code. SARs shall be subject to the applicable terms and conditions set forth in this Article IV and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

(b)Number of Shares and Base Price. The number of shares of Common Stock subject to an SAR and the base price of an SAR shall be determined by the Committee; provided, however, that the base price of an SAR shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR.

(c)Exercise Period and Exercisability. The Agreement relating to an award of SARs shall specify whether such award may be settled in shares of Common Stock or cash or a combination thereof. The period during which an SAR may be exercised shall be determined by the Committee; provided, however, that no SAR shall be exercised later than ten years after its date of grant. The Committee may, in its discretion, establish Performance Measures that must be attained as a condition either to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR shall become exercisable in cumulative or non-cumulative installments or in part or in full at any time. An SAR may be exercised only with respect to whole shares of Common Stock. Prior to the exercise of an SAR for Common Stock, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the Common Stock subject to such SAR.

(d)Method of Exercise. An SAR may be exercised (i) by giving written notice or notice by electronic means approved by the Company to the Senior Vice President-Human Resources of the Company (or such other Person as may be designated by the Senior Vice President-Human Resources) specifying the number of whole shares of Common Stock with respect to which the SAR is being exercised and (ii) by executing such documents and taking any other actions as the Company may reasonably request. No shares of Common Stock shall be issued or delivered, and no cash shall be paid, until the withholding taxes thereon, as described in Section 8.6, have been paid (or arrangement has been made for such payment to the Company’s satisfaction).

4.3Termination of Employment. Subject to the requirements of the Code, all of the terms relating to the exercise, cancellation or other disposition of a Stock Option or SAR upon an employee’s termination of employment with an Employer, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in an Agreement. Notwithstanding the foregoing, if an award recipient ceases to be employed by an Employer or an Affiliate on account of such award recipient’s negligence or willful misconduct, in each case as determined by the Company in its sole discretion, then the Stock Option or SAR shall terminate immediately upon such termination of employment.

4.4No Repricing. Notwithstanding any provision in the Plan to the contrary, the Committee shall not, without the approval of the stockholders of the Company (i) reduce the purchase price or base price of any previously granted Stock Option or SAR, (ii) cancel any previously granted Stock Option or SAR in exchange for another Stock Option or SAR with a lower purchase price or base price; or (iii) cancel any previously granted Stock Option or SAR in exchange for cash or another award if the purchase price of such Stock Option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 8.8.

4.5No Dividend Equivalents. The holder of a Stock Option or SAR shall not be entitled to receive dividend equivalents with respect to the shares of Common Stock subject to such Stock Option or SAR.

ARTICLE V

STOCK AWARDS

5.1Stock Awards. The Committee may, in its discretion, grant Stock Awards to such employees as may be selected by the Committee. The Agreement relating to a Stock Award shall specify the number of shares of Common Stock or Restricted Stock Units subject to the award, the Restriction Period or Performance Period (if any) applicable to the award, the Performance Measures (if any) applicable to the award and whether the Stock Award is a Bonus Stock Award, Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award. A grant of a Stock Award may be made to an employee upon the attainment of Performance Measures or for any other reason. Stock Awards shall be subject to the terms and conditions set forth in this Article V and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

5.2Terms of Stock Awards. (a)    Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award or a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, (i) for the vesting of the shares of Common Stock subject to such Restricted Stock Award or the vesting of such Restricted Stock Unit Award upon either (w) the attainment of specified Performance Measures (if any) during the specified Performance Period or (x) the award recipient’s continuous period of employment with an Employer during the specified Restriction Period, and (ii) for the forfeiture of the shares of Common Stock subject to such Restricted Stock Award or the forfeiture of such Restricted Stock Unit Award (y) if specified Performance Measures (if any) are not attained during the specified Performance Period or (z) if the award recipient terminates such employment during the specified Restriction Period.

(b)Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the award recipient shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends or other distributions and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a dividend or distribution with respect to shares of Common Stock subject to a Restricted Stock Award, including a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the Common Stock with respect to which such dividend or distribution was made.

(c)Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award (i) shall specify whether such award may be settled in Common Stock or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the Common Stock subject to such award. Any dividend equivalents with respect to Restricted Stock Units shall be subject to the same vesting conditions as such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award in Common Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the Common Stock subject to such award.

(d)Custody and Delivery of Common Stock. During the Restriction Period, at the Company’s sole discretion, the shares of Restricted Stock either (i) shall be held by a custodian in book entry form, with the restrictions on the shares duly noted, or (ii) shall be represented by a certificate or certificates registered in the award recipient’s name, which may bear a legend, in addition to any legend which may be required pursuant to Section 8.7, indicating that the ownership of the shares represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the Agreement relating to the Restricted Stock Award. Any such certificates shall be deposited with the Company or its agent, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, that would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any Restriction Period and the satisfaction of any Performance Measures applicable to a Restricted Stock Award, subject to the employee’s timely payment of any taxes in accordance with Section 8.6, the restrictions shall be removed from the requisite number of shares of Common Stock that are held in book entry form or, alternatively, certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award. Upon settlement of a Restricted Stock Unit Award in Common Stock or upon the grant of a Bonus Stock Award, in each case subject to the employee’s timely payment of any taxes in accordance with Section 8.6, the Common Stock subject to such Restricted Stock Unit Award or Bonus Stock Award shall be issued in book entry form or, alternatively, in a certificate or certificates registered in the award recipient’s name.

5.3Other Stock Awards.  Subject to the limitations set forth in the Plan, the Committee is authorized to grant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, including without limitation dividend equivalents, deferred stock units, stock purchase rights and shares of Common Stock issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee.  The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any distribution, dividend or dividend equivalents with respect to Other Stock Awards shall be subject to the same vesting conditions as the underlying awards. Prior to the settlement of an Other Stock Award in Common Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the Common Stock subject to such award.

5.4Termination of Employment. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award, or any forfeiture and cancellation of such award upon an employee’s termination of employment with an Employer, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in an Agreement. Notwithstanding the foregoing, if an award recipient ceases to be employed by an Employer or an Affiliate on account of such award recipient’s negligence or willful misconduct, in each case as determined by the Company in its sole discretion, then the Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award shall terminate immediately upon such termination of employment.

ARTICLE VI

PERFORMANCE SHARE AWARDS

6.1Performance Share Awards. The Committee may, in its discretion, grant Performance Share Awards to such employees as may be selected by the Committee. Performance Share Awards shall be subject to the terms and conditions set forth in this Article VI and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

(a)Number of Performance Shares, Performance Measures and Performance Period. The number of Performance Shares subject to a Performance Share Award and the Performance Measures and Performance Period applicable to such award shall be determined by the Committee.

(b)Vesting and Forfeiture. The Agreement relating to a Performance Share Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, for the vesting of such award upon the attainment of specified Performance Measures during the specified Performance Period, and for the forfeiture of such award if specified Performance Measures are not attained during the specified Performance Period.

(c)Settlement of Vested Performance Share Awards. The Agreement relating to a Performance Share Award (i) shall specify whether such award may be settled in Common Stock (including shares of Restricted Stock) or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the Common Stock subject to such award. Any dividend equivalents with respect to Performance Share Awards shall be subject to the same restrictions as such Performance Share Awards. If a Performance Share Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be held by a custodian in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 5.2(d), and the holder of such shares of Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 5.2(b). Prior to the settlement of a Performance Share Award in Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the Common Stock subject to such award.

6.2Termination of Employment. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Share Award, or any forfeiture and cancellation of such award, upon an employee’s termination of employment with an Employer, whether by reason of disability, retirement, death, or any other reason, shall be determined by the Committee and set forth in an Agreement. Notwithstanding the foregoing, if an award recipient ceases to be employed by an Employer or Affiliate on account of such award recipient’s negligence or willful misconduct, in each case as determined by the Company in its sole discretion, then the Performance Share Award shall terminate immediately upon such termination of employment.

ARTICLE VII

DEFERRED COMPENSATION ACCOUNTS
AND EMPLOYER MATCH AWARDS

7.1Annual Bonus Deferral. The Committee may, in its discretion, permit an employee selected by the Committee to make an irrevocable election (i) not to receive currently any whole percentage of his or her gross annual bonus payment for a Bonus Year and (ii) to have an amount equal to such percentage credited to the employee’s Deferred Compensation Account (such election, a “deferral election”). An employee’s deferral election shall be made on or before the last day of the calendar year immediately preceding the Bonus Year. Notwithstanding the preceding sentence, if permitted by the Company, a Newly Eligible Employee may make a deferral election with respect to a Bonus Year within thirty (30) days following the date that the employee becomes eligible; provided, however, that such deferral election shall apply solely to that portion of the Newly Eligible Employee’s annual bonus equal to the total annual bonus multiplied by the ratio of the number of days remaining in the Bonus Year after the date of the deferral election over the total number of days in the Bonus Year. Annual bonus amounts credited to the employee’s Deferred Compensation Account pursuant to this Section 7.1 (as adjusted for deemed investment returns pursuant to Section 7.3) shall be 100% vested at all times, and shall be subject to the terms and conditions set forth in this Article VII and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

7.1Employer Match Award. (a) In General. At the time the Committee selects an employee for participation in this Article VII pursuant to Section 7.1, the Committee may also decide that such an employee is eligible for an Employer Match Award. Employer Match Awards shall be subject to the terms and conditions set forth in this Article VII and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable. If the Committee determines that an Employer Match Award shall be granted, as of the date on which an amount (the “deferred amount”) is credited to an employee’s Deferred Compensation Account pursuant to Section 7.1, there also shall be credited to the employee’s Deferred Compensation Account an Employer Match Award equal to a percentage of such deferred amount specified by the Committee not in excess of 33⅓%.

(b)Vesting of Employer Match Award. One-third of the Employer Match Award so credited to the employee’s Deferred Compensation Account pursuant to this Section 7.2 (as adjusted for deemed investment returns pursuant to Section 7.3) shall become nonforfeitable on each of the first three annual anniversaries of the last day of the Bonus Year, provided that the employee remains continuously employed by an Employer or an Affiliate until such date and the related annual bonus amount credited to his or her Deferred Compensation Account has not been withdrawn or distributed before such date; provided further, however, that if the employee terminates employment by reason of his or her Disability, Retirement or death, all Employer Match Awards (as adjusted for deemed investment returns pursuant to Section 7.3) credited to the employee’s Deferred Compensation Account, to the extent not forfeited previously, shall become nonforfeitable as of the date of such termination of employment. Any Employer Match Award (as adjusted for deemed investment returns pursuant to Section 7.3) that is forfeitable as of the date that the employee terminates employment, or as of the date that the related annual bonus amount is withdrawn or distributed, shall be forfeited as of the date of such termination, withdrawal or distribution. Notwithstanding the foregoing provisions of this Section 7.2(b) or any other provision herein to the contrary, if an employee terminates employment on account of such employee’s negligence or willful misconduct, in each case as determined by the Company in its sole discretion, then any Employer Match Award (as adjusted for deemed investment returns pursuant to Section 7.3) shall be forfeited immediately upon such employee’s termination. Any Employer Match Awards and any deemed investment returns credited to an employee’s Deferred Compensation Account shall be an expense allocated to the employee’s Employer for the related Bonus Year.
7.3Deemed Investment of Deferred Compensation Account. Amounts credited to an employee’s Deferred Compensation Account pursuant to Sections 7.1 and 7.2 shall be deemed to be invested in whole and fractional shares of Common Stock at the Fair Market Value thereof on the date as of which the amount is credited to the Deferred Compensation Account.
7.4Payment of Deferred Compensation Account. An employee’s Distributable Balance shall be paid in a lump sum during the seventh calendar month following the calendar month during which the employee terminates employment; provided, however, that an employee may irrevocably elect, at the time that the employee makes the deferral election pursuant to Section 7.1, to receive the applicable portion of the employee’s Distributable Balance in a lump sum at an earlier date specified by the employee that is at least three calendar years after the calendar year during which the employee’s deferral election is made. All payments of deferred compensation hereunder will be made in whole shares of Common Stock, and cash equal to the Fair Market Value of any fractional share. Notwithstanding the foregoing, if an employee dies before the employee’s entire Distributable Balance has been paid, then no later than December 31 of the calendar year following the calendar year of the employee’s death the Company shall pay the unpaid Distributable Balance to the employee’s beneficiary designated pursuant to Section 8.4.
7.5Unforeseeable Emergency Withdrawals. Upon written request by an employee (other than an employee who has terminated employment) whom the Committee determines has suffered an Unforeseeable Emergency, the Committee may direct payment to the employee of all or any portion of the employee’s Distributable Balance. An employee who has terminated employment shall not be eligible to receive a withdrawal hereunder due to Unforeseeable Emergency. The circumstances that shall constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any event, payment shall not exceed an amount reasonably necessary to satisfy such emergency plus amounts necessary to pay taxes and penalties reasonably anticipated as a result of such payment after taking into account the extent to which such emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the employee’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under any Account Balance Plan. In the event that the Committee approves a withdrawal of all or a portion of the employee’s Distributable Balance due to an Unforeseeable Emergency, payment shall be made to the employee in a lump sum as soon as practicable following such approval, but in no event later than sixty (60) days after the occurrence of the Unforeseeable Emergency.
If an employee receives, either hereunder or from any other nonqualified deferred compensation arrangement maintained by an Employer or Affiliate, a withdrawal on account of the employee’s Unforeseeable Emergency, any deferral election by the employee in effect under this Article VII shall be cancelled, effective as of the date of such withdrawal.

ARTICLE VIII

GENERAL

8.1Effective Date and Term of Plan. The Plan shall be submitted to the stockholders of the Company for approval at the Company’s 2020 annual meeting of stockholders. If the Plan is approved, the Plan shall become effective as of the date on which the Plan was approved by stockholders. If the Plan is not approved, then the Plan and any awards hereunder shall be void and of no effect. The Plan shall terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination.

Awards hereunder may be made at any time prior to the termination of the Plan, provided that no Incentive Stock Option may be granted later than ten years after the date on which the Plan was approved by the Board.

8.2Amendment. The Board may amend the Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the principal stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the prohibition on repricing set forth in Section 4.4; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

8.3Agreement. Each award granted under the Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and, to the extent required by the Company, either executed by the recipient or accepted by the recipient by electronic means approved by the Company. Upon such execution, or execution and electronic acceptance, and delivery of the Agreement to the Company within the period specified by the Company, such award shall be effective as of the effective date set forth in the Agreement.

8.4Designation of Beneficiaries. Each employee may designate a beneficiary or beneficiaries (both primary and contingent) in the event of the employee’s death with respect to his or her awards and his or her Deferred Compensation Account by executing and filing with the Company during his or her lifetime a beneficiary designation in such form as prescribed by the Company. The employee may change or revoke any such designation by executing and filing with the Company during his or her lifetime a new beneficiary designation in such form as prescribed by the Company. The spouse of a married employee domiciled in a community property jurisdiction shall join in any designation of a primary beneficiary other than such spouse. To the extent that an outstanding Stock Option or SAR is exercisable, upon the employee’s death such beneficiary or beneficiaries shall be entitled to exercise such Stock Option or SAR pursuant to procedures established by the Company. If all designated beneficiaries predecease the employee, and if each corporation, partnership, trust or other entity which is a designated beneficiary is terminated, dissolved, becomes insolvent, or is adjudicated bankrupt prior to the date of the employee’s death, or if the employee fails to designate a beneficiary, then the following Persons in the order set forth below shall be the designated beneficiary or designated beneficiaries of such employee:

i)the employee’s spouse, if living; or if none,

ii)the employee’s then living descendants, per stirpes; or if none,

iii)the employee’s estate.

8.5Transferability. No Incentive Stock Option shall be transferable other than to a beneficiary determined pursuant to Section 8.4 and effective on the recipient’s death. No Restricted Stock Unit Award, Performance Share Award, Other Stock Award or Deferred Compensation Account shall be transferable other than (a) to a beneficiary determined pursuant to Section 8.4 and effective on the recipient’s death or (b) pursuant to a court order entered in connection with a dissolution of marriage or child support. No other award under the Plan shall be transferable other than (a) to a beneficiary determined pursuant to Section 8.4 and effective on the recipient’s death, (b) pursuant to a court order entered in connection with a dissolution of marriage or child support, or (c) to the extent permitted under (i) securities laws relating to the registration of securities subject to employee benefit plans and (ii) the Agreement evidencing the grant of such award, by gift to a Permitted Transferee. Except as permitted by the preceding provisions of this Section 8.5, no award under the Plan or Deferred Compensation Account balance may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any such attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award or Deferred Compensation Account balance, such award and all rights thereunder shall immediately become null and void and any Employer Match Awards credited to such Deferred Compensation Account shall immediately be forfeited.

8.6Tax Withholding. Prior to (i) the issuance or delivery of any shares of Common Stock pursuant to an award made hereunder, (ii) the payment of any cash pursuant to an award made hereunder or (iii) any distribution from an employee’s Deferred Compensation Account, the Company shall have the right to require payment by the holder of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award or distribution. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to the holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award or account (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to the holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously-owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable, in either case equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of a Stock Option, a cash payment by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable Internal Revenue Service withholding rules). Unless other arrangements have been made to the Company’s satisfaction, any fraction of a share of Common Stock which would be required to satisfy the aggregate of such tax withholding obligation and the purchase price with respect to the award, if any, shall be disregarded and the remaining amount due shall be paid in cash by the holder. No share of Common Stock shall be delivered until the withholding taxes thereon have been paid (or arrangement has been made for such payment to the Company’s satisfaction).

8.7Restrictions on Shares. Each award granted hereunder shall be subject to the requirement that if at any time the Company determines that it is necessary or desirable as a condition of or in connection with the delivery of shares pursuant to such award (i) to list, register or qualify the shares of Common Stock subject to such award upon any securities exchange or under any law, (ii) to obtain the consent or approval of any governmental body, or (iii) to take any other action, such shares shall not be delivered unless the listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

8.8Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the Plan, the maximum aggregate number of securities that may be issued under the Plan in connection with Incentive Stock Options, the maximum aggregate number of securities that may be issued under the Plan in connection with Bonus Stock Awards, the terms of each outstanding Stock Option and SAR (including the number and class of securities subject thereto and the purchase price or base price per share), the terms of each outstanding Stock Award or Performance Share Award (including the number and class of securities subject thereto), and the number and class of securities deemed to be held in each Deferred Compensation Account shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Stock Options and SARs in accordance with section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

8.9Change in Control. (a) Notwithstanding any other provision of the Plan or any provision of any Agreement, in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may in its discretion, but shall not be required to, make such adjustments to outstanding awards hereunder as it deems appropriate, including, without limitation:

(1)
(i) causing some or all outstanding Stock Options and SARs to become exercisable in full, either immediately or upon a subsequent termination of employment; (ii) causing some or all outstanding Restricted Stock Awards to become nonforfeitable and the Restriction Periods applicable to some or all outstanding Restricted Stock Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iii) causing some or all outstanding Restricted Stock Unit Awards to become nonforfeitable, and to the extent permissible under section 409A of the Code, causing the Restriction Periods applicable to some or all outstanding Restricted Stock Unit Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iv) causing some or all outstanding Performance Share Awards to become nonforfeitable, and to the extent permissible under section 409A of the Code, causing the Performance Periods applicable to some or all outstanding Performance Share Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (v) causing some or all outstanding Other Stock Awards to become nonforfeitable, and to the extent permissible under section 409A of the Code, causing the Restriction Periods applicable to some or all outstanding Other Stock Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (vi) causing the Performance Measures applicable to some or all outstanding Performance Share Awards, Restricted Stock Awards, Restricted Stock Unit Awards or Other Stock Awards (if any) to be deemed to be satisfied at the target, maximum or any other level, as determined by the Board (as constituted prior to such Change in Control), either immediately or upon a subsequent termination of employment; and (vii) causing some or all amounts deemed to be held in Deferred Compensation Accounts to become nonforfeitable, either immediately or upon a subsequent termination of employment; and/or

(2)
substituting for some or all of the Common Stock available under the Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of such Common Stock shall be converted pursuant to such Change in Control, with an appropriate and equitable adjustment to such award as determined by the Board (as constituted prior to such Change in Control) in accordance with the methodology set forth in Section 8.8; and/or

(3)
requiring that outstanding awards, in whole or in part, be surrendered to the Company by the holder, and be immediately cancelled by the Company, and providing for the holder to receive (i) a cash payment in an amount equal to (A) in the case of a Stock Option or an SAR, the number of shares of Common Stock then subject to the portion of such Stock Option or SAR surrendered, to the extent such Stock Option or SAR is then exercisable or becomes exercisable pursuant to this Section 8.9(a), multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such Stock Option or SAR, (B) in the case of a Stock Award, the number of shares of Common Stock or Restricted Stock Units, as the case may be, then subject to the portion of such award surrendered, to the extent the Restriction Period and Performance Period, if any, applicable to such Stock Award has lapsed or will lapse pursuant to this Section 8.9(a) and to the extent that the Performance Measures, if any, have been satisfied or are deemed satisfied pursuant to this Section 8.9(a), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, (C) in the case of a Performance Share Award, the number of shares of Common Stock then subject to the portion of such award surrendered, to the extent the Performance Period applicable to such award has lapsed or will lapse pursuant to this Section 8.9(a) and to the extent that the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to this Section 8.9(a), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (D) in the case of a Deferred Compensation Account, the number of shares of Common Stock then subject to the portion of such account surrendered, to the extent such Deferred Compensation Account is then nonforfeitable or becomes nonforfeitable pursuant to this Section 8.9(a), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control; (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above. In the event of a payment or issuance pursuant to this Section 8.9(a)(3) with respect to a Deferred Compensation Account, such payment or issuance shall be made at the time that the account would have been paid if a Change in Control had not occurred.

(b)For purposes of the Plan, “Change in Control” shall mean:

(1)the acquisition by any Person, including any “person” within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of the then outstanding securities of the Company (the “Outstanding Voting Securities”) (x) having sufficient voting power of all classes of capital stock of the Company to elect at least 50% or more of the members of the Board or (y) having 50% or more of the combined voting power of the Outstanding Voting Securities entitled to vote generally on matters (without regard to the election of directors), excluding, however, the following: (i) any acquisition directly from the Company or an Affiliate (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from the Company or an Affiliate), (ii) any acquisition by the Company or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 8.9(b), or (v) any acquisition by the following Persons: (A) LeRoy T. Carlson or his spouse, (B) any child of LeRoy T. Carlson or the spouse of any such child, (C) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (D) the estate of any of the Persons described in clauses (A)-(C), (E) any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar Persons) provided that all of the current beneficiaries of such trust or similar arrangement are Persons described in clauses (A)-(C) or their lineal descendants, or (F) the voting trust which expires on June 30, 2035, or any successor to such voting trust, including the trustees of such voting trust on behalf of such voting trust (all such Persons, collectively, the “Exempted Persons”);

(2)individuals who, as of March 19, 2020, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company after March 19, 2020 whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board;

(3)consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the Persons who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, (x) sufficient voting power to elect at least a majority of the members of the board of directors of the corporation resulting from the Corporate Transaction and (y) more than 50% of the combined voting power of the outstanding securities which are entitled to vote generally on matters (without regard to the election of directors) of the corporation resulting from such Corporate Transaction (including in each of clauses (x) and (y), without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Company or all or substantially all of the Company’s assets), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction, (ii) no Person (other than the following Persons: (v) the Company or an Affiliate, (w) any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (x) the corporation resulting from such Corporate Transaction, (y) the Exempted Persons, and (z) any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Voting Securities) will beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors) and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4)approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

8.10Forfeiture of Award upon Competition, Misappropriation of Confidential Information, Solicitation or Disparagement. Notwithstanding any other provision herein, on the date on which an award recipient (a) enters into competition with the Employers or an Affiliate, (b) misappropriates confidential information of the Employers or an Affiliate, (c) engages in Solicitation or (d) engages in Disparagement, in each case as determined by the Company in its sole discretion, any Stock Option, SAR, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award or Other Stock Award then held by the award recipient (or a Permitted Transferee thereof) shall be forfeited and any balance credited to the award recipient’s Deferred Compensation Account attributable to Employer Match Awards shall be forfeited, in each case regardless of whether such award or account balance would otherwise be nonforfeitable. In such event, the Company also shall be entitled to such other recourse as set forth in the Agreement and/or permitted under applicable law.

For purposes of the preceding paragraph, an award recipient shall be treated as entering into competition with the Employers or an Affiliate if such award recipient, directly or indirectly, individually or in conjunction with any Person, during the award recipient’s employment with the Employers and the Affiliates and for the twelve months after the termination of that employment for any reason, other than on any Employer’s or any Affiliate’s behalf (i) has contact with any customer of an Employer or an Affiliate or with any prospective customer which has been contacted or solicited by or on behalf of an Employer or an Affiliate for the purpose of soliciting or selling to such customer or prospective customer the same or a similar (such that it could substitute for) product or service provided by an Employer or an Affiliate during the award recipient’s employment with the Employers and the Affiliates; or (ii) becomes employed in the business or engages in the business of providing wireless, telephone, broadband or information technology products or services in any county or county contiguous to a county in which an Employer or Affiliate provided such products or services during the award recipient’s employment with the Employers and the Affiliates or had plans to do so within the twelve month period immediately following the award recipient’s termination of employment.

An award recipient shall be treated as misappropriating confidential information of the Employers or an Affiliate if such award recipient (i) uses confidential information (as defined below) for the benefit of anyone other than the Employer or such Affiliate, as the case may be, or discloses the confidential information to anyone not authorized by the Employers or such Affiliate, as the case may be, to receive such information, (ii) upon termination of employment, makes any summaries of, takes any notes with respect to, or memorizes any confidential information or takes any confidential information or reproductions thereof from the facilities of the Employers or an Affiliate, or (iii) upon termination of employment or upon the request of the Employers or an Affiliate, fails to return all confidential information then in the award recipient’s possession. For the avoidance of doubt, misappropriation of confidential information does not include disclosure of confidential information to a governmental regulatory agency, such as the U.S. Securities and Exchange Commission, provided that the award recipient informs the agency that the Employers and/or Affiliates deem the information to be confidential. “Confidential information” shall mean any confidential and proprietary drawings, reports, sales and training manuals, customer lists, computer programs, and other material embodying trade secrets or confidential technical, business, or financial information of the Employers or an Affiliate.
An award recipient shall be treated as engaging in “Solicitation” if the award recipient, directly or indirectly, individually or in conjunction with any Person, during the award recipient’s employment with the Employers and the Affiliates and for the twelve months after the termination of that employment for any reason, other than on any Employer’s or any Affiliate’s behalf, solicits, induces or encourages (or attempts to solicit, induce or encourage) any individual away from any Employer’s or any Affiliate’s employ or from the faithful discharge of such individual’s contractual and fiduciary obligations to serve the Employers’ and Affiliates’ interests with undivided loyalty.
An award recipient shall be treated as engaging in “Disparagement” if the award recipient has made a material statement (whether oral, written or electronic) to any Person other than to an officer of an Employer or an Affiliate that disparages or demeans the Employers, any Affiliate, or any of their respective owners, directors, officers, employees, products or services. For the avoidance of doubt, “Disparagement” does not include making truthful statements to any governmental regulatory agency or to testimony in any legal proceeding.
8.11Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of section 409A of the Code.

8.12No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no Person shall have any right to participate in the Plan. Neither the Plan nor any award granted hereunder shall confer upon any individual any right to continued employment by or service with the Company or any of its subsidiaries or affiliates or affect in any manner the right of the Company or any of its subsidiaries or affiliates to terminate the employment or service of any individual at any time without liability hereunder.

8.13Rights as Stockholder. No Person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity securities of the Company that are subject to an award granted hereunder unless and until such Person becomes a stockholder of record with respect to such shares of Common Stock or equity securities.

8.14Governing Law. The Plan, each award granted hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

8.15Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

8.16Awards Subject to Clawback. The awards granted under the Plan and any cash payment or shares of Common Stock delivered pursuant to such an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

8.17Compliance with Section 409A of the Code. It is intended that the Plan be exempt from the requirements of section 409A of the Code to the maximum extent possible. To the extent the Plan is subject to the requirements of section 409A of the Code, it is intended that the Plan comply with such requirements to the maximum extent possible. The Plan shall be administered and interpreted in a manner consistent with this intent. Notwithstanding the foregoing, no particular tax result for an employee with respect to any income recognized by the employee in connection with the Plan is guaranteed under the Plan, and the employee solely shall be responsible for any taxes, interest, penalties or other amounts imposed on the employee in connection with the Plan.

If an award under the Plan is subject to Section 409A of the Code, a termination of employment for purposes of any provision of the Plan or an Agreement providing for the payment of any amounts upon or following termination of employment with respect to such award shall be deemed to mean a Separation from Service.

TDS®

VOTE

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Your vote matters – here's how to vote!

You may vote online instead of mailing this card.

Votes submitted electronically must be received by May 21, 2020 at 1:00 A.M., Central Time. Internet voting for shares underlying units held in your 401(k) Plan must be received by May 19, 2020 at 1:00 A.M., Central Time.

Online
Go to **www.investorvote.com/TDS**
or scan the QR code — login details are located in the shaded bar below.

Save paper, time and money!
Sign up for electronic delivery at
www.investorvote.com/TDS

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card - Common

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends you vote FOR the following proposals (1 - 4):

1. Election of Directors:

	For	Withhold
01 - C. A. Davis	☐	☐
02 - G. W. Off	☐	☐
03 - W. Oosterman	☐	☐
04 - G. L. Sugarman	☐	☐

	For	Against	Abstain
2. Ratify Accountants for 2020	☐	☐	☐
3. Approve TDS 2020 Long-Term Incentive Plan	☐	☐	☐
4. Advisory vote to approve executive compensation	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
5. Shareholder proposal to recapitalize TDS' outstanding stock to have an equal vote per share.	☐	☐	☐

6. In accordance with their discretion, to vote upon all other matters that may properly come before the Annual Meeting and any postponement, adjournment or recess thereof, including matters incidental to the conduct of the meeting, to the extent permitted by Rule 14a – 4(c) under the Securities Exchange Act of 1934, as amended.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1UPX 457758

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

038ILC

The proxy statement and annual report are available at investors.tdsinc.com/proxy/

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/TDS

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TELEPHONE AND DATA SYSTEMS, INC.

Annual Meeting of Shareholders
May 21, 2020 9:00 A.M.
This proxy for Common Shares is solicited by the Board of Directors

The undersigned hereby appoints Walter C.D. Carlson and LeRoy T. Carlson, Jr., or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2020 Annual Meeting of the Shareholders of Telephone and Data Systems, Inc., to be held on Thursday, May 21, 2020, or at any postponement, adjournment or recess thereof, as set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby revokes any and all other proxies heretofore given by the undersigned to vote at such 2020 Annual Meeting of Shareholders and any postponement, adjournment or recess thereof.

The Board of Directors unanimously recommends a vote "FOR" its nominees in Proposal 1, "FOR" Proposals 2, 3 and 4, and "AGAINST" Proposal 5.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" the nominees in Proposal 1, "FOR" Proposals 2, 3 and 4, and "AGAINST" Proposal 5 (which has been proposed by a shareholder). Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that the shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope.

If "401K" is indicated next to the share amount on the reverse side, this is a ballot for instructing The Northern Trust Company, the trustee of the 401(k) Plan ("Trustee") how to vote the shares of Telephone and Data Systems, Inc. stock underlying units allocated to your Tax-Deferred Savings Plan ("401(k) Plan") account. Indicate your voting instructions for the proposal on the ballot, sign and date it, and return it in the envelope provided. Your ballot must be received on or before May 18, 2020 in order to be counted. Internet voting for shares underlying units held in your 401(k) Plan will be available until 1:00 A.M. central time on May 19, 2020. Your voting instructions will be kept confidential. If you properly sign and return your ballot, The Northern Trust Company, as Trustee of the 401(k) Plan, will vote your shares according to your instructions, except as otherwise provided in accordance with applicable law or the 401(k) Plan's governing documents. If this voting instruction card is not properly completed and signed, or if it is not timely received by the designated tabulator, shares underlying units allocated to your account for the 401(k) Plan will be voted as directed by the Investment Management Committee for the 401(k) Plan, which shall act in the best interests of the Plan participants.

(Continued and to be signed on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.

TDS®

VOTE

000004

ENDORSEMENT_LINE______________ SACKPACK____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Your vote matters – here's how to vote!

You may vote online instead of mailing this card.

Votes submitted electronically must be received by May 21, 2020 at 1:00 A.M., Central Time.

Online
Go to **www.investorvote.com/TDS**
or scan the QR code — login details are located in the shaded bar below.

Save paper, time and money!
Sign up for electronic delivery at www.investorvote.com/TDS

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card - Series A Common

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends you vote FOR the following proposals (1 - 4):

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - J. W. Butman	☐	☐	02 - L. T. Carlson, Jr.	☐	☐	03 - L. G. Carlson	☐	☐
04 - P. E. Carlson	☐	☐	05 - W. C. D. Carlson	☐	☐	06 - K. D. Dixon	☐	☐
07 - K. R. Meyers	☐	☐	08 - C. D. O'Leary	☐	☐			

	For	Against	Abstain
2. Ratify Accountants for 2020	☐	☐	☐
3. Approve TDS 2020 Long-Term Incentive Plan	☐	☐	☐
4. Advisory vote to approve executive compensation	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
5. Shareholder proposal to recapitalize TDS' outstanding stock to have an equal vote per share.	☐	☐	☐

6. In accordance with their discretion, to vote upon all other matters that may properly come before the Annual Meeting and any postponement, adjournment or recess thereof, including matters incidental to the conduct of the meeting, to the extent permitted by Rule 14a - 4(c) under the Securities Exchange Act of 1934, as amended.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 4 5 7 7 5 8

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

038IND

The proxy statement and annual report are available at investors.tdsinc.com/proxy/

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/TDS

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — TELEPHONE AND DATA SYSTEMS, INC.

Proxy for Series A Common Shares Solicited on Behalf of the Board of Directors for the Annual Meeting of the Shareholders of TELEPHONE AND DATA SYSTEMS, INC.
To Be Held May 21, 2020

The undersigned hereby appoints Walter C.D. Carlson and LeRoy T. Carlson, Jr., or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Series A Common Shares that the undersigned would be entitled to vote if then personally present at the 2020 Annual Meeting of the Shareholders of Telephone and Data Systems, Inc., to be held on Thursday, May 21, 2020, or at any postponement, adjournment or recess thereof, as set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby revokes any and all other proxies heretofore given by the undersigned to vote at such 2020 Annual Meeting of Shareholders and any postponement, adjournment or recess thereof.

The Board of Directors unanimously recommends a vote "FOR" its nominees in Proposal 1, "FOR" Proposals 2, 3 and 4, and "AGAINST" Proposal 5.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" the nominees in Proposal 1, "FOR" Proposals 2, 3 and 4, and "AGAINST" Proposal 5 (which has been proposed by a shareholder).

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope addressed to Telephone and Data Systems, Inc., c/o Computershare Trust Company, N.A.

(Continued and to be signed on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.